As filed with the U.S. Securities and Exchange Commission on October 12, 2021.

Registration No. 333-257398

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CHINA HGS REAL ESTATE INC.

(Exact name of registrant as specified in its charter)

Florida	33-0961490
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

6 Xinghan Road, 19th Floor, Hanzhong City

Shaanxi Province, PRC 723000

(Address of principal executive offices, including zip code)

Registrant’s phone number, including area code

+(86) 091-62622612

Xiaojun Zhu

Chief Executive Officer

6 Xinghan Road, 19th Floor, Hanzhong City

Shaanxi Province, PRC 723000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central Hong Kong SAR Tel: +852.3923.1111 Fax: +852.3923.1100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(2)(3)
Shares of common stock, par value $0.001 per share	3,092,114	$2.13		$6,586,202.82	$718.55
Total			$		$718.55

(1)	Represents the maximum number of shares of common stock offered by the selling stockholder named in this registration statement.

(2)	Amount of registration fee is calculated based on proposed maximum aggregate offering price multiplied by 0.0000927 based on the filing fee rate issued by the Securities and Exchange Commission for the period between October 1, 2021 and September 30, 2022.

(3)	Previously Paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2021

PRELIMINARY PROSPECTUS

CHINA HGS REAL ESTATE INC.

3,092,114 Shares of Common Stock

This prospectus relates to the resale from time to time of an aggregate of 3,092,114 common stocks (the “Common Stock”). The Common Stock was issued to Shaanxi Tianhao Construction Engineer Co., Ltd (the “Selling Stockholder”) in connection with an Equity Acquisition Agreement (the “Equity Acquisition Agreement”) completed on March 24, 2021 (the “March Equity Acquisition Transaction”), whereby the Company allotted and issued the Common Stock to the Selling Stockholder in exchange to settle its accounts payable balance with the Selling Stockholder. We are registering for resale the Common Stock issued pursuant to the Equity Acquisition Agreement that we entered into with the Selling Stockholder.

As of the date of this prospectus, our common stock is listed on the NASDAQ Capital Market under the symbol “HGSH”. On September 28, 2021, the closing sale prices of our common stocks was $1.52.

China HGS Real Estate Inc. is incorporated under the laws of the State of Florida. As a holding company with no material operations of our own, we conduct our operations in China through our variable interest entity, Shaanxi Guangsha Investment and Development Group Co., Ltd., or Guangsha. Unless otherwise stated, as used in this prospectus supplement, “we,” “us,” “our company,” “our,” or “China HGS” refers to China HGS Real Estate Inc., its subsidiaries, and, in the context of describing our operations and consolidated financial information, our variable interest entities in China, including Guangsha, and its subsidiary.

This relates to the resale of the shares of common stock of an onshore holding company. You are not investing in Guangsha, our VIE. Neither we nor our subsidiaries own any share in Guangsha. Instead, we control and receive the economic benefits of Guangsha’s business operation through a series of contractual arrangements, or the VIE Agreements. Due to the indirect ownership in the our wholly-foreign owned entity (“WFOE”), Shaanxi HGS Management and Consulting Co., Ltd. or Shaanxi HGS and the VIE Agreements, we, through Shaanxi HGS, are regarded as the primary beneficiary of the VIE, Guangsha. The VIE Structure is used to generally provide control and economic benefit with respect to foreign investment in Chinese-based companies where Chinese law prohibits direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese operating entities.. For an overview of the VIE structure, see “Corporate History and Structure” on page .

Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of companies within certain industries, and regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. Our VIE Agreements may not be effective in providing control over Guangsha. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations. If the Chinse regulatory authorities disallow this VIE structure in the future, it will likely result in a material change in our financial performance and our results of operations and/or the value of our common stock, which could cause the value of such securities to significantly decline or become worthless. For a detailed description of the risks relating to our VIE structure, doing business in the PRC, and the offering as a result of the structure, see “Risk Factors - Risks Relating to Our Corporate Structure,” “Risk Factors - Risks Relating to the Residential Property Industry and primary operation in China” and “Risk Factors – Risks Relating to this Offering,” beginning on page .

Additionally, we are subject to certain legal and operational risks associated with our VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our VIE’s operations, significant depreciation of the value of our common stock, or a complete hinderance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange.

Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2021.

You should rely only on information contained in this prospectus. We have not, and the selling stockholder have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor the selling stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, without limitation, in the sections captioned “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Plan of Operations”, and “Business”. Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our ability to sustain our project development

•	our ability to obtain additional land use rights at favorable prices;

•	the market for real estate in Tier 3 and 4 cities and counties;

•	our ability to obtain additional capital in future years to fund our planned expansion;

•	the possibility that COVID-19 may further adversely affect our results of operations, financial position and cash flows; or

•	economic, political, regulatory, legal and foreign exchange risks associated with our operations.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our securities, see “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

“Guangsha” means Shaanxi Guangsha Investment and Development Group Co., Ltd, a company with limited liability incorporated in China under the laws of the PRC in August 1995.

“HGS Investment” means China HGS Investment Inc., a corporation incorporated under the laws of the State of Delaware.

“Liangzhou Agreement” means the Liangzhou agreement that was entered between the Company and the Hanzhong local government in September 2013 on the Liangzhou Road reformation and expansion project.

“Liangzhou Road Projects” means the Liangzhou Agreement on the Liangzhou Road reformation and expansion project, whereby the Company is contracted to reform and expand the Liangzhou Road, a commercial street in downtown Hanzhong City, with a total length of 2,080 meters and width of 30 meters and to resettle the existing residents in the Liangzhou Road area.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau.

“Shaanxi HGS” means Shaanxi HGS Management and Consulting Co., Ltd., a wholly owned foreign entity incorporated under the laws of the People’s Republic of China on June 3, 2009.

“RMB” or “Renminbi” each refers to the legal currency of China.

“SEC” means the U.S. Securities and Exchange Commission.

“Tier 3 cities” means the categorization used by the Institute of Economics Chinese Academy of social sciences’ report on real estate Investment in PRC cities published,as amended.

“Tier 4 cities” means the categorization used by the Institute of Economics Chinese Academy of social sciences’ report on real estate Investment in PRC cities published,as amended

“U.S.” means the United States of America.

“we,” “our,” “us,” “the company,” “China HGS” and other similar terms refer to China HGS Real Estate Inc., a corporation incorporated under the laws of the State of Florida, which was incorporated in March 2001, and its consolidated subsidiaries.

The Company’s financial information is presented in U.S. dollars. The functional currency of the Company’s operating subsidiaries is RMB, the currency of the PRC. This prospectus contains translations of RMB into U.S. dollars in accordance with ASC 830-30 “Translation of Financial Statements”. The financial information is first prepared in RMB and then is translated into U.S. dollars at year-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in stockholders’ equity.

	For the nine months ended June 30, 2021	For the year ended September 30, 2020	For the year ended September 30, 2019
Period end RMB : USD exchange rate	6.4566	6.7896	7.1477
Period average RMB : USD exchange rate	6.5202	7.0056	6.8753

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision.

Overview

Our Company engages in real estate development, primarily in the construction and sale of residential apartments, car parks and commercial properties. We conduct all of our business in n mainland China. Shaanxi Guangsha Investment and Development Group Co., Ltd., or Guangsha, was founded by Mr. Xiaojun Zhu, our Chairman and Chief Executive Officer and commenced operations in 1995 in Hanzhong, a prefecture-level city in Shaanxi Province.

Currently, we are operating in Hanzhong, a prefecture-level city in Shaanxi Province, and Yang County, a county in Hanzhong. Our management has been focused on expanding our business in Tier 3 and Tier 4 cities and counties in China that we strategically select based on population and urbanization growth rates, general economic conditions and growth rates, income and purchasing power of resident consumers, anticipated demand for private residential properties, availability of future land supply and land prices, and governmental urban planning and development policies. Initially, these Tier 3 and Tier 4 cities and counties will be located in the Shaanxi province, China. We utilize a standardized and scalable model that emphasizes rapid asset turnover, efficient capital management and strict cost control. We plan to expand into strategically selected Tier 3 and Tier 4 cities and counties with real estate development potential in Shaanxi Province, and expect to benefit from rising demand for residential housing as a result of increasing income levels of consumers and growing populations in these cities and counties due to urbanization.

In September 2020, the Company started land leveling and construction process for the Oriental Garden Phase II and Liangzhou Mansion real estate properties in the Liangzhou Road related projects. The Company started the construction of the Liangzhou Road related projects, which consist of residential buildings, office buildings and commercial plaza, after the approval by the local government of the road. Upon completion, the Liangzhou Road related projects will become a new city center of Hanzhong city.

Our Property Development Operations

We have a systematic and standardized process of project development, which we implement through several well-defined phases. One critically significant portion of our process is the land acquisition process, which is segmented into three stages: (i) opportunity identification, (ii) initial planning and budgeting, and (iii) land use rights acquisition. The following diagram sets forth the key stages of our property development process.

LAND ACQUISITION PROCESS			Project planning and design	Project construction and Management	Pre-sale, sale and marketing	After-sale and delivery

Opportunity Identification	Initial Planning	Land Acquisition
-Strategic planning	-Feasibility study	-Financial assessment	-Outsource architectural and engineering design	-Outsource construction	-Pre-sale	-Delivery

-Geographic and market analysis	-Preliminary design	-Internal approval	-Design management	-Construction supervision	-Marketing	-Feedback collection

	-Project evaluation	-Bidding process	-Arrange financing	-Quality control	-Advertising
-Completion inspection
-Landscaping and fixture installation

Our Projects

Overview

We, through our VIE, develop the following three types of real estate projects, which may be developed in one or more phases:

•	multi-layer apartment buildings, which are typically six stories or less;

•	sub-high-rise apartment buildings, which are typically seven to 11 stories; and

•	high-rise apartment buildings, which are typically 12 to 33 stories.

At any one time, our projects (or phases of our projects) are in one of the following three stages:

•	completed projects, meaning properties for which construction has been completed;

•	properties under construction, meaning properties for which construction permits have been obtained but construction has not been completed; and

•	properties under planning, meaning properties for which we have entered into land grant contracts and are in the process of obtaining the required permits to begin construction.

All our projects located in Hanzhong City and Yang county. The projects located in Hangzhong city are: Mingzhu Beiyuan, Oriental Pearl Garden and Liangzhou Road related projects. In Yang County, our projects are Yangzhou Pearl Garden and Yangzhou Palace. Most projects are being developed in multiple phases.

Our Competitive Strength

We, through our VIE, believe the following strengths allow us to compete effectively:

Well Positioned to Capture Opportunities in Tier 3 and Tier 4 Cities and Counties.

With the increase in consumer disposable income and urbanization rates, a growing middle-income consumer market has emerged driving demand for affordable and high quality housing in many cities across northwest China. We focus on building large communities of modern, mid-sized residential properties for this market segment and have accumulated substantial knowledge and experience about the residential preferences and demands of mid-income customers. We believe we can leverage our experience to capture the growth opportunities in the markets.

Standardized and Scalable Business Model.

Our business model focuses on a standardized property development process designed for rapid asset turnover. We break up the overall process into well-defined stages and closely monitor costs and development schedules through each stage. These stages include (i) identifying land, (ii) pre-planning and budgeting, (iii) land acquisition, (iv) detailed project design, (v) construction management, (vi) pre-sales, sales and (vii) after-sale service. We commence pre-planning and budgeting prior to the land acquisition, which enables us to acquire land at costs that meet our pre-set investment targeted returns and to quickly begin the development process upon acquisition. Our enterprise resource planning enables us to collect and analyze information on a real-time basis throughout the entire property development process. We utilize our customer relationship management system to track customer profiles and sales to forecast future individual preferences and market demand.

Experienced Management Team Supported by Trained and Motivated Workforce.

Our CEO and founder, Mr. Xiaojun Zhu has over 20 years of experience in the real estate industry and has gained considerable strategic planning and business management expertise in the past decade. Further, our Director, Ms. Shenghui Luo, has over 20 years of experience in the real estate industry and has gained extensive understanding of the Company’s business since 1997. Our management and workforce are well-trained and motivated. Employees receive on-going training in their areas of specialization at our head office in Hanzhong.

Guangsha is also an “AAA Enterprise in Shaanxi Construction Industry” as recognized by the Credit Association of Agricultural Bank of China, Shaanxi Branch.

Our Strategy

Our, long term goal is to become, through our VIE, one of the leading residential property developers focused on China’s Tier 3 and Tier 4 cities and counties by implementing the following strategy:

Expand in Selected Tier 3 and Tier 4 Cities. We believe that Tier 3 and Tier 4 cities and counties present development opportunities that are well suited for our scalable business model of rapid asset turnover. Furthermore, Tier 3 and Tier 4 cities and counties currently tend to be in an early stage of market maturity and have fewer large national developers. We believe that the fragmented market and relative abundance of land supply in Tier 3 and Tier 4 cities, as compared to Tier 1 and Tier 2 cities, offer more opportunities for us to generate attractive margins. In addition, we also believe that our experience affords us the opportunity to emerge as a leading developer in these markets. Currently, our strategy is to focus on the cities around Hangzhong city. However, in the near future, depending on market conditions and our growth plan, we plan to enter into other Tier 3 and Tier 4 cities that have:

•	Increasing urbanization rates and population growth;

•	High economic growth and increasing individual income; and

•	Sustainable land supply for future developments.

We plan to continue to closely monitor our capital and cash positions and carefully manage our cost for land use rights, construction costs and operating expenses. We believe that we will be able to use our working capital more efficiently by adhering to prudent cost management, which will help to maintain our profit margins. When selecting a property project for development, we will continue to follow our established internal evaluation process, including utilizing the analysis and input of our experienced management team and choosing third-party contractors through a tender process open only to bids which meet our budgeted costs.

Competition

The real estate industry in China is highly competitive. In the Tier 3 and Tier 4 cities and counties that we focus on, the markets are relatively more fragmented than in the Tier 1 or Tier 2 cities. We compete primarily with regional property developers and an increasing number of large national property developers who have also started to enter these markets. Competitive factors include the geographical location of the projects, the types of products offered, brand recognition, price, designing and quality. In the regional markets in which we operate, our major competitors include regional real estate developers Wanbang Real Estate Development Co. Ltd., (“Wanbang”), Jingtai Real Estate Development Co. Ltd. (“Jingtai”) and Shaanxi Fenghui Real Estate Development Co. Ltd., (“Fenghui”) as well as other national real estate developers such as Evergrande Real Estate Group (“Evergrande”) who have also started their projects in these local markets.

Nationally, there are numerous national real estate developers that have real estate projects across China. There are many housing and land development companies listed on the Shanghai and Shenzhen Stock Exchanges. However, such companies usually undertake large scale projects and are unlikely to compete with the Company for business as the Company targets small to medium sized projects in Tier 3 and Tier 4 cities and counties.

In the regional market, the Company’s only direct competitor with meaningful market share in the market is Wanbang. This company generally undertakes medium and small-scale projects and focuses on development of commercial real estate properties, such as hotels and shopping centers.

The March Equity Acquisition Transaction

On March 24, 2021, we completed an equity acquisition transaction (the “March Equity Acquisition Transaction”) whereby the Company allotted and issued 3,092,114 common stock to the selling stockholder in exchange to settle its accounts payable balance with the selling stockholder. The selling stockholder received on a pro rata basis of the Company’s common stock, par value $0.001, equivalent to an aggregate consideration of RMB 43 million based on a conversion price of $2.13 which was average stock price of the Company during the five (5) trading days preceding to the closing date. After the allotment and issuance of the Company’s common stock, the Company’s accounts payable balance of RMB 43 million payable to the selling stockholder was satisfied.

Recent Development

On March 24, 2021, we completed an equity acquisition transaction whereby the Company allotted and issued 3,092,114 shares of common stock to Shaanxi Tianhao Construction Engineer Co., Ltd (“Shaanxi Tianhao”) in exchange for the settlement of its accounts payable balance with Shaanxi Tianhao. Shaanxi Tianhao received 3,092,114 shares of common stock, par value $0.001, equivalent to an aggregate consideration of RMB 43 million based on a conversion price of $2.13 which was the average stock price of the Company during the five (5) trading days preceding to the closing date of the transaction. After the allotment and issuance of the Company’s common stock, the Company’s accounts payable balance of RMB 43 million payable to Shaanxi Tianhao was satisfied.

Corporate Structure:

China HGS Real Estate Inc., or China HGS, formerly known as China Agro Sciences Corp., is a corporation incorporated under the laws of the State of Florida in March 2001.

China HGS Investment Inc., or HGS Investment, is a corporation incorporated under the laws of the State of Delaware and a fully owned subsidary of China HGS.

HGS Investment owns 100% of the equity interest in Shaanxi HGS Management and Consulting Co., Ltd., or Shaanxi HGS, a wholly owned foreign entity incorporated under the laws of the People’s Republic of China on June 3, 2009.

China HGS does not conduct any material operations of its own. Instead, through its subsidiary, Shaanxi HGS, it entered into certain exclusive contractual arrangements with Shaanxi Guangsha Investment and Development Group Co., Ltd., or Guangsha. Pursuant to these agreements, Shaanxi HGS is obligated to absorb a majority of the risk of loss from Guangsha’s activities and entitles Shaanxi HGS to receive a majority of Guangsha’s expected residual returns. In addition, Guangsha’s shareholders have pledged their equity interest in Guangsha to Shaanxi HGS, irrevocably granted Shaanxi HGS an exclusive option to purchase, to the extent permitted under PRC Law, all or part of the equity interests in Guangsha and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Shaanxi HGS.

Guangsha was incorporated in August 1995 as a limited liability company under the laws of the PRC. Guangsha is headquartered in the city of Hanzhong, Shaanxi Province. Guangsha is engaged in developing large scale and high quality commercial and residential projects, including multi-layer apartment buildings, sub-high-rise apartment buildings, high-rise apartment buildings, and office buildings.

Our corporate structure is set forth below:

Contractual Arrangements between Shaanxi HGS and Guangsha

Due to PRC legal restrictions on foreign ownership, neither we nor our subsidiaries own any direct equity interest in Guangsha. Instead, we control and receive the economic benefits of Guangsha’s business operation through a series of contractual arrangements. Shaanxi HGS, Guangsha and the Guangsha shareholders entered into a series of contractual arrangements, also known as VIE Agreements. The VIE agreements are designed to provide Shaanxi HGS with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Guangsha, including absolute control rights and the rights to the assets, property and revenue of Guangsha. If Guangsha or the Guangsha’s shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over Guangsha and its subsidiary. Furthermore, if we are unable to maintain effective control, we would not be able to continue to consolidate the financial results of our variable interest entity in our financial statements.

Although we took every precaution available to effectively enforce the contractual and corporate relationship above, these contractual arrangements may still be less effective than direct ownership and that the Company may incur substantial costs to enforce the terms of the arrangements. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise control over our VIE. The shareholders of our consolidated VIE may not act in the best interests of our company or may not perform their obligations under these contracts. In addition, failure of our VIE shareholders to perform certain obligations could compel the Company to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. For a detailed description of the uncertainties of the VIE Agreements, see “Risk Factors – Risks Relating to Our Corporate Structure.”

Consolidation

We conduct substantially all of our business in China via Guangsha, the VIE, due to PRC legal restrictions of foreign ownership in certain sectors. Substantially all of China HGS Real Estate Inc.’s revenues, costs and net income in China are directly or indirectly generated through the VIE. China HGS Real Estate Inc., through its indirect subsidiary, Shaanxi HGS, a WFOE, has signed various agreements with the VIE and shareholders of the VIE to allow the transfer of economic benefits from the VIE to the WFOE and to direct the activities of the VIE.

Total assets and liabilities presented on China HGS’s consolidated balance sheets and revenue, expense, net income presented on consolidated statement of operations and comprehensive income as well as the cash flow from operating, investing and financing activities presented on the consolidated statement of cash flows are substantially the financial position, operation and cash flow of the VIE  . The Company has not provided any financial support to the VIE for the fiscal years ended at September 30, 2020 and 2019. As of June 30, 2021 and September 30, 2020, our VIE accounted for an aggregate of 100% of our total assets and total liabilities. As of June 30, 2021 and September 30, 2020, all cash and cash equivalents were denominated in RMB, respectively.

China HGS and its directly and indirectly wholly owned subsidiaries, HGS Investment and Shaanxi HGS do not have any substantial assets or liabilities or result of operations. The following table sets forth the assets, liabilities, results of operations and changes in cash, cash equivalents of the VIE, which were included in the Company’s consolidated balance sheets and statements of comprehensive income and statements of cash flows with intercompany transactions eliminated:

	As of
	June 30,	September 30,
	2021	2020
Total Assets	$386,908,386	$353,600,159
Total liabilities	$191,402,261	$181,104,861

	For the Nine Months Ended June 30,
	2021	2020
Revenues	$52,857,471	$7,240,503
Net income/(loss)	$6,141,478	$(3,456,575)

	For the Nine Months Ended June 30,
	2021	2020
Net cash provided by (used in) operating activities	$(252,384)	$1,811,912
Net cash provided by (used in) investing activities	$-	$-
Net cash provided by (used in) financing activities	$-	$(2,405,349)

Transfers of Cash to and from Our VIE

China HGS is a holding company with no operations of its own. We conduct our operations in China primarily through our subsidiary and VIE in China. As a result, although other means are available for us to obtain financing at the holding company level, China HGS’s ability to pay dividends to its shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries and license and service fees paid by our PRC consolidated affiliated entities. If any of our subsidiaries incurs debt on its own in the future, the instruments governing such debt may restrict its ability to pay dividends to China HGS Real Estate Inc. In addition, our PRC subsidiary and VIE are required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to HGS Investment only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our common stock.

Cash dividends, if any, on our common stock will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from Guangsha to Shaanxi HGS, pursuant to VIE Agreements between them, and the distribution of such payments to HGS Investment as dividends from Shaanxi HGS. Certain payments from Guangsha to Shaanxi HGS are subject to PRC taxes, including business taxes and VAT. During the nine months ended June 30, 2021 and the fiscal year ended September 30, 2020, Guangsha paid nil to Shaanxi HGS.

PRC Limitation on Overseas Listing and Share Issuances

Neither we, our subsidiaries nor our VIE are currently required to obtain approval from Chinese authorities, including the China Securities Regulatory Commission, or CSRC, or the Cybersecurity Administration Committee, or CAC, to list on U.S. exchanges or issue securities to foreign investors, however, if our VIE, subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. For more detailed information, see “Risk Factors – Risks Relating to the Residential Property Industry and primary operation in China – Because all our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our common stocks.” and “We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.”

Summary of Risk Factors

Investing in our common stock involves a high degree of risk. Below is a summary of material factors that make an investment in our common stock speculative or risky. Importantly, this summary does not address all of the risks that we face. Please refer to the information contained in and incorporated by reference under the heading “Risk Factors” on page  of this prospectus.

Risks Relating to Our Business and Industry

●	Our business is sensitive to China economy and China real estate policies. A downturn in China economy and restrictive real estate polices could materially and adversely affect our revenues and results of operations.

●	If we are unable to successfully manage our expansion into other Tier 3 and Tier 4 cities, we will not be able to execute our business plan.

●	We require substantial capital resources to fund our land use rights acquisition and property developments, which may not be available.

●	We may be unable to acquire desired development sites at commercially reasonable costs.

●	We provide guarantees for the mortgage loans of our customers which expose us to risks of default by our customers.

●	A large portion of our loan portfolio is tied to the real estate market and we may be negatively impacted by downturns in that market.

●	We rely on third-party contractors.

●	We rely on our key management members.

●	We may fail to obtain, or may experience material delays in obtaining necessary government approvals for any major property development, which will adversely affect our business.

●	Any non-compliant GFA of our uncompleted and future property developments will be subject to governmental approval and additional payments.

●	We may forfeit land to the PRC government if we fail to comply with procedural requirements applicable to land grants from the government or the terms of the land use rights grant contracts.

●	The PRC government may adopt further restrictive measures to slow the increase in prices of real property and real property development.

●	We are heavily dependent on the performance of the residential property market in China, which is at a relatively early development stage.

Risks Relating to Our Corporate Structure

●	We are a holding company with no material operations of our own, we conduct a substantial majority of our operations through our subsidiaries established and the VIE in the PRC. We do not have direct ownership of our VIE. We control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our shares of common stock offered in this offering are shares of our offshore holding company instead of shares of our VIE in China.

●	If the PRC government deems that the contractual arrangements in relation to Guangsha, our consolidated variable interest entity, do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

●	The Chinese government may exercise significant oversight and influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if our VIE or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors.

●	Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

●	Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

●	Contractual arrangements in relation to our variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC variable interest entity owe additional taxes, which could negatively affect our results of operations and the value of your investment.

Risks Relating to the Residential Property Industry and primary operation in China

●	The uncertainties in the China legal system and interpretation of PRC laws and regulations could materially and adversely affect us.

●	Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC.

●	The PRC government may intervene or influence our business operations at any time or may exert more control over offerings conducted overseas and foreign investment in China based issuers, which could result in a material change in our business operations and/or the value of our securities. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors post business combination and cause the value of such securities to significantly decline or be worthless.

●	Because all our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our common stocks.

●	U.S. laws and regulations, including the Holding Foreign Companies Accountable Act, may restrict or eliminate our ability to complete a business combination with certain companies, particularly those acquisition candidates with substantial operations in China.

●	We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.

●	PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of our public offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

●	We must remit the offering proceeds to China before they may be used to benefit our business in China, this process may take a number of months and we will be unable to use the proceeds to grow our business in the meantime.

Risks Relating to this Offering

●	Our shares of common stock are very thinly traded, and the price if traded may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future.

●	You will experience immediate and substantial dilution as a result of sales of shares under this offering.

●	We have never paid cash dividends and are not likely to do so in the foreseeable future.

Corporate Information

Our principal executive offices are located at 6 Xinghan Road, 19th Floor, Hanzhong City Shaanxi Province, PRC 723000. Our telephone number at this address is +(86) 091-62622612.

Our transfer agent for our common stock is Securities Transfer Corporation, 2901 N. Dallas Parkway, Suite 380，Plano, Texas 75093, United States.

SUMMARY OF THE OFFERING

Issuer:	China HGS Real Estate Inc.

Securities offered by selling stockholder:	3,092,114 shares of common stock.

Offering price:	The selling stockholder may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. See “Plan of Distribution.”

Shares of Common Stock outstanding prior to the offering:	25,617,807

Use of proceeds:

We will not receive any proceeds from the sale of our Common Stock by the Selling Stockholder. We will bear all other costs, fees and expenses incurred by us, or by the Selling Stockholder, in effecting the registration of the shares covered by this prospectus. The Selling Stockholder, however, will pay any other expenses incurred in selling its common stock, including any brokerage commissions or costs of sale.

For more information on the use of proceeds, see “Use of Proceeds” on page  .

Transfer Agent:	Securities Transfer Corporation

Trading symbol:	Our common stock is listed on the NASDAQ Capital Market under the symbol “HGSH”.

Risk factors:	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” and the other information included and incorporated by reference into this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our historical consolidated financial data. We have derived the historical consolidated statements of operations data for the years ended September 30, 2020 and 2019 and for the three and nine months ended June 30, 2021 and 2020 from our interim condensed consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results for any interim period are not necessarily indicative of the results to be expected for a full fiscal year.

The Company, through its VIE, engages in real estate development business. Total assets and liabilities presented on the consolidated balance sheets and sales, cost of sales, net income presented on Consolidated Statement of Income and Comprehensive Loss as well as the cash flow from operation, investing and financing activities presented on the Consolidated Statement of Cash Flows are substantially the financial position, operation and cash flow of the Company’s VIE. The Company has not provided any financial support to VIE for the years ended September 30, 2020 and 2019 and for the nine months ended June 30, 2021:

Selected Statements of Operations Information:

	For the years ended September 30
	2020	2019
Real estate sales	$12,979,227	$39,964,556
Less: Sales tax	193,719	389,406
Impairment losses on real estate property development completed	2,703,031	-
Cost of real estate sales	9,369,820	30,253,511
Gross profit	712,657	9,321,639
Operating expenses
Selling and distribution expenses	580,639	494,646
General and administrative expenses	2,324,057	2,661,578
Total operating expenses	2,904,696	3,156,224
Operating income	(2,192,039)	6,165,415
Interest expense, net	(65,535)	(131,270)
Other income (expense), net	4,080,945	(309,930)
Income before income taxes	1,823,371	5,724,215
Provision for income taxes	841,933	2,022,043
Net income	981,438	3,702,172

	Three months ended June 30,		Nine months ended June 30,
	2021	2020	2021	2020
Real estate sales	$31,824,097	$3,046,430	$52,857,471	$7,240,503
Less: Sales tax	(197,537)	(29,222)	(336,241)	(95,503)
Impairment losses on real estate property development completed	-	(2,703,031)	-	(2,703,031)
Cost of real estate sales	(25,296,688)	(1,728,217)	(41,624,594)	(4,900,210)
Gross profit	6,329,872	(1,414,040)	10,896,636	(458,241)
Operating expenses
Selling and distribution expenses	81,002	77,404	177,168	477,962
General and administrative expenses	1,411,151	973,318	2,260,410	2,381,572
Total operating expenses	1,492,153	1,050,722	2,437,578	2,859,534
Operating income (loss)	4,837,719	(2,464,762)	8,459,058	(3,317,775)
Interest income (expense), net	2,857	(16,171)	6,394	(49,010)
Other expense	(1,354)	(58,380)	(273,782)	(155,109)
Income (loss) before income taxes	4,839,223	(2,539,313)	8,191,671	(3,521,894)
Provision (benefit) for income taxes	1,210,569	35,860	2,050,193	(65,319)
Net income (loss)	3,628,654	(2,575,173)	6,141,478	(3,456,575)

Selected Balance Sheet Information:

	June 30,	September 30,	September 30,
	2021	2020	2019
	(unaudited)
Total Assets	$387,350,617	$353,964,153	$347,893,213
Total liabilities	197,276,962	185,638,332	189,193,063
Total stockholders' equity	190,073,655	168,325,821	158,700,150

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risks Relating to Our Business and Industry

Our business is sensitive to China economy and China real estate policies. A downturn in China economy and restrictive real estate polices could materially and adversely affect our revenues and results of operations.

Any slowdown in China’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors. As exports slowed, China’s reported GDP growth dropped to 6.2% in the first nine months of 2019 calendar year from 8.1% in the first quarter of 2012, prompting the government to loosen economic policy to support growth. The current package of economic support policies is designed to stabilize the economy against slowing exports. Ongoing government regulatory measures, including the “Ten National Notices” announced in 2010, the “Eight National Notices” and property tax approved in January 2011, might have an adverse effect on our results of operations and the PRC property market. In the first nine months of 2021, the overall risk remained in Tier 3 and 4 cities despite initial signs of improvement in sales. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of homes, and our homebuyers may also defer, reduce or cancel purchases of our units and our results of operations may be materially and adversely affected.

If we are unable to successfully manage our expansion into other Tier 3 and Tier 4 cities, we will not be able to execute our business plan.

Historically, our business and operations have been concentrated in Hanzhong City and other surrounding counties. If we are unable to successfully develop and sell projects outside Hanzhong City, our future growth may be limited and we may not generate adequate returns to cover our investments in these Tier 3 and Tier 4 cities. In addition, as we expand our operations to Tier 3 and Tier 4 cities with higher land prices, our costs may increase, which may lead to a decrease in our profit margin.

We require substantial capital resources to fund our land use rights acquisition and property developments, which may not be available.

Property development is capital intensive. Our ability to secure sufficient financing for land use rights acquisition and property development depends on a number of factors that are beyond our control, including market conditions in the capital markets, the PRC economy and the PRC government regulations that affect the availability and cost of financing for real estate companies.

We may be unable to acquire desired development sites at commercially reasonable costs.

Our revenue depends on the completion and sale of our projects, which in turn depends on our ability to acquire development sites. Our land use rights costs are a major component of our cost of real estate sales and increases in such costs could diminish our gross margin. In China, the PRC government controls the supply of land and regulates land sales and transfers in the secondary market. As a result, the policies of the PRC government, including those related to land supply and urban planning, affect our ability to acquire, and our costs of acquiring, land use rights for our projects. In recent years, the PRC government has introduced various measures attempting to moderate investment in the property market in China.

Although we believe that these measures are generally targeted at the luxury property market and speculative purchases of land and properties, the PRC government could introduce other measures in the future that may adversely affect our ability to obtain land for development. We currently acquire our development sites primarily by bidding for government land. Under current regulations, land use rights acquired from government authorities for commercial and residential development purposes must be purchased through a public tender, auction or listing-for-sale. Competition in these bidding processes has resulted in higher land use rights costs for us. We may also need to acquire land use rights through acquisition, which could increase our costs. Moreover, the supply of potential development sites in any given city will diminish over time and we may find it increasingly difficult to identify and acquire attractive development sites at commercially reasonable costs in the future.

We provide guarantees for the mortgage loans of our customers which expose us to risks of default by our customers.

We pre-sell properties before actual completion and, in accordance with industry practice, our customers’ mortgage banks require us to guarantee our customers’ mortgage loans. Typically, we provide guarantees to PRC banks with respect to loans procured by the purchasers of our properties for the total mortgage loan amount until the completion of the registration of the mortgage with the relevant mortgage registration authorities, which generally occurs within six to twelve months after the purchasers take possession of the relevant properties. In line with what we believe to be industry practice, we rely on the credit evaluation conducted by mortgagee banks and do not conduct our own independent credit checks on our customers. The mortgagee banks typically require us to maintain, as restricted cash, 5% to 10% of the mortgage proceeds paid to us as security for our obligations under such guarantees (the security deposit).

If a purchaser defaults on its payment obligations during the term of our guarantee, the mortgagee bank may deduct the delinquent mortgage payment from the security deposit. If the delinquent mortgage payments exceed the security deposit, the banks may require us to pay the excess amount. If multiple purchasers default on their payment obligations at around the same time, we will be required to make significant payments to the banks to satisfy our guarantee obligations. If we are unable to resell the properties underlying defaulted mortgages on a timely basis or at prices higher than the amounts of our guarantees and related expenses, we will suffer financial losses. For the nine months ended June 30, 2021 and 2020, the Company has not experienced any delinquent mortgage loans and has not experienced any losses related to this guarantee. As of June 30, 2021 and September 30, 2020, our outstanding guarantees in respect of our customers' mortgage loans amounted to approximately $78 million. As of June 30, 2021 and September 30, 2020, the amount of security deposits provided for these guarantees was approximately $3.4 million and the Company believes that such reserves are sufficient. Since inception through the release of this report, the Company has not experienced any delinquent mortgage loans and has not experienced any losses related to these guarantees.

A large portion of our loan portfolio is tied to the real estate market and we may be negatively impacted by downturns in that market.

As of June 30, 2021, we had large construction loans payable of approximately $119.4 million. These loans generally have a higher degree of risk than long-term financing of existing properties because repayment depends on the completion of the project and usually on the sale of the property. In addition, these loans are often “interest-only loans,” which normally require only the payment of interest accrued prior to maturity. Interest-only loans carry greater risk than principal and interest loans because no principal is paid prior to maturity. This risk is particularly apparent during periods of rising interest rates and declining real estate values. If there is a significant decline in the real estate market due to a material increase in interest rates or for other reasons, many of these loans could default and result in foreclosure. Moreover, most of these loans are for projects located in our primary market area. If we are forced to foreclose on a project prior to completion, we may not be able to recover the entire unpaid portion of the loan or we may be required to fund additional money to complete the project or hold the property for an indeterminate period of time. Any of these outcomes may result in losses and reduce our earnings.

We rely on third-party contractors.

Substantially all of our project construction and related work are outsourced to third-party contractors. We are exposed to risks that the performance of our contractors may not meet our standards or specifications. Negligence or poor work quality by any contractors may result in defects in our buildings or residential units, which could in turn cause us to suffer financial losses, harm our reputation or expose us to third-party claims. We work with multiple contractors on different projects and we cannot guarantee that we can effectively monitor their work at all times.

Although our construction and other contracts contain provisions designed to protect us, we may be unable to successfully enforce these rights and, even if we are able to successfully enforce these rights, the third-party contractor may not have sufficient financial resources to compensate us. Moreover, the contractors may undertake projects from other property developers, engage in risky undertakings or encounter financial or other difficulties, such as supply shortages, labor disputes or work accidents, which may cause delays in the completion of our property projects or increases in our costs.

We may be unable to complete our property developments on time or at all. The progress and costs for a development project can be adversely affected by many factors, including, without limitation:

•	delays in obtaining necessary licenses, permits or approvals from government agencies or authorities;

•	shortages of materials, equipment, contractors and skilled labor;

•	disputes with our third-party contractors;

•	failure by our third-party contractors to comply with our designs, specifications or standards;

•	difficult geological situations or other geotechnical issues; and

•	onsite labor disputes or work accidents; and natural catastrophes or adverse weather conditions.

Any construction delays, or failure to complete a project according to our planned specifications or budget, may delay our property sales, which could harm our revenues, cash flows and our reputation.

Changes of laws and regulations with respect to pre-sales may adversely affect our cash flow position and business performance.

We depend on cash flows from pre-sale of properties as an important source of funding for our property projects and servicing our indebtedness. Under current PRC laws and regulations, property developers must fulfill certain conditions before they can commence pre-sale of the relevant properties and may only use pre-sale proceeds to finance the construction of specific developments (the “Pre-Sale Conditions and Usage”). Changes in laws and regulations or in their interpretation or the imposition of more stringent Pre-Sale Conditions and Usage could have a material adverse effect on our cash flow position and business performance.

Our results of operations may fluctuate from period to period.

Our results of operations tend to fluctuate from period to period. The number of properties that we can develop or complete during any particular period is limited due to the substantial capital required for land acquisition and construction, as well as the lengthy development periods required before positive cash flows may be generated. In addition, several properties that we have developed or that are under development are large scale and are developed in multiple phases over the course of one to several years. The selling prices of the residential units in larger scale property developments tend to change over time, which may impact our sales proceeds and, accordingly, our revenues for any given period.

We rely on our key management members.

We depend on the services provided by key management members. Competition for management talent is intense in the property development sector. In particular, we are highly dependent on Mr. Xiaojun Zhu, our founder, Chairman and Chief Executive Officer. We do not maintain key employee insurance. In the event that we lose the services of any key management member, we may be unable to identify and recruit suitable successors in a timely manner or at all, which will adversely affect our business and operations. Moreover, we need to employ and retain more management personnel to support our expansion into other Tier 3 and Tier 4 cities and counties. If we cannot attract and retain suitable human resources, especially at the management level, our business and future growth will be adversely affected.

Increases in the price of raw materials may increase our cost of sales and reduce our earnings.

Our third-party contractors are responsible for procuring almost all of the raw materials used in our project developments. Our construction contracts typically provide for fixed or capped payments, but the payments are subject to changes in government-suggested steel prices. The increase in steel prices could result in an increase in our construction cost. In addition, the increases in the price of raw materials, such as cement, concrete blocks and bricks, in the long run could be passed on to us by our contractors, which will increase our construction cost. Any such cost increase could reduce our earnings to the extent we are unable to pass these increased costs to our customers.

Any unauthorized use of our brand or trademark may adversely affect our business.

We own trademarks for “汉中广厦”, in the form of Chinese characters and our company logo. We rely on the PRC intellectual property and anti-unfair competition laws and contractual restrictions to protect brand name and trademarks. We believe our brand, trademarks and other intellectual property rights are important to our success. Any unauthorized use of our brand, trademarks and other intellectual property rights could harm our competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, trademarks and other intellectual property rights, our reputation may be harmed and our business may be adversely affected.

We may fail to obtain, or may experience material delays in obtaining necessary government approvals for any major property development, which will adversely affect our business.

The real estate industry is strictly regulated by the PRC government. Property developers in China must abide by various laws and regulations, including implementation rules promulgated by local governments to enforce these laws and regulations. Before commencing, and during the course of, development of a property project, we need to apply for various licenses, permits, certificates and approvals, including land use rights certificates, construction site planning permits, construction work planning permits, construction permits, pre-sale permits and completion acceptance certificates. We need to satisfy various requirements to obtain these certificates and permits. To date, we have not encountered serious delays or difficulties in the process of applying for these certificates and permits, but we cannot guarantee that we will not encounter serious delays or difficulties in the future. In the event that we fail to obtain the necessary governmental approvals for any of our major property projects, or a serious delay occurs in the government’s examination and approval progress, we may not be able to maintain our development schedule and our business and cash flows may be adversely affected.

We may forfeit land to the PRC government if we fail to comply with procedural requirements applicable to land grants from the government or the terms of the land use rights grant contracts.

According to the relevant PRC regulations, if we fail to develop a property project according to the terms of the land use rights grant contract, including those relating to the payment of land premiums, specified use of the land and the time for commencement and completion of the property development, the PRC government may issue a warning, may impose a penalty or may order us to forfeit the land. Specifically, under current PRC law, if we fail to commence development within one year after the commencement date stipulated in the land use rights grant contract, the relevant PRC land bureau may issue a warning notice to us and impose an idle land fee on the land of up to 20% of the land premium. If we fail to commence development within two years, the land will be subject to forfeiture to the PRC government, unless the delay in development is caused by government actions or force majeure. Even if the commencement of the land development is compliant with the land use rights grant contract, if the developed GFA on the land is less than one-third of the total GFA of the project or the total capital invested is less than one-fourth of the total investment of the project and the suspension of the development of the land continues for more than one year without government approval, the land will also be treated as idle land and be subject to penalty or forfeiture. We cannot assure you that circumstances leading to significant delays in our development schedule or forfeiture of land will not arise in the future. If we forfeit land, we will not only lose the opportunity to develop the property projects on such land, but may also lose all past investments in such land, including land premiums paid and development costs incurred.

Any non-compliant GFA of our uncompleted and future property developments will be subject to governmental approval and additional payments.

The local government authorities inspect property developments after their completion and issue the completion acceptance certificates if the developments are in compliance with the relevant laws and regulations. If the total constructed GFA of a property development exceeds the GFA originally authorized in the relevant land grant contracts or construction permit, or if the completed property contains built-up areas that do not conform with the plan authorized by the construction permit, the property developer may be required to pay additional amounts or take corrective actions with respect to such non-compliant GFA before a completion acceptance certificate can be issued to the property development.

Our failure to assist our customers in applying for property ownership certificates in a timely manner may lead to compensatory liabilities to our customers.

We are required to meet various requirements within 90 days after delivery of property, or such other period contracted with our customers, in order for our customers to apply for their property ownership certificates, including passing various governmental clearances, formalities and procedures. Under our sales contract, we are liable for any delay in the submission of the required documents as a result of our failure to meet such requirements, and are required to compensate our customers for delays. In the case of serious delays on one or more property projects, we may be required to pay significant compensation to our customers and our reputation may be adversely affected.

We are subject to potential environmental liability.

We are subject to a variety of laws and regulations concerning the protection of health and the environment. The particular environmental laws and regulations that apply to any given development site vary significantly according to the site’s location and environmental condition, the present and former uses of the site and the nature of the adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs and can prohibit or severely restrict project development activity in environmentally-sensitive regions or areas. Although the environmental investigations conducted by local environmental authorities have not revealed any environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations to date, it is possible that these investigations did not reveal all environmental liabilities and that there are material environmental liabilities of which we are unaware. We cannot assure you that future environmental investigations will not reveal material environmental liability. Also, we cannot assure you that the PRC government will not change the existing laws and regulations or impose additional or stricter laws or regulations, the compliance with which may cause us to incur significant capital expenditure.

We need to improve our internal financial reporting controls. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.

As a public company, we are required to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act of 2013. If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act or if we fail to maintain adequate internal controls over financial reporting, our business, results of operations and financial condition could be materially adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including preparing annual reports and quarterly reports. Our failure to prepare and disclose this information in a timely manner could subject us to penalties under U.S. federal securities laws, expose us to lawsuits and restrict our ability to access financing. In addition, we are required under applicable law and regulations to design and implement internal controls over financial reporting, and evaluate our existing internal controls with respect to the standards adopted by the U.S. Public Company Accounting Oversight Board.

The Company assessed its internal control over financial reporting and still has significant and material deficiencies as of September 30, 2020. To remediate the material weaknesses described above and to prevent similar deficiencies in the future, we are currently evaluating additional controls and procedures, which may include: (i) provide more U.S. GAAP knowledge and SEC reporting requirement training for the accounting department and establish formal policies and procedures in internal audit function; and (ii) implementation of an ongoing initiative and training in the Company to ensure the importance of internal controls and compliance with established policies and procedures are fully understood throughout the organization and plan to provide continuous U.S. GAAP knowledge training to relevant employees involved to ensure the performance of and compliance with those procedures and policies. Any actions we have taken or may take to remediate these material weaknesses are subject to continued management review supported by testing, as well as oversight by the Audit Committee of our Board of Directors. We cannot assure you that these material weaknesses will not occur in the future and that we will be able to remediate such weaknesses in a timely manner, which could impair our ability to accurately and timely report our financial position, results of operations or cash flows. The management is committed to improving the internal controls over financial reporting and will undertake the consistent improvements or enhancements on an ongoing basis. However, we cannot assure you that our current remediation plan can resolve all the significant deficiencies and material weaknesses in the internal control over financial reporting. As a result, we may be required to implement further remedial measures and to design enhanced processes and controls to address issues identified through future reviews. This could result in significant delays and costs to us and require us to divert substantial resources, including management time, from other activities.

If we do not fully remediate the material weaknesses identified by management or fail to maintain the adequacy of our internal controls in the future, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, any failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock.

We do not have business insurance coverage. Any future business liability, disruption or litigation we experience might divert management focus from our business and could significantly impact our financial results.

Availability of business insurance products and coverage in China is limited, and most such products are expensive in relation to the coverage offered. We have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurances on commercially reasonable terms make it impractical for us to maintain such insurance. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations in China. Accordingly, a business disruption, litigation or natural disaster may result in substantial costs and divert management’s attention from our business, which would have an adverse effect on our results of operations and financial condition.

The PRC government may adopt further restrictive measures to slow the increase in prices of real property and real property development.

Along with the economic growth in China, investments in the property sectors have increased significantly in the past few years. In response to concerns over the scale of the increase in property investments, the PRC government has introduced policies to curtail property development. We believe those regulations, among others, significantly affect the property industry in China.

These restrictive regulations and measures could increase our operating costs in adapting to these regulations and measures, limit our access to capital resources or even restrict our business operations. We cannot be certain that the PRC government will not issue additional and more stringent regulations or measures, which could further slowdown property development in China and adversely affect our business and prospects.

We are heavily dependent on the performance of the residential property market in China, which is at a relatively early development stage.

The residential property industry in the PRC is still in a relatively early stage of development. Although demand for residential property in the PRC has been growing rapidly in recent years, such growth is often coupled with volatility in market conditions and fluctuation in property prices. It is extremely difficult to predict how much and when demand will develop, as many social, political, economic, legal and other factors, most of which are beyond our control, may affect the development of the market. The level of uncertainty is increased by the limited availability of accurate financial and market information as well as the overall low level of transparency in the PRC, especially in Tier 3 and 4 cities which have lagged in progress in these aspects when compared to Tier 1 cities.

The lack of a liquid secondary market for residential property may discourage investors from acquiring new properties. The limited amount of property mortgage financing available to PRC individuals may further inhibit demand for residential developments.

We face intense competition from other real estate developers.

The property industry in the PRC is highly competitive. In the Tier 3 and Tier 4 cities we focus on, local and regional property developers are our major competitors, and an increasing number of large state-owned and private national property developers have started entering these markets. Many of our competitors, especially the state-owned and private national property developers, are well capitalized and have greater financial, marketing and other resources than we have. Some also have larger land banks, greater economies of scale, broader name recognition, a longer track record and more established relationships in certain markets. In addition, the PRC government’s recent measures designed to reduce land supply further increased competition for land among property developers.

Competition among property developers may result in increased costs for the acquisition of land for development, increased costs for raw materials, shortages of skilled contractors, oversupply of properties, decrease in property prices in certain parts of the PRC, a slowdown in the rate at which new property developments will be approved and/or reviewed by the relevant government authorities and an increase in administrative costs for hiring or retaining qualified personnel, any of which may adversely affect our business and financial condition. Furthermore, property developers that are better capitalized than we are may be more competitive in acquiring land through the auction process. If we cannot respond to changes in market conditions as promptly and effectively as our competitors, or effectively compete for land acquisition through the auction systems and acquire other factors of production, our business and financial condition will be adversely affected.

In addition, risk of property over-supply is increasing in parts of China, where property investment, trading and speculation have become overly active. We are exposed to the risk that in the event of actual or perceived over-supply, property prices may fall drastically, and our revenue and profitability will be adversely affected.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where they operate their businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. As of June 30, 2021 and September 30, 2020, we have made adequate employee benefit payments in strict compliance with the relevant PRC regulations for and on behalf of our employees. If we fail to make contributions to various employee benefits plans in strict compliance with applicable PRC labor-related laws and regulations may subject us to late payment penalties, and we could also be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Risks Relating to the Residential Property Industry and primary operation in China

Because all our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our common stocks.

As a business operating in China, we are subject to the laws and regulations of the PRC, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase the Company’s operating costs;

•        require significant management time and attention; and

•        subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or way we conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected as well as materially decrease the value of our common stocks, potentially rendering it worthless.

The PRC government may intervene or influence our business operations at any time or may exert more control over offerings conducted overseas and foreign investment in China based issuers, which could result in a material change in our business operations and/or the value of our securities. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors post business combination and cause the value of such securities to significantly decline or be worthless.

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. The PRC has recently proposed new rules that would require companies collecting or holding large amounts of data to undergo a cybersecurity review prior to listing in foreign countries, a move that would significantly tighten oversight over China based internet giants. Pursuant to Article 6 of the Measures for Cybersecurity Review (Draft for Comments), companies holding data on more than 1 million users must now apply for cybersecurity approval when seeking listings in other nations due to the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.”

Our PRC counsel has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval is not required for the continued listing and trading of our common stocks in the context of this offering, given that: (i) our PRC subsidiary was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the The Regulations on Merger and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Regulations”, including its amendment on June 22, 2009) that are our beneficial owners; (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

However, our PRC counsel has further advised us that there remains some uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock, and could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

The uncertainties in the China legal system could materially and adversely affect us.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to enhance its enforcement against illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the Chinese securities laws. Since this document is relatively new, uncertainties exist in relation to how soon legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on companies like us.

It is especially difficult for us to accurately predict the potential impact to the Company of new legal requirements in China because the China legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the China legal system is based on written statutes and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the China legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules may not be uniform and enforcement of these laws, regulations and rules involves uncertainties. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us. Furthermore, the China legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

We may be deemed a PRC resident enterprise for PRC tax purposes under the new Enterprise Income Tax Law, which could result in the imposition of a 25% enterprise income tax payable on our taxable global income.

On March 16, 2007, the National People’s Congress of the PRC passed the Enterprise Income Tax Law of the PRC (‘‘New Income Tax Law’’), which took effect on January 1, 2008. On December 6, 2007, the Implementation Rules of Enterprise Income Tax Law of the PRC (‘‘Implementation Rules’’) were also enacted, and took effect on January 1, 2008. In accordance with the new laws and regulations, a unified enterprise income tax rate of 25% and unified tax deduction standards will be applied equally to both domestic enterprises and foreign-invested enterprises.

Under the New Income Tax Law and the Implementation Rules, enterprises established under the laws of foreign jurisdictions other than the PRC may nevertheless be considered as PRC-resident enterprises for tax purposes if these enterprises have their ‘‘de facto management body’’ within the PRC. Under the Implementation Rules, ‘‘de facto management body’’ is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. At present, it is unclear what factors will be used by the PRC tax authorities to determine whether we are a ‘‘de facto management body’’ in China. All of our management personnel are located in the PRC, and all of our revenues arise from our operations in China. If the PRC tax authorities determine that we are a PRC resident enterprise, we will be subject to PRC tax on our worldwide income at the 25% uniform tax rate, which may have a material adverse effect on our financial condition and results of operations. Notwithstanding the foregoing provision, the New Income Tax Law also provides that, if a PRC resident enterprise already invests in another PRC resident enterprise, the dividends received by the investing resident enterprise from the invested resident enterprise are exempt from income tax, subject to certain qualifications. Therefore, if we are classified as a PRC resident enterprise, the dividends received from our PRC subsidiaries may be exempt from income tax. However, due to the limited history of the New Income Tax Law, it is unclear as to (i) the detailed qualification requirements for such exemption and (ii) whether dividend payments by our PRC subsidiaries to us will meet such qualification requirements, even if we are considered a PRC resident enterprise for tax purposes.

We face uncertainty from the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises' Share Transfer (“Circular 698”) released in December 2009 by China's State Administration of Taxation (SAT), effective as of January 1, 2008.

Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country (jurisdiction) where the effective tax burden is less than 12.5% or where the offshore income of her residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers.

Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through the abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the tax authority has the power to re-assess the nature of the equity transfer in accordance with the “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. “Income derived from equity transfers” as mentioned in this circular refers to income derived by non-resident enterprises from direct or indirect transfers of equity interest in China resident enterprises, excluding share in Chinese resident enterprises that are bought and sold openly on the stock exchange.

 While the term "indirectly transfer" is not defined, we understand that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. The relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country (jurisdiction) and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. Meanwhile, there are no formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to determine if our company complies with the Circular 698.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may materially adversely affect us.

On July 15, 2014, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Investment, Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 37, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 37 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 37 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 37, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 37, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have asked our stockholders, who are PRC residents as defined in Circular 37, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 37 and Notice 106. Moreover, because of uncertainty over how Circular 37 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 37 and Notice 106 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 37 and Notice 106. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 37 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of SAFE. Qualified banks should examine the applications and accept registrations under the supervision of SAFE. We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all other shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, and limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. We cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC.

All of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic, legal developments and social conditions in China generally and by continued economic growth in China as a whole. Policies, regulations, rules, and the enforcement of laws of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our post-combination entity’s ability to operate its business.

Changes in foreign exchange regulations may adversely affect our results of operations.

We currently receive all of our revenues in RMB. The PRC government regulates the conversion between RMB and foreign currencies. Over the years, the government has significantly reduced its control over routine foreign exchange transactions under current accounts, including trade and service related foreign exchange transactions, payment of dividends and service of foreign debt. However, foreign exchange transactions by our PRC subsidiaries under capital accounts continue to be subject to significant foreign exchange controls and require the approval of, or registration with, PRC governmental authorities. There can be no assurance that these PRC laws and regulations on foreign investment will not cast uncertainties on our financing and operating plans in China. Under current foreign exchange regulations in China, subject to the relevant registration at SAFE, we will be able to pay dividends in foreign currencies, without prior approval from SAFE, by complying with certain procedural requirements. However, there can be no assurance that the current PRC foreign exchange policies regarding debt service and payment of dividends in foreign currencies will continue in the future. Changes in PRC foreign exchange policies might have a negative impact on our ability to service our foreign currency-denominated indebtedness and to distribute dividends to our shareholders in foreign currencies.

Interpretation of PRC laws and regulations involves uncertainty.

Our core business is conducted within China and is governed by PRC laws and regulations. The PRC legal system is based on written statutes, and prior court decisions can only be used as a reference. Since 1979, the PRC government has promulgated laws and regulations in relation to economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, with a view to developing a comprehensive system of commercial law, including laws relating to property ownership and development. However, due to the fact that these laws and regulations have not been fully developed, and because of the limited volume of published cases and the non-binding nature of prior court decisions, interpretation of PRC laws and regulations involves a degree of uncertainty. Some of these laws may be changed without being immediately published or may be amended with retroactive effect. Depending on the government agency or how an application or case is presented to such agency, we may receive less favorable interpretations of laws and regulations than our competitors, particularly if a competitor has long been established in the locality of, and has developed a relationship with, such agency. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. All these uncertainties may cause difficulties in the enforcement of our land use rights, entitlements under its permits, and other statutory and contractual rights and interests.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation, which have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law governs almost all of our material agreements. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our current or future agreements could result in a significant loss of business, business opportunities or capital. It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Substantially all of our assets are located in the PRC and all of our officers and most of our present directors reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the Federal securities laws.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

 We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We must remit the offering proceeds to China before they may be used to benefit our business in China, this process may take a number of months and we will be unable to use the proceeds to grow our business in the meantime.

Under Chinese law, the proceeds of this offering must be sent back to China, and the process for sending such proceeds back to China may take several months after the closing of this offering. In order to remit the offering proceeds to China, we will take the following actions:

●	First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration of Foreign Exchange approval (“SAFE”) certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

●	Second, we will remit the offering proceeds into this special foreign exchange account.

●	Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a business certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete. We may be unable to use these proceeds to grow our business until we receive such proceeds in China.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of our public offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are a Florida corporation structured as a holding company conducting our operations in China through our PRC subsidiaries. As permitted under PRC laws and regulations, in utilizing the proceeds of our public offering, we may make loans to our PRC subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC subsidiaries. Furthermore, loans by us to our PRC subsidiaries to finance its activities cannot exceed the difference between their respective total project investment amount and registered capital or 2.5 times of their net worth and capital contributions to our PRC subsidiaries are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in China.

The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in the PRC in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our public offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from our public offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

U.S. laws and regulations, including the Holding Foreign Companies Accountable Act, may restrict or eliminate our ability to complete a business combination with certain companies, particularly those acquisition candidates with substantial operations in China.

The PCAOB is currently unable to conduct inspections on accounting firms in the PRC without the approval of the Chinese government authorities. The auditor and its audit work in the PRC may not be inspected fully by the PCAOB. Inspections of other auditors conducted by the PCAOB outside China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in China prevents the PCAOB from regularly evaluating the PRC auditor’s audits and its quality control procedures. As a result, shareholders may be deprived of the benefits of PCAOB inspections if we complete a business combination with such companies.

Future developments in U.S. laws may restrict our ability or willingness to complete certain business combinations with companies. For instance, the recently enacted Holding Foreign Companies Accountable Act (the “HFCAA”) would restrict our ability to consummate a business combination with a target business unless that business met certain standards of the PCAOB and would require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm for three consecutive years. The HFCAA also requires public companies to disclose, among other things, whether they are owned or controlled by a foreign government, specifically, those based in China. We may not be able to consummate a business combination with a favored target business due to these laws.

The documentation we may be required to submit to the SEC proving certain beneficial ownership requirements and establishing that we are not owned or controlled by a foreign government in the event that we use a foreign public accounting firm not subject to inspection by the PCAOB or where the PCAOB is unable to completely inspect or investigate our accounting practices or financial statements because of a position taken by an authority in the foreign jurisdiction could be onerous and time consuming to prepare. HFCAA mandates the SEC to identify issuers of SEC-registered securities whose audited financial reports are prepared by an accounting firm that the PCAOB is unable to inspect due to restrictions imposed by an authority in the foreign jurisdiction where the audits are performed. If such identified issuer’s auditor cannot be inspected by the PCAOB for three consecutive years, the trading of such issuer’s securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Future developments in respect of increase U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

In the event that we complete a business combination with a company with substantial operations in China and any of the legislative actions or regulatory changes discussed above were to proceed in ways that are detrimental to China-based issuers, it could cause us to fail to be in compliance with U.S. securities laws and regulations, we could cease to be listed on a U.S. securities exchange, and U.S. trading of our shares could be prohibited. Any of these actions, or uncertainties in the market about the possibility of such actions, could adversely affect our prospects to successfully complete a business combination with a China-based company, our access to the U.S. capital markets and the price of our shares.

Other developments in U.S. laws and regulatory environment, including but not limited to executive orders such as Executive Order (E.O.) 13959, “Addressing the Threat from Securities Investments That Finance Communist Chinese Military Companies,” may further restrict our ability to complete a business combination with certain China-based businesses.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

We expect to obtain information about various aspects of our operations as well as regarding our employees and third parties. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, MIIT, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the Cyberspace Administration of China and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. In July 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments (“Draft Measures”), which required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments,” The cybersecurity review will also investigate the potential national security risks from overseas IPOs. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the Cyberspace Administration of China determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties. In June 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which will take effect in September 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

If the new PRC Data Security Law is enacted in September, we will not be subject to the cybersecurity review by the CAC for this offering, given that (i) we do not possess a large amount of personal information in our business operations; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, there remains uncertainty as to how the Draft Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Draft Measures. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us.

We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations.

Risks Relating to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to Guangsha, our consolidated variable interest entity, do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

We are a holding company incorporated under the laws of the State of Florida. As a holding company with no material operations of our own, we conduct all of our operations through our subsidiaries established in PRC and our VIE. We control and receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our shares of common stock offered in this offering are shares of our onshore holding company instead of shares of our VIE in China.

The VIE contributed 100% of the Company’s consolidated results of operations and cash flows for the years ended September 30, 2020 and 2019, respectively. As of September 30, 2020 and 2019, the VIE accounted for approximately 100% of the consolidated total assets and 98% of total liabilities of the Company, respectively.

We rely on and expect to continue to rely on our wholly owned PRC subsidiary’s contractual arrangements with Guangsha and its shareholders to operate our business. These contractual arrangements may not be as effective in providing us with control over Guangsha as ownership of controlling equity interests would be in providing us with control over, or enabling us to derive economic benefits from the operations of Guangsha. Under the current contractual arrangements, as a legal matter, if Guangsha or any of its shareholders executing the VIE Agreements fails to perform its, his or her respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if shareholders of a variable interest entity were to refuse to transfer their equity interests in such variable interest entity to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may have to take a legal action to compel them to fulfill their contractual obligations.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) any variable interest entity or its shareholders terminate the contractual arrangements (iii) any variable interest entity or its shareholders fail to perform its/his/her obligations under these contractual arrangements, or (iv) if these regulations change or are interpreted differently in the future, our business operations in China would be materially and adversely affected, and the value of your shares would substantially decrease or even become worthless. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if any variable interest entity or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the variable interest entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenues.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise control over our VIE. The shareholders of our consolidated VIE may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with our VIE.

If our VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. For example, if the shareholders of our VIE refuse to transfer their equity interest in our VIE to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in our VIE, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of our VIE and third parties were to impair our control over our VIE, our ability to consolidate the financial results of our VIE would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition.

In the opinion of our PRC legal counsel, each of the contractual arrangements among our WFOE, our VIE and its shareholders governed by PRC laws are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may ultimately take a view that is contrary to the opinion of our PRC legal counsel. In addition, it is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. PRC government authorities may deem that foreign ownership is directly or indirectly involved in our VIE’s shareholding structure. If our corporate structure and contractual arrangements are deemed by the Ministry of Industry and Information Technology, MIIT, or the Ministry of Commerce, MOFCOM, or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of our consolidated VIE and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our VATS business. Furthermore, if we or our VIE is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including, without limitation:

●	revoking the business license and/or operating licenses of our WFOE or our VIE;

●	discontinuing or placing restrictions or onerous conditions on our operations through any transactions among our WFOE and our VIE;

●	imposing fines, confiscating the income from our WFOE, our VIE or its subsidiaries, or imposing other requirements with which we or our VIE may not be able to comply;

●	placing restrictions on our right to collect revenues;

●	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIE and deregistering the equity pledges of our VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIE; or

●	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

●	taking other regulatory or enforcement actions against us that could be harmful to our business.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our VIE in our consolidated financial statements, if the PRC government authorities were to find our corporate structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of our VIE or our right to receive substantially all the economic benefits and residual returns from our VIE and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our VIE in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material adverse effect on our financial condition and results of operations.

We rely on contractual arrangements with our variable interest entity and its subsidiary in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests.

We are a holding company with no material operations of our own, we conduct a substantial majority of our operations through our subsidiaries established and the VIE in the PRC. We rely on and expect to continue to rely on our wholly owned PRC subsidiary’s contractual arrangements with Guangsha and its shareholders to operate our business. These contractual arrangements may not be as effective in providing us with control over Guangsha as direct ownership in providing us with control over Guangsha, or enabling us to derive economic benefits from the operations of Guangsha. Under the current contractual arrangements, as a legal matter, if Guangsha or any of Guangsha Shareholders fails to perform its, his or her respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if Guangsha Shareholders were to refuse to transfer their equity interests in Guangsha to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may have to take a legal action to compel them to fulfill their contractual obligations. Furthermore , if we had direct ownership of Guangsha, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Guangsha, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the VIE Agreements, we rely on the performance by Guangsha and its shareholders of their obligations under the contracts to exercise control over Guangsha. The shareholders of Guangsha may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with Guangsha. In addition, if any third parties claim any interest in such shareholders’ equity interests in the VIE, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of the VIE and third parties were to impair our control over the VIE, our ability to consolidate the financial results of the VIE would be affected, which would in turn result in a material adverse effect on the business, operations and financial condition.

Our PRC counsel, Shaanxi Jiameng Law Firm, will render an opinion that the ownership structure of the PRC entities does not violate PRC laws or regulations currently in effect, and that the contractual arrangements are valid, binding and enforceable, and do not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with such opinion.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) any variable interest entity or its shareholders terminate the contractual arrangements or (iii) any variable interest entity or its shareholders fail to perform its/his/her obligations under these contractual arrangements, our business operations in China would be materially and adversely affected, and the value of your shares would substantially decrease. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if any variable interest entity or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the variable interest entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenues.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our common stock.

We are a holding company and conduct substantially all of our business through our PRC subsidiary, which is a limited liability company established in China. We may rely on dividends to be paid by our PRC subsidiary to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, our PRC subsidiary, which is a wholly foreign-owned enterprise in China, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Our PRC subsidiary generates primarily all of its revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiary to use its Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by State Administration of Foreign Exchange for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiary to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially and adversely affect our operating results and financial condition.

Our business is conducted through Guangsha, which is considered a VIE for accounting purposes, and we, through Shaanxi HGS, are considered the primary beneficiary, thus enabling us to consolidate our financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE no longer meets the definition of a VIE under applicable accounting rules, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for reporting purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for accounting purposes. If such entity’s financial results were negative, this would have a corresponding negative impact on our operating results for reporting purposes.

Because we rely on the Contractual Arrangements for our revenue, the termination of these agreements would severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and all of our business operations are conducted through the Contractual Arrangements. Although Guangsha does not have termination rights pursuant to the Contractual Arrangements, it could terminate, or refuse to perform under, the Contractual Arrangements. Because neither we, nor our subsidiaries, own equity interests of Guangsha, the termination or non-performance of the Contractual Arrangements would sever our ability to receive payments from Guangsha under our current holding company structure. While we are currently not aware of any event or reason that may cause the Contractual Arrangements to terminate, we cannot assure you that such an event or reason will not occur in the future. In the event that the Contractual Arrangements are terminated, this would have a severe and detrimental effect on our continuing business viability under our current corporate structure, which, in turn, would affect the value of your investment.

Contractual arrangements in relation to our VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIE owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of our VIE in the form of a transfer pricing adjustment. The PRC tax authorities could effectively disregard our VIE structure, resulting in increased tax liabilities. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIE for PRC tax purposes, which could in turn increase tax liabilities without reducing our tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIE’s tax liabilities increase or if it is required to pay late payment fees and other penalties.

We conduct our business through Guangsha by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including the laws, rules and regulations governing the validity and enforcement of the Contractual Arrangements between Shaanxi HGS and Guangsha. We have been advised by our PRC counsel, Shaanxi Jiameng Law Firm, based on their understanding of the current PRC laws, rules and regulations, that (i) the structure for operating our business in China (including our corporate structure and Contractual Arrangements with Shaanxi HGS, Guangsha and its shareholders) will not result in any violation of PRC laws or regulations currently in effect; and (ii) the Contractual Arrangements among Shaanxi HGS and Guangsha and its shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel. Therefore, the Contractual Arrangements may be determined by PRC authorities to be inconsistent with the laws and regulations of the PRC, including those related to foreign investment in certain industries.

If any of our PRC entities or their ownership structure or the Contractual Arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or any of our PRC entities fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses;

•	discontinuing or restricting the operations;

•	imposing conditions or requirements with which the PRC entities may not be able to comply;

•	requiring us and our PRC entities to restructure the relevant ownership structure or operations, including termination of the contractual arrangements with our VIE and deregistering the equity pledge of our VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control our VIE;

•	restricting or prohibiting our use of the proceeds from this offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business; or

•	imposing fines or confiscating the income from our PRC subsidiaries or our VIE.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

The shareholders of our VIE may have actual or potential conflicts of interest with us and as a result may refuse to perform, or may breach, the Contractual Arrangements, which may materially and adversely affect our business and financial condition.

The shareholders of our VIE may have actual or potential conflicts of interest with us. These shareholders may refuse to perform or sign or may breach, or cause our VIE to breach, or refuse to renew, the existing Contractual Arrangements, which would have a material and adverse effect on our ability to effectively control our VIE and receive economic benefits from it. As a result, control over, and funds due from, our VIE may be jeopardized if the shareholders of our VIE breach, or refuse to renew, the Contractual Arrangements. For example, the shareholders may be able to cause our agreements with our VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Any failure by our VIE or its shareholders to perform their obligations under the Contractual Arrangements, or any unauthorized use of indicia of corporate power or authority, would have a material adverse effect on our business.

We refer to the shareholders of our VIE as its nominee shareholders because although they remain the holders of equity interests on record in our VIE, pursuant to the terms of the relevant power of attorney, such shareholders have irrevocably authorized the individual appointed by Shaanxi HGS to exercise their rights as a shareholder of the relevant VIE. If our VIE or its shareholders fail to perform their respective obligations under the Contractual Arrangements or if any physical instruments, such as chops and seals, or other indicia of corporate power or authority, are used without our authorization, we may have to incur substantial costs and expend additional resources to seek legal remedies under PRC laws, including specific performance or injunctive relief, and/or claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of our VIE were to refuse to transfer their equity interest in the VIE to us or our designee if we exercise the purchase option pursuant to the Contractual Arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to perform their contractual obligations.

The Contractual Arrangements are governed by PRC laws. Accordingly, any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the U.S. As a result, uncertainties in the PRC legal system could limit our ability to enforce the Contractual Arrangements or could affect the validity of the Contractual Arrangements, and as a result we may not be able to exert effective control over our VIE, and our ability to conduct our business may therefore be materially adversely affected.

Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020. Since it is relatively new, uncertainties exist in relation to its interpretation and its implementation rules that are yet to be issued. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or the State Council of the PRC, or the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements as a form of foreign investment. Therefore, there can be no assurance that our control over our VIE through contractual arrangements will not be deemed as foreign investment in the future.

The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in a “negative list”. The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant PRC government authorities. If our control over our VIE through contractual arrangements are deemed as foreign investment in the future, and any business of our VIE is “restricted” or “prohibited” from foreign investment under the “negative list” effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to have control over our VIE may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operations. In addition, as the Chinese government has been updating the Negative List in recent years and reducing the sectors prohibited or restricted for foreign investment, it is probable in the future that, even if our VIE is identified as a FIE, it is still allowed to acquire or hold equity of enterprises in sectors currently prohibited or restricted for foreign investment.

Furthermore, the PRC Foreign Investment Law provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the PRC Foreign Investment Law.

In addition, the PRC Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in Renminbi or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within China; local governments shall abide by their commitments to the foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

Notwithstanding the above, the PRC Foreign Investment Law stipulates that foreign investment includes “foreign investors invest through any other methods under laws, administrative regulations or provisions prescribed by the State Council”. Therefore, there are possibilities that future laws, administrative regulations or provisions prescribed by the State Council may regard contractual arrangements as a form of foreign investment, and then whether our contractual arrangement will be recognized as foreign investment, whether our contractual arrangement will be deemed to be in violation of the foreign investment access requirements and how the above-mentioned contractual arrangement will be handled are uncertain.

The Chinese government may exercise significant oversight influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if our VIE or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate through our VIE in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2021 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app was removed from smartphone app stores. On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply, and such compliance or any associated inquiries or investigations or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase the Company’s operating costs;

•        require significant management time and attention; and

•        subject the post-combination entity to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry, which could result in a material adverse change in the value of our securities, potentially rendering it worthless. As a result, both you and us face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

If any of our affiliated entities becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy assets held by such entity, which could materially and adversely affect our business, financial condition and results of operations.

We currently conduct our operations in China through our Contractual Arrangements. As part of these arrangements, substantially all of our assets that are significant to the operation of our business are held by our affiliated entities. If any of these entities becomes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. In addition, if any of our affiliated entities undergoes a voluntary or involuntary liquidation proceeding, its equity owner or unrelated third-party creditors may claim rights relating to some or all of these assets, which would hinder our ability to operate our business and could materially and adversely affect our business, our ability to generate revenue and the market price of our common stock.

Risks Relating to our Securities and this Offering

We have never paid cash dividends and are not likely to do so in the foreseeable future.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

We may be subject to the penny stock rules which will make the shares of our common stock more difficult to sell.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $1.00 per share. Penny stocks generally are equity securities with a price of less than $1.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

On June 21, 2019, the “Company received a letter from the Listing Qualifications staff of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is no longer in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed companies to maintain a minimum bid price of $1.00 per share. The letter noted that the bid price of the Company’s common stock was below $1.00 for the 30-day period ending June 20, 2019. The notification letter has no immediate effect on the Company’s listing on the Nasdaq Capital Market. Nasdaq has provided the Company with 180 days, or until January 14, 2020, to regain compliance with the minimum bid price requirement by having a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. On December 19, 2019, Nasdaq determined that the Company is eligible for an additional 180 calendar day period, or until June 15, 2020, to regain compliance. Given the extraordinary market conditions caused by COVID-19, Nasdaq has determined to toll the compliance periods for bid price and market value of publicly held shares requirements through June 30, 2020. In that regard, on April 16, 2020, Nasdaq filed an immediately effective rule change with the Securities and Exchange Commission. Accordingly, the Company has until August 31, 2020, to regain compliance. As of November 3, 2020, The Company has been advised that March 1, 2021 represents the full extent of the Panel’s discretion to grant continued listing while it is non-compliant. Should the company fail to demonstrate compliance with Nasdaq Listing Rule 5550(a)(2) by that date, the Panel will issue a final delist determination and the Company will be suspended from trading on The Nasdaq Stock Market.

In addition, the penny stock rules require that prior to a transaction, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

Our shares of common stock are very thinly traded, and the price if traded may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are very thinly traded, and the price if traded may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans. This public offering price may not be indicative of prices that will prevail in the trading market.

The market price of our common stock may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The public offering price for our common stock will be determined through negotiations between the underwriters and us and may vary from the market price of our common stock following our public offering. If you purchase our common stock in our public offering, you may not be able to resell those share at or above the public offering price. We cannot assure you that the public offering price of our common stock, or the market price following our public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our public offering. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our quarterly operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the securities markets have from time to time experienced price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our shares in a negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some or all of their investment in our common stock.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our common stock may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriters are required to sell shares in this offering to at least 300 round lot stockholders (a round lot stockholders is a stockholders who purchases at least 100 shares) in order to ensure that we meet NASDAQ Capital Market listing standards, we have not otherwise imposed any obligations on the underwriters as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriters were to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other stockholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

Current, we are listed on the NASDAQ Capital Market. If our financial condition deteriorates, we may not meet continued listing standards on the NASDAQ Capital Market.

The NASDAQ Capital Market requires companies to fulfill specific requirements in order for their shares to continue to be listed. In order to qualify for continued listing on the NASDAQ Capital Market, we must meet the following criteria:

●	Our stockholders’ equity must be at least $2,500,000; or the market value of our listed securities must be at least $35,000,000; or our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $500,000;

●	The market value of our publicly held shares must be at least $1,000,000;

●	The minimum bid price for our shares must be at least $1.00 per share;

●	We must have at least 300 stockholders;

●	We must have at least 500,000 publicly held shares;

●	We must have at least 2 market makers; and

●	We must have adopted NASDAQ-mandated corporate governance measures, including a board of directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

Current, we are listed on the NASDAQ Capital Market, but if we are delisted from the NASDAQ Capital Market at some later date, our stockholders could find it difficult to sell our shares. In addition, if our common stock is delisted from the NASDAQ Capital Market at some later date, we may apply to have our common stock quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our common stock is not so listed or are delisted at some later date, our common stock may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. If our common stock is delisted from the NASDAQ Capital Market at some later date or become subject to the penny stock regulations, it is likely that the price of our shares would decline and that our stockholders would find it difficult to sell their shares.

The requirements of being a public company may strain our resources and divert management’s attention, which could have a material adverse effect on our business.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain or renew director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies which could have an adverse effect on our results of operations.

We are a reporting company in the United States. As a reporting company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our Company and stockholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

The trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts As we are a reporting company in the United States, we may attract research coverage and the analysts who publish information about our common stock will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline and result in the loss of all or a part of your investment in us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Stock by the Selling Stockholder. We will bear all other costs, fees and expenses incurred by us, or by the Selling Stockholder, in effecting the registration of the shares covered by this prospectus. The Selling Stockholder, however, will pay any other expenses incurred in selling its Common Stock, including any brokerage commissions or costs of sale.

CORPORATE HISTORY AND STRUCTURE

China HGS Real Estate Inc., or China HGS, formerly known as China Agro Sciences Corp., is a corporation incorporated under the laws of the State of Florida, which was incorporated in March 2001.

China HGS Investment Inc., or HGS Investment, is a corporation incorporated under the laws of the State of Delaware and a fully owned subsidiary of China HGS. HGS Investment owns 100% of the equity interest in Shaanxi HGS Management and Consulting Co., Ltd., or Shaanxi HGS, a wholly owned foreign entity incorporated under the laws of the People’s Republic of China on June 3, 2009.

China HGS does not conduct any material operations of its own. Instead, through its subsidiary, Shaanxi HGS, it entered into certain exclusive contractual arrangements with Shaanxi Guangsha Investment and Development Group Co., Ltd., or Guangsha. Pursuant to these agreements, Shaanxi HGS is obligated to absorb a majority of the risk of loss from Guangsha’s activities and entitles Shaanxi HGS to receive a majority of Guangsha’s expected residual returns. In addition, Guangsha’s shareholders have pledged their equity interest in Guangsha to Shaanxi HGS, irrevocably granted Shaanxi HGS an exclusive option to purchase, to the extent permitted under PRC Law, all or part of the equity interests in Guangsha and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Shaanxi HGS.

Our Company engages in real estate property development, primarily in the construction and sale of residential apartments, car parks and commercial properties.

Guangsha was incorporated in August 1995 as a limited liability company under the laws of the PRC. Guangsha is headquartered in the city of Hanzhong, Shaanxi Province. Guangsha is engaged in developing large scale and high quality commercial and residential projects, including multi-layer apartment buildings, sub-high-rise apartment buildings, high-rise apartment buildings, and office buildings.

Our corporate structure is set forth below:

Contractual Arrangements between Shaanxi HGS and Guangsha

Due to PRC legal restrictions on foreign ownership, neither we nor our subsidiaries own any direct equity interest in Guangsha. Instead, we control and receive the economic benefits of Guangsha’s business operation through a series of contractual arrangements. Shaanxi HGS, Guangsha and the Guangsha shareholders entered into a series of contractual arrangements, also known as VIE Agreements. The VIE agreements are designed to provide Shaanxi HGS with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Guangsha, including absolute control rights and the rights to the assets, property and revenue of Z Guangsha. If Guangsha and its subsidiary or the Guangsha shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over Guangsha and its subsidiary. Furthermore, if we are unable to maintain effective control, we would not be able to continue to consolidate the financial results of our variable interest entity in our financial statements.

Although we took every precaution available to effectively enforce the contractual and corporate relationship above, these contractual arrangements may still be less effective than direct ownership and that the Company may incur substantial costs to enforce the terms of the arrangements. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise control over our VIE. The shareholders of our consolidated VIE may not act in the best interests of our company or may not perform their obligations under these contracts. In addition, failure of our VIE shareholders to perform certain obligations could compel the Company to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. For a detailed description of the uncertainties of the VIE Agreements, see “Risk Factors – Risks Relating to Our Corporate Structure.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section headed “Summary Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Our Business Overview

We are incorporated under the laws of the State of Florida. As a holding company with no material operations of our own, we conduct our operations in China through our variable interest entity, Shaanxi Guangsha Investment and Development Group Co., Ltd, or Guangsha. Neither we nor our subsidiaries own any share in Guangsha. Instead, we control and receive the economic benefits of Guangsha’s business operation through a series of contractual arrangements, or the VIE Agreements. Due to the indirect ownership in the our wholly-foreign owned entity (“WFOE”), Shaanxi HGS Management and Consulting Co., Ltd. or Shaanxi HGS and the VIE Agreements, we, through Shaanxi HGS, are regarded as the primary beneficiary of the VIE, Guangsha. The VIE Structure is used to generally provide control and economic benefit with respect to foreign investment in Chinese-based companies where Chinese law prohibits direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese operating entities..

Our Company, through our VIE, engages in real estate development, primarily in the construction and sale of residential apartments, car parks and commercial properties. We conduct substantially all of our business in Mainlan China through Shaanxi Guangsha Investment and Development Group Co., Ltd, or Guangsha, in Hanzhong, Shaanxi Province. Since the inception of our business, we have been focused on expanding our business in certain Tier 3 and Tier 4 cities and counties in China.

For the nine months ended June 30, 2021, our sales, gross profit and net income were $52.9 million, $10.9 million and $6.1 million, respectively, representing an approximate 630.0%, 2477.9% and 277.7% increase in sales, gross profit and net income as compared to nine months ended June 30, 2021, respectively. The increase in sales, gross profit and net income was mainly resulted from more gross floor area (“GFA”) sold during nine months ended June 30, 2021.

For the nine months ended June 30, 2021, the average selling price (“ASP”) for our real estate projects (excluding sales of parking spaces) located in Yang County was approximately $670 per square meter, slightly decreased from the ASP of $687 per square meter for the nine months ended June 30, 2020. The ASP of our Hanzhong real estate projects (excluding sales of parking spaces) was approximately $621 per square meter for the nine months ended June 30, 2021, increased from the ASP of $569 per square meter for the nine months ended June 30, 2020 due to increasing real estate price in the local market.

Market Outlook

The Chinese government is expected to continue implementing measures to cool down the real estate market. These measures may include restrictions on home purchase, increase the down-payment requirement against speculative buying, encourage the development of low-cost rental housing property to help low-income groups while reducing the demand in the commercial housing market, increase the real estate property tax to discourage speculation, and control of the land supply and slowdown the construction land auction process. The pressure on home sales and prices will be especially obvious in third- and fourth-tier cities, while the property market in the first- and second-tier cities is expected to be resilient.

The Company intends to remain focused on our existing construction projects in Hanzhong City and Yang County, deepening our institutional sales network, enhancing our cost and operational synergies and improving cash flows and strengthening our balance sheet.

The Company started the construction of the Liangzhou Road related projects after the approval by the local government of the road. These projects will comprise of residential for end-users and upgraders, shopping malls as well as serviced apartments and offices to satisfy different market demands.

In December 2019, a novel strain of coronavirus (COVID-19) surfaced. COVID-19 has spread rapidly to many parts of the PRC and other parts of the world in the first quarter of 2020, which has caused significant volatility in the PRC and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the PRC and international economies. For the nine months ended June 30, 2021, the COVID-19 pandemic did not have a material net impact on the Company’s financial positions and operating results. The extent of the impact on the Company’s future financial results will be dependent on future developments such as the length and severity of the crisis, the potential resurgence of the crisis, future government actions in response to the crisis and the overall impact of the COVID-19 pandemic on the local economy and real estate markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity and results of operations if the current situation continues.

Liangzhou Road related projects

In September 2013, the Company entered into an agreement ("Liangzhou Agreement") with the Hanzhong local government on the Liangzhou Road reformation and expansion project (“Liangzhou Road Project"). Pursuant to the Liangzhou Agreement, the Company is contracted to reform and expand the Liangzhou Road, a commercial street in downtown Hanzhong City, with a total length of 2,080 meters and width of 30 meters and to resettle the existing residents in the Liangzhou Road area. The government's original road construction budget was approximately $33 million in accordance with the Liangzhou Agreement. The Company, in return, is being compensated by the local government to have an exclusive right on acquiring at least 394.5 Mu (approximately 65 acres) land use rights in a specified residential zone of Hanzhong City. The Liangzhou Road Project's road construction started at the end of 2013. In 2014, the original scope and budget on the Liangzhou Road reformation and expansion project was extended, because the local government included more area and resettlement residences into the project, which resulted in additional investments from the Company. In return, the Company was authorized by the local government to develop and manage the commercial and residential properties surrounding the Liangzhou Road project. As of June 30, 2021, the main Liangzhou Road construction is substantially completed, and the Company expects the government's acceptance to be completed before the end of fiscal 2021. Due to historical delays in government approval and acceptance, the Company included such balance of the final payment pending for the local government’s approval in real estate property under development as non-current assets.

As of June 30, 2021, the actual costs incurred by the Company were approximately $177.5 million (September 30, 2020 - $164.9 million). The Liangzhou Road related projects mainly consists of Oriental Garden Phase II, Liangzhou Mansion and Pearl Commercial Plaza surrounding the Liangzhou road area:

Oriental Garden Phase II

The Oriental Garden Phase II project consists of 8 high-rise residential buildings and 6 commercial buildings with total planned GFA of 370,298 square meters. The project will also include a farmer’s market.

Liangzhou Mansion The Liangzhou Mansion consists of 7 high-rise building and commercial shops on the first floor with total planned GFA of 160,000 square meters.

Pearl Commercial Plaza

The Pearl Commercial Plaza consists one office building, one service apartment (or hotel), classical architecture style of Chinese traditional houses and shopping malls with total planned GFA of 124,191 square meters.

The Company plans to start these three real estate projects after the third quarter of 2021 after the road construction passes local government’s inspection and approval. These related projects may take 2-3 years to be fully completed.

Road Construction Projects

Other road construction projects mainly included the Yang County East 2nd Ring Road construction project. The Company was engaged by the Yang County local government to construct the East 2nd Ring Road with a total length of 2.15 km. The local government is required to repay the Company’s project investment costs within 3 years after completion of the project with interest at the interest rate based on the commercial borrowing rate with the similar term published by the China Construction Bank (which as of December 31, 2020 –was 4.75%). The local government’s repayment could be used by the Company to reduce local surcharges or taxes otherwise required in the real estate development. The road construction was substantially completed as of June 30, 2021 and as of the date of this prospectus is in the process of government review and approval.  For the nine months ended June 30, 2021, the Company received local government’ installment payments of approximately $2.3 million and the final payment is pending for the local government’s approval. The installment received was included in the Company’s customer deposits as of June 30, 2021.

In September 2012, the Company was approved by the Hanzhong local government to construct four municipal roads with a total length of approximately 1,192 meters. The project was deferred and then restarted during the quarter ended March 31, 2014. As of June 30, 2021, the local government was still in the process of assessing the budget for these projects, which is expected to be completed by December 2021.

Under development:	Estimated Completion time of construction
Hanzhong City Hanfeng Beiyuan East Road	The road construction was substantially completed and is pending local government’s acceptance.
Hanzhong City Liangzhou Road related projects	The road construction was substantially completed and is pending local government’s acceptance.
Hanzhong City Beidajie project	Under planning stage and waiting for local government’s zoning plan
Yang County East 2nd Ring Road	The road construction was substantially completed and is pending local government’s acceptance.

Results of Operations

Three Months Ended June 30, 2021 compared to Three Months Ended June 30, 2020

Revenues

The following is a breakdown of revenue:

	For Three Months Ended
	June 30,
	2021	2020
Revenue recognized for completed condominium real estate projects	$31,824,097	$3,046,430
Revenue recognized for condominium real estate projects under development	—	—
Total	$31,824,097	$3,046,430

Revenue recognized for completed condominium real estate projects

The following table summarizes our revenue generated by different projects:

	For Three Months Ended June 30,
	2021		2020		Variance
	Revenue	%	Revenue	%	Amount	%
Mingzhu Garden (Mingzhu Nanyuan & Mingzhu Beiyuan) Phase I and II	$—	—	$132,563	4.4%	$(132,563)	(100)%
Oriental Pearl Garden	—	—	64,560	2.1%	(64,560)	(100)%
Nanyuan II Project	29,107,272	91.5%	—	—	29,107,272	100%
Yangzhou Palace	2,716,825	8.5%	2,781,660	91.3%	(64,835)	(2.3)%
Yangzhou Pearl Garden Phase I and II	—	—	67,647	2.2%	(67,647)	(100)%

Total Real Estate Sales before Sales Tax	31,824,097	100%	3,046,430	100%	28,777,667	944.6%
Sales Tax	(197,537)		(29,222)		(168,315)	576.0%
Revenue net of sales tax	$31,626,560		$3,017,208		$28,609,352	948.2%

Our revenues are derived from the sale of residential buildings, commercial store-fronts and parking spaces in projects that we have developed. Comparing to the same period of last year, revenues before sales tax increased by 944.6% to approximately $31.8 million for the three months ended June 30, 2021 from approximately $3.0 million. For the three months ended June 30, 2021, we sold all residential units in Nanyuan II project to the local government for residence reallocation purposes with total revenue of approximately $29.1 million, which represented 91.5% of our revenue in this quarter. The total GFA sold for the rest of real estate projects during the three months ended June 30, 2021 and 2020 was 4,056 square meters and 3,624 square meters, respectively. The sales tax for the three months ended June 30, 2021 was approximately $0.2 million, increased by 576.0% from the same period of 2020, consistent with the increase in revenue. The percentage of increase in sales taxes was less than the growth rate in revenue was due to the fact that certain tax charge was based on the customers’ payments, the location of the properties and other factors.

Cost of Sales

The following table sets forth a breakdown of our cost of sales:

	For Three Months Ended June 30,
	2021		2020		Variance
	Cost	%	Cost	%	Amount	%
Land use rights	$2,327,295	9.2%	$165,305	9.6%	$2,161,990	1307.9%
Construction cost	22,969,393	90.8%	1,562,912	90.4%	21,406,481	1369.7%
Total cost	$25,296,688	100%	$1,728,217	100%	$23,568,471	1363.7%

Our cost of sales consists primarily of costs associated with land use rights and construction costs. Cost of sales are capitalized and allocated to development projects using a specific identification method. Costs are allocated to specific units within a project based on the ratio of the sales area of units to the estimated total sales area of the project or phase of the project times the total cost of the project or phase of the project.

Cost of sales was approximately $25.3 million for the three months ended June 30, 2021 compared to $1.7 million for the same period of last year. The $23.6 million increase in cost of sales was mainly attributable to more GFA sold during the three months ended June 30, 2021 which led to increased cost of sales.

Land use rights cost: The cost of land use rights includes the land premium we pay to acquire land use rights for our property development sites, plus taxes. Our land use rights cost varies for different projects according to the size and location of the site and the minimum land premium set for the site, all of which are influenced by government policies, as well as prevailing market conditions. Costs for land use rights for the three months ended June 30, 2021 were approximately $2.3 million, as compared to approximately $0.2 million for the three months ended June 30, 2020, representing an increase of approximately $2.2 million from the same quarter last year. The increase was consistent with the fact that total GFA sold in this quarter significantly increased from the same period of last year.

Construction cost: We outsource the construction of all of our projects to third party contractors, whom we select through a competitive tender process. Our construction contracts provide a fixed payment which covers substantially all labor, materials and equipment costs, subject to adjustments for some types of excess, such as design changes during construction or changes in government-suggested steel prices. Our construction costs consist primarily of the payments to our third-party contractors, which are paid over the construction period based on specified milestones. In addition, we purchase and supply a limited range of fittings and equipment, including elevators, window frames and door frames. Our construction costs for the three months ending June 30, 2021 were approximately $23.0 million as compared to approximately $1.6 million for the same period of last year, representing an increase of approximately $21.4 million. The increase in construction cost was due to more real estate projects sold during the quarter ended June 30, 2021.

In addition, for the three months ended June 30, 2020, we recognized approximately $2.7 million impairment losses for certain slow moving real estate property development completed.

Gross Profit

Gross profit was approximately $6.3 million for the three months ended June 30, 2021 as compared to gross loss approximately $1.4 million for the three months ended June 30, 2020, representing an increase of $7.7 million, which was mainly attributable to approximately $5.8 million gross profit from the sales of Nanyuan II project to the local government during the current quarter of fiscal 2021 and no impairment loss recognized for the real estate property completed during the quarter ended June 30, 2021. For the three months ended June 30, 2020, we recognized approximately $2.7 million impairment losses for certain slow moving real estate property development completed. The gross margin was consistently around 19.9% comparing to negative gross margin of 46.4% in the same period of last year. The higher margin in Yanzhou Palace for the quarter ended June 30, 2020 was due to the fact that most real estate property sold was commercial units with higher gross margin than residential units.

	For Three Months Ended June 30,
	2021		2020
		Gross		Gross
	Gross Profit	Margin	Gross Profit	Margin
Mingzhu Garden (Mingzhu Nanyuan & Mingzhu Beiyuan) Phase I and II	$—	—	$38,183	28.8%
Oriental Garden	—	—	16,085	24.9%
Nanyuan II project	5,751,198	19.8%	—	—
Yangzhou Pearl Garden Phase I and II	—	—	11,684	17.3%
Yangzhou Palace	776,211	28.6%	1,252,261	45.0%
Sales Tax	(197,537)	—	(29,222)	—
Impairment losses on real estate property development completed			(2,703,031)
Total Gross Profit	$6,329,872	19.9%	$(1,424,040)	(46.4)%
Total Real Estate Sales before Sales Tax	$31,824,097		$3,046,430

Operating Expenses

Total operating expenses increased by 42.0% to approximately $1.5 million for the three months ended June 30, 2021 from $1.1 million for the three months ended June 30, 2020, primarily due more general and administrative expense incurred for the three months ended June 30, 2021. Our general and administrative expense was approximately $1.4 million for the three months ended June 30, 2021, increased by $0.4 million from the three months ended June 30, 2020 due to more office expenses and professional and consulting fee expenses incurred. Our total operating expenses accounted for 4.7% and 34.5% of our real estate sales before sales taxes for the three months ended June 30, 2021 and 2020, respectively.

	For Three Months Ended
	June 30,
	2021	2020
Selling expenses	$81,002	$77,404
General and administrative expenses	1,411,151	973,318
Total operating expenses	$1,492,153	$1,050,722
Percentage of Real Estate Sales before Sales Tax	4.7%	34.5%

PRC Taxes

Our Company is governed by the Enterprise Income Tax Law of the People’s Republic of China concerning private-run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. For the nine months ended June 30, 2021 and 2020, the Company is subject to income tax rate of 25% on taxable income. Although the possibility exists for reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, potentially overturning the decision made by the local tax authority, the Company has not experienced any reevaluation of the income taxes for prior years. The PRC tax rules are different from the local tax rules and the Company is required to comply with local tax rules. The difference between the two tax rules will not be a liability of the Company. There will be no further tax payments for the difference.

Net income

We reported net income of approximately $3.6 million for the three months ended June 30, 2021, as compared to net loss of approximately $2.6 for the three months ended June 30, 2020. The increase of approximately $6.2 million in our net income was primarily due to more revenue for the three months ended June 30, 2021 as discussed above under Revenues and Gross Profit.

Other Comprehensive Income (loss)

We operate primarily in the PRC and the functional currency of our operating subsidiary is the Chinese Renminbi (“RMB”).  RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Translation adjustments resulting from this process amounted to loss of $2.8 million and $0.4 million for the three months ended June 30, 2021 and 2020, respectively, due to the significant fluctuation of RMB during the period. The balance sheet amounts with the exception of equity at June 30, 2021 were translated at 6.4566 RMB to 1.00 USD as compared to 6.7896 RMB to 1.00 USD at September 30, 2020. The equity accounts were stated at their historical rate. The average translation rates applied to the income statements accounts for the periods ended June 30, 2021 and 2020 were 6.5202 RMB and 7.0364 RMB, respectively.

Nine months Ended June 30, 2021 compared to Nine months Ended June 30, 2020

Revenues

The following is a breakdown of revenue:

	For nine months ended
	June 30,
	2021	2020
Revenue recognized under full accrual method	$52,857,471	$7,240,503
Revenue recognized under percentage of completion method	—	—
Total	$52,857,471	$7,240,503

Revenue recognized for completed condominium real estate projects

The following table summarizes our revenue generated by different projects:

	For Nine Months Ended June 30,
	2021		2020		Variance
	Revenue	%	Revenue	%	Amount	%
Mingzhu Garden (Mingzhu Nanyuan & Mingzhu Beiyuan) Phase I and Phase II	$189,455	0.4%	$663,516	9.2%	$(474,061)	(71.4)%
Nanyuan II Project	43,538,611	82.4%	—	—	43,538,611	100%
Yangzhou Pearl Garden Phase I and Phase II	42,321	0.1%	76,355	1.1%	(34,034)	(44.6)%
Oriental Garden	—	—	186,464	2.6%	(186,464)	(100)%
Yangzhou Palace	9,087,084	17.1%	6,314,168	87.2	2,772,916	43.9%

Total Real Estate Sales before Sales Tax	52,857,471	100%	7,240,503	100%	45,616,698	630.0%
Sales Tax	(336,241)		(95,503)		(240,738)	252.1%
Revenue net of sales tax	$52,521,230		$7,145,000		$45,376,230	635.1%

Our revenues are derived from the sale of residential buildings, commercial store-fronts and parking spaces in projects that we have developed. Comparing to the same period of last year, revenues before sales tax increased by $45.6 million to approximately $52.9 million for the nine months ended June 30, 2021 from approximately $7.2 million in the same period of last year. For the nine months ended June 30, 2021, we sold all residential units in Nanyuan II project to the local government for residence reallocation purposes with total revenue of approximately $43.5 million, which represented 82.4% of our revenue.  The total GFA sold for the rest of real estate projects during the nine months ended June 30, 2021 and 2020 was 13,949 square meters and 10,797 square meters, respectively. The sales tax for the nine months ended June 30, 2021 was approximately $0.3 million, increased by 252.1% from the same period of 2020, consistent with more revenue in the first half of fiscal 2021. The percentage of increase in sales taxes was less than the growth rate in revenue was due to the fact that certain tax charge was based on the customers’ payments, the location of the properties and other factors.

Cost of Sales

The following table sets forth a breakdown of our cost of sales:

	For nine months ended June 30,
	2021		2020		Variance
	Cost	%	Cost	%	Amount	%
Land use rights	$3,954,336	9.5%	$462,934	9.4%	$3,491,402	754.2%
Construction cost	37,670,258	90.5%	4,437,276	90.6%	33,232,982	749.0%
Total cost	$41,624,594	100%	$4,900,210	100%	$36,724,384	749.4%

Our cost of sales consists primarily of costs associated with land use rights and construction costs. Cost of sales are capitalized and allocated to development projects using a specific identification method. Costs are allocated to specific units within a project based on the ratio of the sales area of units to the estimated total sales area of the project or phase of the project times the total cost of the project or phase of the project.

Cost of sales was approximately $41.6 million for the nine months ended June 30, 2021 compared to $4.9 million for the same period of last year. The $36.7 million increase in cost of sales was mainly attributable to more GFA sold during the nine months ended June 30, 2021 which led to less cost of sales.

Land use rights cost: The cost of land use rights includes the land premium we pay to acquire land use rights for our property development sites, plus taxes. Our land use rights cost varies for different projects according to the size and location of the site and the minimum land premium set for the site, all of which are influenced by government policies, as well as prevailing market conditions. Costs for land use rights for the nine months ended June 30, 2021 were approximately $4.0 million, as compared to approximately $0.5 million for the nine months ended June 30, 2020, representing an increase of approximately $3.5 million from the same period of last year. The increase was consistent with the fact that total GFA sold in the first nine months 2020 was significantly increased from the same period of last year.

Construction cost: We outsource the construction of all of our projects to third party contractors, whom we select through a competitive tender process. Our construction contracts provide a fixed payment which covers substantially all labor, materials and equipment costs, subject to adjustments for some types of excess, such as design changes during construction or changes in government-suggested steel prices. Our construction costs consist primarily of the payments to our third-party contractors, which are paid over the construction period based on specified milestones. In addition, we purchase and supply a limited range of fittings and equipment, including elevators, window frames and door frames. Our construction costs for the nine months ending June 30, 2021 were approximately $37.7 million as compared to approximately $4.4 million for the same period of last year, representing an increase of approximately $33.2 million. The increase in construction cost was due to more real estate property units sold during the first half of fiscal 2020.

In addition, for the nine months ended June 30, 2020, we recognized approximately $2.7 million impairment losses for certain slow moving real estate property development completed.

Gross Profit

Gross profit was approximately $10.9 million for the nine months ended June 30, 2021 as compared to gross loss of approximately $0.5 million for the nine months ended June 30, 2020, representing an increase of $11.4 million, which was mainly attributable to approximately $8.6 million gross profit from the sales of Nanyuan II project to the local government and no impairment charge recognized for the real estate property completed during the first nine months of fiscal 2021. The gross margin was 20.6% in the first nine months of fiscal 2021 as compared to negative gross margin of 6.3% in the same period of last year. For the nine months ended June 30, 2020, we recognized approximately $2.7 million impairment losses for certain slow moving real estate property development completed. For the nine months ended June 30, 2021, the ASP for our real estate projects (excluding sales of parking spaces) located in Yang County was approximately $670 per square meter, slightly decreased from the ASP of $687 per square meter. The ASP of our Hanzhong real estate projects (excluding sales of parking spaces) was approximately $621 per square meter for the nine months ended June 30, 2021, increased from the ASP of $569 per square meter for the nine months ended June 30, 2020 due to increasing real estate price in the local market.

The following table sets forth the gross margin of each of our projects:

	For Nine Months Ended June 30,
	2021		2020
		Percentage	Gross	Percentage
	Gross Profit	of Revenue	Profit	of Revenue
Mingzhu Garden (Mingzhu Nanyuan & Mingzhu Beiyuan)	$47,336	25.0%	$185,245	27.9%
Oriental Garden	—	—	52,504	28.2%
Nanyuan II project	8,602,566	19.8%	—	—
Yangzhou Pearl Garden	5,275	13.5%	12,863	16.8%
Yangzhou Palace	2,577,250	28.4%	2,089,681	33.1%
Sales Tax	(336,241)		(95,503)
Impairment losses on real estate property development completed	—	—	(2,703,031)
Total Gross Profit	10,896,636	20.6%	(458,241)	(6.3)%
Total Real Estate Sales before Sales Tax	$52,857,471		$7,240,503

Operating Expenses

Total operating expenses were approximately $2.4 million and $2.9 million for the nine months ended June 30, 2021 and 2020, respectively. The decrease in selling expenses of $0.3 million for nine months ended June 30, 2021 was primarily attributed to less promotion activities. The $0.1 million decrease in general administration expenses for the nine months ended June 30, 2021 was primarily attributed to less office expenses and professional and consulting fee expenses incurred. Our total operating expenses accounted for 4.6% and 39.5% of our real estate sales before sales taxes for the nine months ended June 30, 2021 and 2020, respectively.

	For nine months ended
	June 30,
	2021	2020
Selling expenses	$177,168	$477,962
General and administrative expenses	2,260,410	2,381,572
Total operating expenses	$2,437,578	$2,859,534
Percentage of Real Estate Sales before Sales Tax	4.6%	39.5%

PRC Taxes

Our Company is governed by the Enterprise Income Tax Law of the People’s Republic of China concerning private-run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. For the nine months ended June 30, 2021 and 2020, the Company is subject to income tax rate of 25% on taxable income. Although the possibility exists for reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, potentially overturning the decision made by the local tax authority, the Company has not experienced any reevaluation of the income taxes for prior years. The PRC tax rules are different from the local tax rules and the Company is required to comply with local tax rules. The difference between the two tax rules will not be a liability of the Company. There will be no further tax payments for the difference.

Net Income

We reported net income of approximately $2.5 million for the nine months ended June 30, 2021, as compared to net loss of approximately $6.1 million for the nine months ended June 30, 2020. The increase of $9.6 million in our net income was primarily due to more revenue reported for the first half of fiscal 2021 as discussed above under Revenues and Gross Profit

Other Comprehensive Income (Loss)

We operate primarily in the PRC and the functional currency of our operating subsidiary is the Chinese Renminbi (”RMB”).  RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Translation adjustments resulting from this process amounted to loss of $9.0 million and $1.9 million for the nine months ended June 30, 2021 and 2020, respectively, due to the significant fluctuation of RMB during the period. The balance sheet amounts with the exception of equity at June 30, 2021 were translated at 6.4566 RMB to 1.00 USD as compared to 6.7896 RMB to 1.00 USD at September 30, 2020. The equity accounts were stated at their historical rate. The average translation rates applied to the income statements accounts for the periods ended June 30, 2021 and 2020 were 6.5202 RMB and 7.0364 RMB, respectively.

Year ended September 30, 2020 as compared to year ended September 30, 2019

Revenues

The following is a breakdown of revenue for the years ended September 30, 2020 and 2019:

	For the years ended September 30,
	2020	2019
Revenue recognized for completed condominium real estate projects	$12,979,227	$13,400,491
Revenue recognized for condominium real estate projects under development	-	26,564,065
Total	$12,979,227	$39,964,556

Revenue recognized for completed condominium real estate projects

The following table summarizes our revenue generated by different projects:

	For the Years Ended September 30,
	2020		2019			Variance
	Revenue	%	Revenue	%	Variance	%
Projects
Yangzhou Pearl Garden Phase I and II	$1,312,921	10.1%	$2,726,864	20.3%	$(1,413,943)	(51.9)%
Oriental Pearl Garden	187,284	1.4%	2,627,563	19.6%	(2,440,279)	(92.9)%
Mingzhu Garden (Nanyuan and Beiyuan) Phase I and II	3,500,750	27.0%	8,046,064	60.1%	(4,545,314)	(56.5)%
Yangzhou Palace	7,978,272	61.5%	-		7,978,272	100%
Total Revenue	12,979,227	100%	13,400,491	100%	(1421,264)	(3.1)%
Sales Tax	(193,719)		(133,803)		(59,916)	(44.8)%
Revenue net of sales tax	$12,785,508		$13,266,688		$(481,180)	(3.6)%

Our revenues are derived from the sale of residential buildings, commercial store-fronts and parking spaces in projects that we have developed. Comparing to last year, revenues before sales tax decreased by 3.1% to approximately $13.0 million in fiscal 2020 from approximately $13.4 million in fiscal 2019. The total GFA sold during fiscal 2020 was 21,735 square meters, consistent from the 22,339 square meters sold during last year. Currently, our Mingzhu Garden Phase I and Phase II, Yangzhou Pearl Garden Phase I and Phase II and Oriental Garden Phase I have all been completed in prior years as well as Yangzhou Palace projects has been completed during the third quarter of fiscal 2019, therefore only limited models are available for customer selection, which limited our ability to promote our existing house model to broader range of customers and resulted in lower sales for current year. The sales tax for fiscal 2020 increased by 44.8% from fiscal 2019, due to more surcharge tax charged for the completed real estate properties during fiscal 2020.

Revenue recognized for condominium real estate projects under development

We started to recognize revenue under the percentage of completion method for Yangzhou Palace real estate project since second quarter of fiscal 2017. For the year ended September 30, 2020, there was no revenue recognized under the percentage of completion method, because Yangzhou Palace real estate project was completed by September 30, 2019 and our current real estate projects under development in Liangzhou Road and related project under development as of September 30, 2020 have not met the criteria for revenue recognition under the percentage of completion method.

		For the year ended September 30, 2019
	Total GFA	Average Percentage of Completion(1)	Qualified Contract Sales(2)	Revenue Recognized under Percentage of Completion	Accumulated Revenue recognized under Percentage of completion
Real estate properties under development located in Yang County
Yangzhou Palace	297,450	100%	$77,979,739	$26,564,065	$77,979,739

(1)	Percentage of Completion progress is calculated by dividing total costs incurred by total estimated costs for the relevant buildings in each real estate building , estimated as of the date of our financial statements as of and for the year indicated.

(2)	Qualified contract sales only include all contract sales with customer deposits balance as of September 30, 2019 and 2019 equal or greater than 30% of contract sales amount and related individual of buildings were sold over 20%.

(3)	The actual GFA will be re-measured when the real estate project is completed, which could be slightly different from the estimated GFA at the beginning of the real estate projects.

Cost of sales

The following table sets forth a breakdown of our cost of revenues for the years indicated.

	For the Years Ended September 30,
	2020		2019			Variance
	Cost	Percentage	Cost	Percentage	Variance	%
Land use rights	$843,284	9.0%	$2,692,563	8.9%	$(1,849,279)	(68.7)%
Construction costs	8,526,536	91.0%	27,560,950	91.1%	(19,034,414)	(69.1)%
Total	$9,369,820	100%	$30,253,513	100%	$(20,883,693)	(69.0)%

Our cost of sales consists primarily of costs associated with land use rights and construction costs. Cost of sales are capitalized and allocated to development projects using a specific identification method. Costs are allocated to specific units within a project based on the ratio of the sales area of units to the estimated total sales area of the project or phase of the project times the total cost of the project or phase of the project.

Cost of sales was approximately $9.4 million for the year ended September 30, 2020 compared to $30.3 million for the year ended September 30, 2019. The 69% decrease in cost of sales was mainly attributable to the decrease in total GFA sold for Oriental Pearl Garden, Mingzhu Garden (Nanyuan and Beiyuan) Phase I and II and Yang County Yangzhou Palace project during fiscal 2020 which led to decreased revenue and cost of sales during fiscal 2020.

Land use rights cost: The cost of land use rights includes the land premium we pay to acquire land use rights for our property development sites, plus taxes. Our land use rights cost varies for different projects according to the size and location of the site and the minimum land premium set for the site, all of which are influenced by government policies, as well as prevailing market conditions. Costs for land use rights for the year ended September 30, 2020 were approximately $0.8 million, as compared to $2.7 million for the year ended September 30, 2019, representing a decrease of $1.8 million from last year. The decrease in costs of land use rights was due to less GFA sold during fiscal 2020.

Construction cost: We outsource the construction of all of our projects to third party contractors, whom we select through a competitive tender process. Our construction contracts provide a fixed payment which covers substantially all labor, materials and equipment costs, subject to adjustments for some types of excess, such as design changes during construction or changes in government-suggested steel prices, which are paid over the construction period based on specified milestones. In addition, we purchase and supply a limited range of fittings and equipment, including elevators, window frames and door frames. Our construction costs for the year ended September 30, 2020 were approximately $8.5 million as compared to approximately $27.6 million for the year ended September 30, 2019, representing a decrease of $10.0 million. The decrease in construction cost was due to the decrease in units sold in fiscal 2020.

Gross profits

Gross profit was approximately $0.7 million for the year ended September 30, 2020 as compared to approximately $9.3 million for the year ended September 30, 2019, representing a decrease of approximately $8.6 million, which was mainly attributable to less GFA sold in Oriental Pearl Garden and Yang County Yangzhou Palace project during fiscal 2020 and addition impairment of $2.7 million recognized during the year. We have only limited models available for customer selection in Oriental Pearl Garden project and Yangzhou Yangzhou Palace project, therefore, the sales from these completed projects decreased from last year. For fiscal 2020, our average selling price (“ASP”) for real estate projects (excluding sales of parking spaces) located in Yang County was approximately $719 per square meter, consistent from the ASP of $720 per square meter for fiscal 2019. The ASP of our Hanzhong real estate projects (excluding sales of parking spaces) was approximately $419 per square meter for fiscal 2020, decreased by 25.2% as compared to the ASP of $560 per square meter for fiscal 2019. The decrease ASP in Hanzhong real estate projects was mainly due to the fact that many units sold in fiscal 2020 was for government’s reallocation of residence purpose with lower selling price.

The overall gross profit as a percentage of real estate sales was 5.5% for the year ended September 30, 2020, decreased from 23.3% for the year ended September 30, 2019, was mainly due to the additional impairment loss of $2.7 million recognized for the year ended September 30, 2020.

	For the Year Ended September 30
	2020		2019
Project	Gross Profit	Gross Margin	Gross Profit	Gross Margin	Variance	Variance %
Yangzhou Pearl Garden Phase I and II	$289,032	22%	$1,619,575	59%	$(1,330,543)	82%
Yangzhou Palace	2,424,864	30%	5,210,427	20%	(2,785,563)	(54)%
Mingzhu Garden (Mingzhu Nanyuan and Beiyuan) Phase I and II	842,776	24%	2,105,274	26%	(1,262,498)	(60)%
Oriental Garden	52,735	28%	775,767	30%	(723,032)	(93)%
Sales Tax	(193,719)	-	(389,406)	-	195,687	(50)%
Impairment losses on real estate property development completed	(2,703,031)		-	-	(2,703,031)	-
Total Gross Profit	$712,657	5.5%	$9,321,637	23%
Total Revenue	$12,979,227		$39,964,556

Operating expenses

Total operating expenses decreased by 8.0% or approximately $0.3 million to approximately $2.9 million for the year ended September 30, 2020 from approximately $3.2 million for the year ended September 30, 2019, as a result of a decrease in general administrative expense of approximately $0.3 million, but offset with a slight increase in selling expense of $0.1 million. The Company incurred more marketing expense in fiscal 2020 to promote the sales in Yangzhou Palace project, which resulted higher selling expense in last year. The $0.3 million decrease in general and administrative expense was due to less consulting and professional fee incurred for the year ended September 30, 2020.

	For the years ended September 30,
	2020	2019
General and administrative expenses	$2,324,057	$2,661,578
Selling expenses	580,639	494,646
Total Operating expenses	$2,904,696	$3,156,224
Percentage of Revenue before sales tax	22.4%	7.9%

Interest expense, net

Net interest expense was approximately $0.1 million for the year ended September 30, 2020 and 2019.

Other income, net

For the year ended September 30, 2020, the Company had net other income of $1.4 million due to the fact that the Company disposed certain real estate properties in the existing real estate property completed and under-development to suppliers with settlement of their related payables. For the year ended September 30, 2019, the Company incurred net other expense of $0.3 million for certain non-operating related expenditures.

Income taxes

U.S. Taxes

China HGS is a Florida corporation. However, all of our operations are conducted solely by our subsidiaries in the PRC. No income is earned in the United States and we do not repatriate any earnings outside the PRC. As a result, we did not generate any U.S. taxable income for the years ended September 30, 2020 and 2019.

For the year ended September 30, 2020, the income tax provision was approximately $0.8 million, decreased from approximately $2.0 million in fiscal 2019 due to loss incurred in fiscal 2020.

Recent U.S. federal tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the “U.S. Tax Reform”), was signed into law on December 22, 2017. The U.S. Tax Reform significantly modified the U.S. Internal Revenue Code by, among other things, reducing the statutory U.S. federal corporate income tax rate from 35% to 21% for taxable years beginning after December 31, 2017; limiting and/or eliminating many business deductions; migrating the U.S. to a territorial tax system with a one-time transition tax on a mandatory deemed repatriation of previously deferred foreign earnings of certain foreign subsidiaries; subject to certain limitations, generally eliminating U.S. corporate income tax on dividends from foreign subsidiaries; and providing for new taxes on certain foreign earnings. Taxpayers may elect to pay the one-time transition tax over eight years or in a single lump sum. The U.S. Tax Reform also includes provisions for a new tax on GILTI effective for tax years of foreign corporations beginning after December 31, 2017. The GILTI provisions impose a tax on foreign income in excess of a deemed return on tangible assets of controlled foreign corporations (“CFCs”), subject to the possible use of foreign tax credits and a deduction equal to 50 percent to offset the income tax liability, subject to some limitations. For the year ended September 30, 2018, the Company recognized a one-time transition toll tax of approximately $2.3 million that represented management’s estimate of the amount of U.S. corporate income tax based on the deemed repatriation to the United States of the Company’s share of previously deferred earnings of certain non-U.S. subsidiaries and VIE of the Company mandated by the U.S. Tax Reform. The Company’s estimate of the onetime transition toll Tax is subject to the finalization of management’s analysis related to certain matters, such as developing interpretations of the provisions of the Tax Act and amounts related to the earnings and profits of certain foreign VIEs and the filing of our tax returns. U.S. Treasury regulations, administrative interpretations or court decisions interpreting the Tax Act may require further adjustments and changes in our estimates. As of September 30, 2020, the Company provided an additional $1.0 million provision due to delinquent U.S. tax return fillings.

PRC Taxes

Our Company is governed by the Enterprise Income Tax Law of the People’s Republic of China concerning private-run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. For years ended September 30, 2020 and 2019, the Company is subject to income tax rate of 25% on taxable income. Although the possibility exists for reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, potentially overturning the decision made by the local tax authority, the Company has not experienced any reevaluation of the income taxes for prior years. The PRC tax rules are different from the local tax rules and the Company is required to comply with local tax rules. The difference between the two tax rules will not be a liability of the Company. There will be no further tax payments for the difference.

Net income

We reported approximately net income of $1.0 million in net income for the year ended September 30, 2020, representing a decrease of 73.5% or approximately $2.7 million as compared to net income of approximately $3.7 million for the year ended September 30, 2019. The decrease in net income was mainly due to less GFA sold during fiscal 2020.

Other comprehensive income

We operate primarily in the PRC and the functional currency of our operating subsidiary is the RMB. The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Translation adjustments amounted to approximately $8.6 million and negative $6.7 million for the years ended September 30, 2020 and 2019, respectively. The balance sheet amounts with the exception of equity at September 30, 2020 were translated at 6.7896 RMB to 1.00 USD as compared to 7.1477 RMB to 1.00 USD at September 30, 2019. The equity accounts were stated at their historical rate. The average translation rates applied to the income statements accounts for the years ended September 30, 2020 and 2019 were 7.0056 RMB to 1.00 USD and 6.8753 RMB to 1.00 USD, respectively.

Liquidity and Capital Resources

Our principal need for liquidity and capital resources is to maintain working capital sufficient to support our operations and to make capital expenditures to finance the growth of our business. Historically we mainly financed our operations primarily through cash flows from operations and borrowings from our principal stockholder.

In recent years, the Chinese government has implemented measures to control rising residential and commercial property prices including but not limited to restrictions on home purchase, increasing the down-payment requirement against speculative buying, development of low-cost rental housing properties to help low-income groups while reducing the demand in the commercial housing market, increasing real estate property taxes to discourage speculation, control of the land supply and slowdown the construction land auction process, etc. In addition, in December 2019, a novel strain of coronavirus (COVID-19) surfaced. COVID-19 has spread rapidly throughout China and worldwide, which has caused significant volatility in the PRC and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the PRC and international economies. To reduce the spread of the COVID-19, the Chinese government has employed measures including city lockdowns, quarantines, travel restrictions, suspension of business activities and school closures. Due to difficulties resulting from the COVID-19 outbreak, including, but not limited to, the temporary closure of the Company’s facilities and operations beginning in early February through early March 2020, limited support from the Company’s employees, delayed access to construction raw material supplies, reduced customer visits to the Company’s sales office, and inability to promote the real estate property sales to customers on a timely basis, our revenue during the nine months ended March 31, 2020 were significantly lower. The Company is experiencing a recovery of its real estate development business in the first nine months of fiscal 2021 due to increasing demand from the local real estate market. The Company had revenue of approximately $52.9 million for the nine months ended June 30, 2021, an increase of $45.6 million from $7.2 million in the same period of last year. Based on the assessment of current economic environment, customer demand and sales trends, we believe that consumer spending has been restored in the local real estate market and real estate sales are expected to grow in the coming periods. On the other side, due to negative impact from COVID-19 pandemic, the developing period of real estate properties and our operating cycle has been extended and we may not be able to liquidate our large balance of completed real estate property within the originally expected term. In addition, As of June 30, 2021, we had large construction loans payable of approximately $119.4 million and a large accounts payable of approximately $20.1 million to be paid to subcontractors within one year. The extent of the impact of COVID-19 on the Company’s future financial results will be dependent on future developments such as the length and severity of the crisis, the potential resurgence of the crisis, future government actions in response to the crisis and the overall impact of the COVID-19 pandemic on the local economy and real estate markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity and results of operations if the current situation continues. The above mentioned facts raise substantial doubt about the Company's ability to continue as a going concern from the date of this filing.

In assessing its liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future, and its operating and capital expenditure commitments. As of June 30, 2021, our total cash and restricted cash balance was approximately $3.7 million slightly decreased from the approximately $3.9 million as of September 30, 2020. With respect to capital funding requirements, the Company budgeted its capital spending based on ongoing assessments of needs to maintain adequate cash. As of June 30, 2021, we had approximately $92.8 million of completed residential apartments and commercial units available for sale to potential buyers. Although we reported approximately $20.1 million accounts payable As of June 30, 2021, due to the long-term relationship with our construction suppliers and subcontractors, we were able to effectively manage cash spending on construction and negotiate with them to adjust the payment schedule based on our cash on hand. In addition, most of our existing real estate development projects relate to the old town renovation which are supported by the local government. As of June 30, 2021, we reported approximately $119.4 million of construction loans borrowed from financial institutions controlled by the local government and such loans can only be used on the old town renovation related project development. We expect that we will be able to renew all of the existing construction loans upon their maturity and borrow additional new loans from local financial institutions when necessary, based on our past experience and the Company’s good credit history. Also, the Company’s cash flows from pre-sales and current sales should provide financial support for our current projects and operations. As of June 30, 2021, we had approximately $22.8 million of customer deposits representing cash advances from buyers for pre-sales of our residential units and we believe future cash advances from our customers can be used to fund our ongoing construction projects whenever necessary. In June 2020, we completed the residence relocation surrounding the Liangzhou Road related projects and launched the construction of these projects in December 2020. For the other four projects, we expect we will be able to obtain the government’s approval of the development plans on these projects in the coming fiscal year and start the pre-sale of the real estate property to generate cash when certain property development milestones have been achieved. In addition, our principal stockholder, Mr. Xiaojun Zhu has been providing and has committed to continue to provide his personal funds to support the Company’s operations whenever necessary.

Three Months Ended March 31, 2021 compared to Three Months Ended March 31, 2020

Cash Flow

Nine Months Ended June 30, 2021 compared to Nine Months Ended June 30, 2020

Comparison of cash flows results is summarized as follows:

	Nine months ended
	June 30,
	2021	2020
Net cash (used in) provided by operating activities	$(252,384)	$1,811,912
Net cash used in financing activities	—	(2,405,349)
Effect of change of foreign exchange rate on cash and restricted cash	91,431	184,993
Net (decrease) increase in cash and restricted cash	(160,953)	(408,444)
Cash and restricted cash, beginning of period	3,867,536	4,202,117
Cash and restricted cash, end of period	$3,706,583	$3,793,673

Operating Activities

Net cash used in operating activities during the nine months ended June 30, 2021 was approximately $0.3 million, consisting of net income of approximately $6.1 million and net changes in our operating assets and liabilities, which mainly included a decrease in real estate property completed by approximately $6.7 million due to sales of our Yangzhou Palace project, a decrease in contract assets of approximately $2.3 million due to collection of customers’ payments and an increase in customer deposit received of $2.4 million and an increase in tax payable of $2.2 million, offset by additional spending for real estate under development of $19.9 million.

Net cash provided by operating activities during the nine months ended June 30, 2020 was approximately $1.8 million, consisting of net loss of approximately $3.5 million, adjusted by impairment losses of $2.7 million on certain slow moving real estate property development completed projects and net changes in our operating assets and liabilities, which mainly included a decrease in real estate property completed together with the changes in the cost and earnings in excess of billings by approximately $12.6 million due to sales of our Yangzhou Palace project, a collection of security deposits of $4.8 million and an increase in customer deposits received of $1.8 million, offset by additional spending for real estate under development of $4.4 million and payments of accrued expense and tax payable in aggregated of approximately $2.6 million.

Financing Activities

Net cash flows used in financing activities was approximately $2.4 million for nine months ended June 30, 2020, which was due to the repayment of construction loans of approximately $2.4 million during the nine months ended June 30,2020.

Cash Flow

Year ended September 30, 2020 as compared to year ended September 30, 2019

Comparison of cash flows results for the fiscal year ended September 30, 2020 and fiscal year ended September 30, 2019 are summarized as follows:

	For the years ended September 30,
	2020	2019	Variance
Net cash provided by operating activities	$2,217,264	$8,937,581	$(6,720,317)
Net cash used in provided by financing activities	$(2,415,924)	$(11,337,359)	$8,921,435
Effect of changes of foreign exchange rate on cash	$(135,921)	$(173,682)	$37,761
Net increase (decrease) in cash	$(334,581)	$(2,573,460)	$2,238,879

Operating activities

Net cash provided by operating activities during fiscal 2020 was approximately $2.2 million, consisting of net income of approximately $1.0 million, noncash adjustments of approximately $2.7 million impairment on the real estate property completed and deficit of $5.0 million due to gain on settlement of certain payables with suppliers and settlements on shareholder loans and net changes in our operating assets and liabilities, which mainly included a decrease in real estate property completed of approximately $9.4 million due to the sales of real estate properties, a decrease of security deposit with government of $6.3 million due to the fact that the Company started the construction of Liangzhou road and affiliated projects in September 2020 and the local government refunded such deposits to support the Company’s working capital and an increase of $1.3 million in customers deposit received from buyers, offset by the continuous spending on real estate property under development of $7.5 million, a reduction of accounts payable of $1.5 million due to payments to suppliers based on development progress and a reduction of tax payable of $2.6 million.

Net cash provided by operating activities during fiscal 2019 was approximately $8.9 million, consisting of net income of approximately $3.7 million, noncash adjustments of approximately $1.4 million and net changes in our operating assets and liabilities, which mainly included an increase in real estate property completed of approximately $45.8 million and a decrease in real estate property under development of approximately $51.0 million due to the completion of Yangzhou Palace real estate project during the year and reclassification from real estate property under development to real estate property completed, an increase of accounts payable of $8.0 million due to continuous spending on the real estate under developments, an increase of $1.2 million in tax payable, offset by a reduction of customer deposits of $4.3 million and reduction of contract balance of $3.9 million due to recognition of revenue.

Financing activities

Net cash used in financing activities was approximately $4.6 million for fiscal 2020, mainly representing the repayment of construction loan of $2.4 million during fiscal 2020 and a settlement of shareholder loan of $2.1 million.

Net cash used in financing activities was approximately $11.3 million for fiscal 2019, mainly representing the repayment of loans during fiscal 2019.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

As an industry practice, the Company provides guarantees to PRC banks with respect to loans procured by the purchasers of the Company’s real estate properties for the total mortgage loan amount until the completion of obtaining the “Certificate of Ownership” of the properties from the government, which generally takes six to twelve months. Because the banks provide loan proceeds without getting the “Certificate of Ownership” as loan collateral during the six to twelve months’ period, the mortgage banks require the Company to maintain, as security for the Company’s obligations under such guarantees, restricted cash of at least 5% of the mortgage proceeds. If a purchaser defaults on its payment obligations, the mortgage bank may deduct the delinquent mortgage payment from the security deposit and require the Company to pay the excess amount if the delinquent mortgage payments exceed the security deposit. If the delinquent mortgage payments exceed the security deposit, the banks may require us to pay the excess amount. If multiple purchasers default on their payment obligations at around the same time, we will be required to make significant payments to the banks to satisfy our guarantee obligations. If we are unable to resell the properties underlying defaulted mortgages on a timely basis or at prices higher than the amounts of our guarantees and related expenses, we will suffer financial losses. The Company has made necessary reserves in its restricted cash account to cover any potential mortgage defaults as required by the mortgage lenders. The Company has not experienced any delinquent mortgage loans and has not experienced any losses related to this guarantee. As of June 30, 2021 and September 30, 2020, our outstanding guarantees in respect of our customers' mortgage loans amounted to approximately $66 million and $68 million, respectively. As of June 30, 2021 and September 30, 2020, the amount of security deposits provided for these guarantees was approximately $3.4 million and the Company believes that such reserves are sufficient.

Inflation

Inflation has not had a material impact on our business and we do not expect inflation to have a material impact on our business in the near future.

Critical Accounting Policies and Management Estimates

Revenue recognition

The Company adopted FASB ASC Topic 606 Revenue from Contracts with Customers (“ASC 606”) on October 1, 2018 using the modified retrospective approach. Under ASC 606, Revenue from Contracts with Customers, revenue is recognized in accordance with the transfer of goods and services to customers at an amount that reflects the consideration that the Company expects to be entitled to for those goods and services. The Company determines revenue recognition through the following steps:

•	identification of the contract, or contracts, with a customer;
•	identification of the performance obligations in the contract;
•	determination of the transaction price, including the constraint on variable consideration;
•	allocation of the transaction price to the performance obligations in the contract; and
•	recognition of revenue when (or as) the Group satisfy a performance obligation.

Most of the Company’s revenue is derived from real estate sales of condominiums and commercial property in the PRC. The majority of the Company’s contracts contain a single performance obligation involving significant real estate development activities that are performed together to deliver a real estate property to customers. Revenues arising from real estate sales are recognized when or as the control of the asset is transferred to the customer. The control of the asset may transfer over time or at a point in time. For the sales of individual condominium units in a real estate development project, the Company has an enforceable right to payment for performance completed to date, revenue is recognized over time by measuring the progress towards complete satisfaction of that performance obligation (“percentage completion method”). Otherwise, revenue is recognized at a point in time when the customer obtains control of the asset.

Under percentage completion method, revenue and profit from the sales of long term real estate development properties is recognized by the percentage of completion method on the sale of individual units when all the following criteria are met:

a.	Construction is beyond a preliminary stage.

b.	The buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit or interest.

c.	Sufficient units have already been sold to assure that the entire property will not revert to rental property.

d.	Sales prices are collectible.

e.	Aggregate sales proceeds and costs can be reasonably estimated.

If any of the above criteria is not met, proceeds shall be accounted for as deposits until the criteria are met.

Under the percentage of completion method, revenues from individual real estate condominium units sold under development and related costs are recognized over the course of the construction period, based on the completion progress of a project. The progress towards complete satisfaction of the performance obligation is measured based on the Company’s efforts or inputs to the satisfaction of the performance obligation, by reference to the contract costs incurred up to the end of reporting period as a percentage of total estimated costs for each contract. In relation to any project, revenue is determined by calculating the ratio of incurred costs, including land use rights costs and construction costs, to total estimated costs and applying that ratio to the contracted sales amounts. Cost of sales is recognized by determining the ratio of contracted sales during the period to total estimated sales value, and applying that ratio to the incurred costs. Current period amounts are calculated based on the difference between the life-to-date project totals and the previously recognized amounts.

Any changes in significant judgments and/or estimates used in determining construction and development revenue could significantly change the timing or amount of construction and development revenue recognized. Changes in total estimated project costs or losses, if any, are recognized in the period in which they are determined.

Revenue from the sales of completed real estate condominium units is recognized at the time of the closing of an individual unit sale. This occurs when the customer obtains the physical possession, the legal title, or the significant risks and rewards of ownership of the assets and the Company has present right to payment and the collection of the consideration is probable. For municipal road construction projects, fees are generally recognized at the time of the projects are completed.

Contract balances

Timing of revenue recognition may differ from the timing of billing and cash receipts from customers. The Company records a contract asset when revenue is recognized prior to invoicing, or a contract liability when cash is received in advance of recognizing revenue. A contract asset is a right to consideration that is conditional upon factors other than the passage of time. Contract assets include billed and billable receivables, which are the Company’s unconditional rights to consideration other than to the passage of time. Contract liabilities include cash collected in excess of revenues. Customer deposit are excluded from contract liabilities.

The Company has elected to apply the optional practical expedient for costs to obtain a contract which allows the Company to immediately expense sales commissions (included under selling expenses) because the amortization period of the asset that the Company otherwise would have used is one year or less. Contract assets and liabilities are generally classified as current based on our contract operating cycle.

The Company provides “mortgage loan guarantees” only with respect to buyers who make down-payments of 20%-50% of the total purchase price of the property. The period of the mortgage loan guarantee begins on the date the bank approves the buyer’s mortgage and we receive the loan proceeds in our bank account and ends on the date the “Certificate of Ownership” evidencing that title to the property has been transferred to the buyer. The procedures to obtain the Certificate of Ownership take six to twelve months (the “Mortgage Loan Guarantee Period”). If, after investigation of the buyer’s income and other relevant factors, the bank decides not to grant the mortgage loan, our mortgage-loan based sales contract terminates and there will be no guarantee obligation. If, during the Mortgage Loan Guarantee Period, the buyer defaults on his or her monthly mortgage payment for three consecutive months, we are required to return the loan proceeds back to the bank, although we have the right to keep the customer's deposit and resell the property to a third party. Once the Certificate of Property has been issued by the relevant government authority, our loan guarantee terminates. If the buyer then defaults on his or her mortgage loan, the bank has the right to take the property back and sell it and use the proceeds to pay off the loan. The Company is not liable for any shortfall that the bank may incur in this event. To date, no buyer has defaulted on his or her mortgage payments during the Mortgage Loan Guarantee Period and the Company has not returned any loan proceeds pursuant to its mortgage loan guarantees.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the consolidated financial statements. Estimates are used for, but not limited to, the assumptions and estimates used by management in recognizing development revenue under the percentage of completion method, the selection of the useful lives of property and equipment, provision necessary for contingent liabilities, revenue recognition, taxes and budgeted costs. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates.

Real estate property development completed and under development

Real estate property consists of finished residential unit sites, commercial offices and residential unit sites under development. The Company leases the land for the residential unit sites under land use right leases with various terms from the PRC government. The cost of land use rights is included in the development cost and allocated to each project. Real estate property development completed and real estate property under development are stated at the lower of cost or fair value.

Expenditures for land development, including cost of land use rights, deed tax, pre-development costs, and engineering costs, exclusive of depreciation, are capitalized and allocated to development projects by the specific identification method. Costs are allocated to specific units within a project based on the ratio of the sales area of units to the estimated total sales area of the project (or phase of the project) multiplied by the total cost of the project (or phase of the project).

Cost of amenities transferred to buyers is allocated to specific units as a component of total construction cost. The amenity cost includes landscaping, road paving, etc. Once the projects are completed, the amenities are under control of the property management companies.

Real estate property development completed and under development are subject to valuation adjustments when the carrying amount exceeds fair value. An impairment loss is recognized only if the carrying amount of the assets is not recoverable and exceeds fair value. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to be generated by the assets. The Company reviewed all of its real estate projects for future losses and impairment by comparing the estimated future undiscounted cash flows for each project to the carrying value of such project. For the three and nine months ended June 30, 2021, the Company did not recognize an impairment loss for any of its real estate properties. For the years ended September 30, 2020 and 2019, the Company recognized $2,703,031 and nil impairment for real estate property completed, respectively. For the three and nine months ended June 30, 2020, the Company recognized $2,703,031 impairment loss for certain slow moving real estate properties.

Capitalization of Interest

Interest incurred during and directly related to real estate development projects is capitalized to the related real estate property under development during the active development period, which generally commences when borrowings are used to acquire real estate assets and ends when the properties are substantially complete or the property becomes inactive. Interest is capitalized based on the interest rate applicable to specific borrowings or the weighted average of the rates applicable to other borrowings during the period. Interest capitalized to real estate property under development is recorded as a component of cost of real estate sales when related units are sold. All other interest is expensed as incurred.

BUSINESS

Overview

We are incorporated under the laws of the State of Florida. As a holding company with no material operations of our own, we conduct our operations in China through our variable interest entity, Shaanxi Guangsha Investment and Development Group Co., Ltd, or Guangsha. Neither we nor our subsidiaries own any share in Guangsha. Instead, we control and receive the economic benefits of Guangsha’s business operation through a series of contractual arrangements, or the VIE Agreements. Due to the indirect ownership in the our wholly-foreign owned entity (“WFOE”), Shaanxi HGS Management and Consulting Co., Ltd. or Shaanxi HGS and the VIE Agreements, we, through Shaanxi HGS, are regarded as the primary beneficiary of the VIE, Guangsha. The VIE Structure is used to generally provide control and economic benefit with respect to foreign investment in Chinese-based companies where Chinese law prohibits direct foreign investment in the operating companies, and that investors may never directly hold equity interests in the Chinese operating entities.

Our Company, through our VIE, engages in real estate development, primarily in the construction and sale of residential apartments, car parks and commercial properties. We conduct all of our business in n mainland China. Shaanxi Guangsha Investment and Development Group Co., Ltd., or Guangsha, was founded by Mr. Xiaojun Zhu, our Chairman and Chief Executive Officer and commenced operations in 1995 in Hanzhong, a prefecture-level city in Shaanxi Province.

Currently, we are operating in Hanzhong, a prefecture-level city in Shaanxi Province, and Yang County, a county in Hanzhong. Our management has been focused on expanding our business in Tier 3 and Tier 4 cities and counties in China that we strategically select based on population and urbanization growth rates, general economic conditions and growth rates, income and purchasing power of resident consumers, anticipated demand for private residential properties, availability of future land supply and land prices, and governmental urban planning and development policies. Initially, these Tier 3 and Tier 4 cities and counties will be located in the Shaanxi province, China. We utilize a standardized and scalable model that emphasizes rapid asset turnover, efficient capital management and strict cost control. We plan to expand into strategically selected Tier 3 and Tier 4 cities and counties with real estate development potential in Shaanxi Province, and expect to benefit from rising demand for residential housing as a result of increasing income levels of consumers and growing populations in these cities and counties due to urbanization.

In September 2020, the Company started land leveling and construction process for the Oriental Garden Phase II and Liangzhou Mansion real estate properties in the Liangzhou Road related projects. The Company started the construction of the Liangzhou Road related project, which consist of residential buildings, office buildings and commercial plaza, after the approval by the local government of the road. Upon completion, the Liangzhou Road related project will become a new city center of Hanzhong city.

Real Estate Industry Overview

During the volatile real estate market, the Company has been capitalizing on its inherent strengths and market opportunities in Tier 3 and Tier 4 cities and counties to deliver value for our stockholders. We expect to provide rapid response to the market on the basis of our projected business plans together with a flexible approach in seizing market opportunities; strict investment standard and prudent attitude towards investment opportunities, and appropriate replenishment of quality land resources in existing regions to realize value within the Tier 3 and Tier 4 cities and counties in Western China.

Company Positioning

The Company is headquartered in Hanzhong in the southwestern part of the Shaanxi province, in the center of the Hanzhong Basin, on the Han River, near the Sichuan border. According to the China City Statistical Yearbook, Hanzhong had a population of about 3.8 million in the 2018 calendar year.

Hanzhong is a key transportation hub connecting China’s Middle Economic zone and Western Economic Zone. The travel time from Xi’an, the provincial capital of Shaanxi province, to Hanzhong takes less than 2 hours. The new airport in Hanzhong was completed and put into service in 2014. The airport handled 650,000 passengers and 2,200 tons of cargo in 2020.    Xicheng, a high-speed railway between Chengdu, the provincial capital of Sichuan province, and Xi’an with a major stop in Hanzhong was completed in 2017. It takes 1.5 hours from Hanzhong to Xi’an and 2.5 hours from Hanzhong to Chengdu. The railway passenger’s volume is expected to increase from 1.5 million to 6 million by 2020.

In accordance with Hanzhong Government’s 2020 annual report, Hanzhong’s GDP reached RMB 159.3 billion (approximately $24.0 billion) by 2020 calendar year, representing a 2.9% increase from 2019 calendar year. Residents’ annual disposable income for 2020 calendar year was RMB34,417 (equivalent to $5,331), representing a 4.8% increase as compared to 2019 calendar year.

Many Tier 3 and Tier 4 cities and counties in China provide a major source of migration workers (the “Migration Workers”)for the Tier 1 and Tier 2 cities in China. Income from migration workers is becoming a significant factor in supporting the hometown economy. Migration workers are not permanent residents in the the Tier 1 and Tier 2 cities and travel back to their home towns during the national holidays. Based on Hanzhong Government’s 2019 annual report, the number of Hanzhong’s migration workers reached approximately 865,000 as of December 31, 2019 (2018 – 834,700).

The target market of the Company is in Western China. The Company continues to focus on Tier 3 and Tier 4 cities and counties in acquiring sizable quality land reserves at low cost in a flexible and diversified manner. There has been an increasing demand for high quality residential housing, largely driven by the “Go West” policy and accelerated urbanization. Many buyers in Tier 3 and Tier 4 cities and counties are first time home buyers. In order to mitigate default risk, the Company generally requires from its homebuyer customers a deposit in the range of 30%-50% of the purchase price, which is higher than the percentage required by the government for the mortgage down payment.

The Company received the National Grade-I real-estate development qualification granted by the Ministry of Housing and Urban-Rural Development of the People's Republic of China ("MOHURD")"on October 12, 2011.   The Company is not required to renew   the National Grade-I real-estate development qualification after it passed the initial qualification application set out by the MOHURD. The Grade-I real-estate development qualification is the highest qualification for real-estate developers in China and requires meeting several strict criteria, including:

a. Registered capital of at least RMB 50 million (approximately $7.3 million);

b. At least five years of experience in real estate development and operation;

c. The completion of construction of a total over 300,000 square meters. of ground floor area (GFA) within the last three years and, in the most recent year, developed real estate projects of at least 150,000 square meters; and

d. The completed real estate projects have no quality issues in each of the past five years; and an established, comprehensive quality control and guarantee system.

The National Grade-I real-estate development qualification provides significant opportunities for the Company to expand its operations beyond Shaanxi province into new regional real estate markets in China. Without the National Grade-I real-estate development qualification, a real estate developer shall not develop a real estate property in other city or province in China. The Company is not required to periodically renew the National Grade-I real-estate development qualification after the Company passed the initial qualification application set out by the MOHURD.

Looking ahead, the Company will continue to focus on developing high quality and large scale real estate projects in the suburban areas of Tier 3 and Tier 4 cities and counties with promising economic growth potential. Leveraging on its unique competitive strengths, and under the direction and guidance of the government’s macro policies, the Company expects to further replicate its successful business model into new high growth regions through strategic selection of project locations, a short project development schedule characterized by fast asset turnover and excellent execution ability, as well as innovative product offering closely in line with market demand. The Company aims at becoming a leading large-scale residential property developer in Western China and a well-recognized brand name.

Pre-Sales and Sales

In the PRC, real estate developers are allowed to begin to market properties before construction is completed. Like other developers, we pre-sell properties prior to completion of construction. Under PRC pre-sales regulations, property developers must satisfy specific conditions before properties under construction can be pre-sold. These mandatory conditions include:

•	the land premium must have been paid in full;

•	the land use rights certificate, the construction site planning permit, the construction work planning permit and the construction permit must have been obtained;

•	at least 25% of the total project development cost must have been incurred;

•	the progress and the expected completion and delivery date of the construction must be fixed;

•	the pre-sale permit must have been obtained; and

•	the completion of certain milestones in the construction processes must be specified by the local government authorities.

These mandatory conditions are designed to require a certain level of capital expenditure and substantial progress in project construction before the commencement of pre-sales. Generally, the local governments also require developers and property purchasers to have standard pre-sale contracts prepared under the auspices of the government. Developers are required to file all pre-sale contracts with local land bureaus and real estate administrations after entering into such contracts.

After-Sale Services and Delivery

We assist customers in arranging for and providing information related to financing. We also assist our customers in various title registration procedures related to their properties, and we have set up an ownership certificate team to assist purchasers to obtain their property ownership certificates. We offer various communication channels to customers to facilitate customer feedback collection. We also cooperate with property management companies that manage our properties and ancillary facilities, to handle customer feedback.

We endeavor to deliver the units to our customers on a timely basis. We closely monitor the progress of construction of our property projects and conduct pre-delivery property inspections to ensure timely delivery. The time frame for delivery is set out in the sale and purchase agreements entered into with our customers, and we are subject to penalty payments to the purchasers for any delay in delivery caused by us. The Company has never incurred any delay penalties. Once a property development has been completed, has passed the requisite government inspections and is ready for delivery, we will notify our customers and hand over keys and possession of the properties.

Marketing and Distribution Channel

We maintain a marketing and sales force for our development projects, which at March 31, 2021 consisted of 78 employees specializing in marketing and sales. We also train and use outside real estate agents to market and increase the public awareness of our projects, and spread the acceptance and influence of our brand. However, our marketing and sales are primarily conducted by our own sales force because we believe our own dedicated sales representatives are better motivated to serve our customers as well as to control our property pricing and selling expenses.

Our marketing and sales team develops an advertising and selling plan for each project. We develop public awareness through marketing and advertising as well as referrals from customers. We utilize a customer relationship management system to track customer profiles, which helps us to forecast future customer requirements and general demand for our projects. This allows us to have real-time information on the status of individual customer transactions as well as available inventory by project, which enables us to better anticipate the preferences of current and future customers.

We use various advertising media to market our developments and enhance our brand name, including newspapers, magazines, television, radio, e-marketing and outdoor billboards. We also participate in real estate exhibitions. We have also developed a strong relationship with local institutional purchasers and governments. The Company has entered into various significant residential-apartment group-purchase agreements with local government and institutional purchasers.

A typical real estate property sales transaction usually consists of three steps. First, the customer pays a deposit to the Company. Within a week, after paying the deposit, the customer will sign a purchase contract with us and make a down payment to us in cash. After making the down payment, the customer arranges for a mortgage loan for the balance of the purchase price. Once the loan is approved, the mortgage loan proceeds are paid to us directly by the bank. Finally, we deliver the property to the customer. Legal title, as evidenced by a property ownership certificate issued by local land and construction bureaus, will be delivered to the customer for a period of six to twelve months following delivery and acceptance. In general, the time frame for a typical real estate property sales transaction range from three to twelve months.

On March 30, 2015, the People’s Bank of China (the “PBOC”) and the Ministry of Housing and Urban-Rural Development (the “MOHURD”) jointly issued the Circular on Issues concerning Individual Residential Mortgage Policies in an effort to stimulate the market. The circular specifies the minimum down payment is 20% for purchasers of a first residential property for their households with their housing fund loans and 40% for the purchasers of a second residential household property with housing fund loans with outstanding mortgages who apply for another mortgage. On August 27, 2015, the MOHURD, the Ministry of Finance of the PRC (the “MOF”) jointly issued the Circular on Adjusting the Minimum Down Payment for the Purchase of Houses by Individuals with the Housing Fund Loans, which provides that the purchasers of a second residential household property with housing fund loans are only required to pay a minimum down payment of 20% if all loans are settled on their first residential property, in addition, Beijing, Shanghai, Guangzhou, and Shenzhen may, on the basis of the unified national policy and in accordance with local conditions, independently determine the minimum down payment ratio for applying for housing fund loans to purchase a second residential household property. On February 1, 2016, the PBOC issued the Circular on Issues concerning Adjusting the Individual Housing Loan Policies, which provides that, in the cities without restrictive measures for residential property purchase, the minimum down payment shall, in principle, be 25% of the house price with housing fund loans for a first residential property for purchasers’ households, while the minimum down payment shall be at least 30% of the corresponding house price for a second residential household property. And in the cities with restrictive measures for house purchase, the individual housing loan policies shall be subject to the previous provisions. Furthermore, on April 12, 2019, the Circular on Matters relating to Adjusting the Policy for Individual Housing Loans via the Housing Provident Fund to Further Upgrade Services was issued, which provides that the minimum down payment is 30% for purchasers of a first residential property other than economically affordable house for their households with their housing fund loans, and 60% for the purchasers of a second residential household property other than economically affordable house with housing fund loans. In order to mitigate the default risk, the Company requires from its homebuyer customers deposits ranging from 30% - 50% of the purchase price, which is higher than the percentage required by the government for the mortgage down payment.

Like most real estate companies in China, we provide guarantees to mortgagee banks in respect of the mortgage loans provided to the purchasers of our properties up until completion of the registration of the mortgage with the relevant mortgage registration authorities. As of June 30, 2021, the Company had security deposits for these guarantees amounted to approximately $3.3 million. Guarantees for mortgages on residential properties are typically discharged when the individual property ownership certificates are issued. In our experience, the issuance of the individual property ownership certificates typically takes six to twelve months, so our mortgage guarantees typically remain outstanding for up to twelve months after we deliver the underlying property.

Our Property Development Operations

We have a systematic and standardized process of project development, which we implement through several well-defined phases. One critically significant portion of our process is the land acquisition process, which is segmented into three stages: (i) opportunity identification, (ii) initial planning and budgeting, and (iii) land use rights acquisition. The following diagram sets forth the key stages of our property development process.

LAND ACQUISITION PROCESS			Project planning and design	Project construction and Management	Pre-sale, sale and marketing	After-sale and delivery

Opportunity Identification	Initial Planning	Land Acquisition
-Strategic planning	-Feasibility study	-Financial assessment	-Outsource architectural and engineering design	-Outsource construction	-Pre-sale	-Delivery
-Geographic and market analysis	-Preliminary design	-Internal approval	-Design management	-Construction supervision	-Marketing	-Feedback collection
	-Project evaluation	-Bidding process	-Arrange financing	-Quality control	-Advertising
-Completion inspection
-Landscaping and fixture installation

Our Projects

Overview

We, through our VIE, develop the following three types of real estate projects, which may be developed in one or more phases:

•	multi-layer apartment buildings, which are typically six stories or less;

•	sub-high-rise apartment buildings, which are typically seven to 11 stories; and

•	high-rise apartment buildings, which are typically 12 to 33 stories.

At any one time, our projects (or phases of our projects) are in one of the following three stages:

•	completed projects, meaning properties for which construction has been completed;

•	properties under construction, meaning properties for which construction permits have been obtained but construction has not been completed; and

•	properties under planning, meaning properties for which we have entered into land grant contracts and are in the process of obtaining the required permits to begin construction.

All our projects located in Hanzhong City and Yang county. The projects located in Hangzhong city are: Mingzhu Beiyuan, Oriental Pearl Garden and Liangzhou Road related projects. In Yang County, our projects are Yangzhou Pearl Garden and Yangzhou Palace. Most projects are being developed in multiple phases.

Real Estate Projects located in Hanzhong City

Mingzhu Garden - Mingzhu Nanyuan

Mingzhu Nanyuan consists of multi-layer residential buildings and sub-high-rise and high-rise residential buildings with commercial shops on the first floors, all of which were completed by fiscal 2012 with total GFA of 35,220 square meters. As of June 30, 2021 and September 30, 2020, the remaining unsold GFA was Nil.

Mingzhu Garden - Mingzhu Beiyuan

This project is located in the southwest part of Hanzhong City. The Phase I project includes two high-rise residential buildings with commercial shops located on the first floor with unsold GFA of Nil square meters as of September 30, 2020. The Phase II Mingzhu Beiyuan project includes 17 high-rise residential buildings with GFA of 358,058 square meters. The Company started construction in the third quarter of fiscal 2012 and completed the construction in the last quarter of fiscal 2015. As of June 30, 2021 and September 30, 2020, the unsold GFA was 80,589 and 80,894, respectively.

Mingzhu Xinju

This project is located in the downtown of Hanzhong City. It consists of two residential buildings, with commercial shops located on the first floors with total GFA of 21,137 square meters. One building was completed by fiscal 2010 and the other one completed by fiscal 2011 with remaining unsold GFA of Nil square meters as at March 31, 2021 and September 30, 2020, which are primarily underground parking units.

Oriental Pearl Garden

This project is located in the downtown of Hanzhong City. The Company started construction in the third quarter of fiscal 2012. It consists of 12 high-rise residential buildings with commercial shops on the first and second floors with GFA of approximately 275,014 square meters. The project was fully completed in fiscal 2016. As of June 30, 2021 and September 30, 2020, the unsold GFA was 57,418 square meters.

Real Estate Projects located in Yang County

Yangzhou Pearl Garden

Yangzhou Pearl Garden mainly consists of multi-layer residential buildings and sub-high-rise residential buildings with commercial shops on the first floors. As of September 30, 2020, the remaining unsold GFA of Phase I of Yangzhou Pearl Garden, which includes multi-layer residential buildings, commercial units, sub-high-rise and high-rise residential buildings was a total GFA of Nil square meters. Yangzhou Pearl Garden Phase II consists of five high-rise residential buildings and one multi-layer residential building, with a total GFA of 67,653 square meters. The construction was completed in fiscal 2015. As of June 30, 2021 and September 30, 2020, the unsold GFA of Yangzhou Pearl Garden Phase II was 12,368 and 12,458 square meters, respectively.

Yangzhou Palace

The Company is currently constructing 9 high-rise residential buildings and 16 sub-high-rise residential and multi-layer residential buildings with total GFA of 297,450 square meters in Yangzhou Palace located in Yang County. The construction started in the fourth quarter of fiscal 2013 and was completed by for the year ended September 30, 2019. The Company received the pre-sale license on September 1, 2016 and started to promote and sell the property in November 2016. As of March 31,2021 and September 30, 2020, the remaining unsold GFA of Yangzhou Palace, which includes multi-layer residential buildings, commercial units, sub-high-rise and high-rise residential buildings was a total GFA of 117,800 and 131,354 square meters, respectively.

The following table sets forth our real estate projects As of June 30, 2021:

Project Name	Location	Type of Buildings	Unsold GFA as of June 30, 2021
Yangzhou Pearl Garden Phase I	Yang County	Multi-layer residential
		Sub-high-rise residential	-

Mingzhu Garden
(Mingzhu Nanyuan)	Hanzhong City	Sub-high-rise residential	-

Mingzhu Garden
(Mingzhu Beiyuan) Phase I	Hanzhong City	High-rise residential	-

Nan Dajie
(Mingzhu Xinju)	Hanzhong City	High-rise residential	-

Mingzhu Garden
(Mingzhu Beiyuan) Phase II	Hanzhong City	High-rise residential	80,589

Oriental Pearl Garden	Hanzhong City	High-rise residential	57,418

Yangzhou Pearl Garden Phase II	Yang County	High-rise residential	12,368
Yangzhou Palace	Yang County	High-rise residential	117,800
Total			268,175

(1)	The amounts for “total GFA” in this table are the amounts of total saleable gross floor area and are derived on the following basis:

•	for properties that are sold, the stated GFA is based on that sales contracts relating to such property;

•	for unsold properties that are completed, the stated GFA is calculated based on the detailed construction blueprint and the calculation method approved by the PRC government for saleable GFA, after necessary adjustments; and

•	for properties that are under planning, the stated GFA is based on the land grant contract and our internal projections.

Suppliers

Land supply

In China, the supply of land is controlled by the government. Since the early 2000s, the real estate industry in China has been transitioning from an arranged system controlled by the PRC government to a more market-oriented system. At present, although the Chinese government still owns all urban land in China, land use rights with terms of up to 70 years can be granted to, owned or leased by, private individuals and companies.

Land - under planning and development

In May 2011, the Company entered into a development agreement with the Hanghzong City local government. Pursuant to the agreement, the Company will prepay the development cost of approximately $17.6 million (RMB 119,700,000) and the Company has the right to acquire the land use rights through public bidding. The prepaid development cost will be deducted from the final purchase price of the land use rights. In the event that we do not have the right to acquire the land use rights after public bidding, the prepaid development cost will be refunded to us. As of June 30, 2021, a deposit of approximately $1.9 million was paid by the Company (September 30, 2020- $1.9 million). The local government is still in a slow process of re- zoning the property. The Company expects to make payment of the remaining development cost based on the government’s current work progress.

All land transactions are required to be reported to and authorized by the local Bureau of Land and Natural Resources. With respect to real estate project design and construction services, the Company typically selects the lowest-cost provider based on quality selected through an open bidding process. Such service providers are numerous in China and the Company foresees no difficulties in securing alternative sources of services as needed.

Other Suppliers

The Company uses various suppliers in the construction of its projects. For the year ended September 30, 2020 and 2019, no supplier accounted for more than 10% of the total project expenditures. For the three and nine months ended June 30, 2021 and 2020, no supplier accounted for more than 10% of the total project expenditures.

Competition

The real estate industry in China is highly competitive. In the Tier 3 and Tier 4 cities and counties that we focus on, the markets are relatively more fragmented than in the Tier 1 or Tier 2 cities. We compete primarily with regional property developers and an increasing number of large national property developers who have also started to enter these markets. Competitive factors include the geographical location of the projects, the types of products offered, brand recognition, price, designing and quality. In the regional markets in which we operate, our major competitors include regional real estate developers Wanbang Real Estate Development Co. Ltd., (“Wanbang”), Jingtai Real Estate Development Co. Ltd.,(“Jingtai”) and Shaanxi Fenghui Real Estate Development Co. Ltd. (“Fenghui”), as well as other national real estate developers such as Evergrande Real Estate Group (“Evergrande”) who have also started their projects in these local markets.

Nationally, there are numerous national real estate developers that have real estate projects across China. There are many housing and land development companies listed on the Shanghai and Shenzhen Stock Exchanges. However, such companies usually undertake large scale projects and are unlikely to compete with the Company for business as the Company targets small to medium sized projects in Tier 3 and Tier 4 cities and counties.

In the regional market, the Company’s only direct competitor with meaningful market share in the market is Wanbang. This company generally undertakes medium and small scale projects and focuses on development of commercial real estate properties, such as hotels and shopping centers.

Our Competitive Strengths

We, through our VIE, believe the following strengths allow us to compete effectively:

Well Positioned to Capture Opportunities in Tier 3 and Tier 4 Cities and Counties.

With the increase in consumer disposable income and urbanization rates, a growing middle-income consumer market has emerged driving demand for affordable and high quality housing in many cities across northwest China. We focus on building large communities of modern, mid-sized residential properties for this market segment and have accumulated substantial knowledge and experience about the residential preferences and demands of mid-income customers. We believe we can leverage our experience to capture the growth opportunities in the markets.

Standardized and Scalable Business Model.

Our business model focuses on a standardized property development process designed for rapid asset turnover. We break up the overall process into well-defined stages and closely monitor costs and development schedules through each stage. These stages include (i) identifying land, (ii) pre-planning and budgeting, (iii) land acquisition, (iv) detailed project design, (v) construction management, (vi) pre-sales, sales and (vii) after-sale service. We commence pre-planning and budgeting prior to the land acquisition, which enables us to acquire land at costs that meet our pre-set investment targeted returns and to quickly begin the development process upon acquisition. Our enterprise resource planning enables us to collect and analyze information on a real-time basis throughout the entire property development process. We utilize our customer relationship management system to track customer profiles and sales to forecast future individual preferences and market demand.

Experienced Management Team Supported by Trained and Motivated Workforce.

Our CEO and founder, Mr. Xiaojun Zhu has over 20 years of experience in the real estate industry and has gained considerable strategic planning and business management expertise in the past decade. Further, our Director, Ms. Shenghui Luo, has over 20 years of experience in the real estate industry and has gained extensive understanding of the Company’s business since 1997. Our management and workforce are well-trained and motivated. Employees receive on-going training in their areas of specialization at our head office in Hanzhong.

Guangsha is also an “AAA Enterprise in Shaanxi Construction Industry” as recognized by the Credit Association of Agricultural Bank of China, Shaanxi Branch in 2009.

Our Strategy

Our, through our VIE, goal is to become one of the leading residential property developers focused on China’s Tier 3 and Tier 4 cities and counties by implementing the following strategy:

Continue Expanding in Selected Tier 3 and Tier 4 Cities. We believe that Tier 3 and Tier 4 cities and counties present development opportunities that are well suited for our scalable business model of rapid asset turnover. Furthermore, Tier 3 and Tier 4 cities and counties currently tend to be in an early stage of market maturity and have fewer large national developers. We believe that the fragmented market and relative abundance of land supply in Tier 3 and Tier 4 cities, as compared to Tier 1 and Tier 2 cities, offer more opportunities for us to generate attractive margins. And we also believe that our experience affords us the opportunity to emerge as a leading developer in these markets. In the near future, we plan to enter into other Tier 3 and Tier 4 cities that have:

•	Increasing urbanization rates and population growth;

•	High economic growth and increasing individual income; and

•	Sustainable land supply for future developments.

We plan to continue to closely monitor our capital and cash positions and carefully manage our cost for land use rights, construction costs and operating expenses. We believe that we will be able to use our working capital more efficiently by adhering to prudent cost management, which will help to maintain our profit margins. When selecting a property project for development, we will continue to follow our established internal evaluation process, including utilizing the analysis and input of our experienced management team and choosing third-party contractors through a tender process open only to bids which meet our budgeted costs.

Quality Control

We emphasize quality control to ensure that our buildings and residential units meet our standards and provide high quality service. We select only experienced design and construction companies. We, through our contracts with construction contractors, provide customers with warranties covering the building structure and certain fittings and facilities of our property developments in accordance with the relevant regulations. To ensure construction quality, our construction contracts contain quality warranties and penalty provisions for poor work quality. In the event of delay or poor work quality, the contractor may be required to pay pre-agreed damages under our construction contracts. Our construction contracts do not allow our contractors to subcontract or transfer their contractual arrangements with us to third parties. We typically withhold 2% of the agreed construction fees for two to five years after completion of the construction as security to guarantee quality, which provides us with assurance for our contractors’ work quality.

Our contractors are also subject to our quality control procedures, including examination of materials and supplies, on-site inspection and production of progress reports. We require our contractors to comply with relevant PRC laws and regulations, as well as our own standards and specifications. We set up a profile for each and every unit constructed and monitor the quality of such unit throughout its construction period until its delivery. We also employ independent surveyors to supervise the construction progress. In addition, the construction of real estate projects is regularly inspected and supervised by the PRC governmental authorities.

Environmental Matters

As a developer of property in the PRC, we are subject to various environmental laws and regulations set by the PRC national, provincial and municipal governments. These include regulations on air pollution, noise emissions, as well as water and waste discharge. As of June 30, 2021, we have never paid any penalties associated with the breach of any such laws and regulations. Compliance with existing environmental laws and regulations has not had a material adverse effect on our financial condition and results of operations, and we do not believe it will have such an impact in the future.

Our projects are normally required to undergo an environmental impact assessment by government-appointed third parties, and a report of such assessment needs to be submitted to the relevant environmental authorities in order to obtain their approval before commencing construction.

Upon completion of each project, the relevant environmental authorities inspect the site to ensure the applicable environmental standards have been complied with, and the resulting report is presented together with other specified documents to the relevant construction administration authorities for their approval and record. Approval from the environmental authorities on such report is required before we can deliver our completed work to our customers. As of June 30, 2021, we have not experienced any difficulties in obtaining those approvals for commencement of construction and delivery of completed projects.

Seasonality

Our business have no obvious seasonal characteristics.

Facility

We currently own a single facility for our headquarters. We own approximately 9,150 square feet located at 6 Xinghan Road, 19th Floor, Hanzhong City, Shaanxi Province, PRC, 723000. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any expansion of our operations, and we do not believe we will encounter any difficulty in extending the terms of the lease.

Employees

We currently have 139 full-time employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have never experienced any employment related work stoppages, and we consider our relations with our employees to be good.

Department
Management	27
Accounting Staff	7
Sales and marketing staff	78
Administrative	27
Total	139

None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have never experienced any employment related work stoppages, and we consider our relations with our employees to be good.

Insurance

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where they operate their businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. As of June 30, 2021 and September 30, 2020, we have made adequate employee benefit payments in strict compliance with the relevant PRC regulations for and on behalf of our employees.

Legal Proceedings

We are not currently a party to any legal proceedings that in the opinion of our management would have a material adverse effect on our business. However, from time to time we may become involved in legal proceedings or may be subject to claims arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of ordinary course matters will not have a material adverse effect on our business, operating results, financial condition or cash flows.

REGULATIONS

China

The PRC government regulates the real estate industry. This section summarizes the principal PRC regulations relating to our business.

We operate our business in China under a legal regime consisting of the National People’s Congress, the PRC State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the MOHURD, MLR, the MOFCOM, the NDRC, the SAIC, the SAFE, and their respective authorized local counterparts.

Regulations on Land

The Law of the PRC on Land Administration, implemented on June 25, 1986 and amended on December 29, 1988, August 28, 2004 and August 26, 2019 by the Standing Committee of National People’s Congress, distinguishes between the ownership of land and the right to use land. All land in the PRC is either state-owned or collectively-owned, depending on location. Generally, land in urban areas within a city or town is state-owned, and all land in the rural areas of a city or town and all rural land, unless otherwise specified by law, are collectively-owned.

Although all land in the PRC is owned by the governments or by the collectives, private individuals and businesses are permitted to hold, lease and develop land for a specified term without ever owning the land, the duration of which depends on the use purpose of the land. These rights to use land are termed land use rights.

Under the Interim Regulations of the PRC on Grant and Transfer of the Right to Use State-owned Land in Urban Areas, implemented on and effective as of May 19, 1990 by the PRC State Council, enterprises, companies and other organizations who intend to hold, lease and develop the land (each, a “Land User”), pay a premium to the government as consideration for the grant of the land use rights on terms of use prescribed by the government, and a Land User may transfer, lease and mortgage or otherwise commercially exploit the land use rights within such terms of use. The land administration authority enters into a contract with the Land User for grant of the land use rights. The Land User pays the grant premium as stipulated in the grant contract. After paying the grant premium in full, the Land User registers with the land administration authority and obtains a land use rights certificate. The certificate evidences the acquisition of the land use rights.

The Regulations on the Grant of State-Owned Construction Land Use Rights through Competitive Bidding, Auction and Listing-for-Sale (formerly known as the Regulation on the Grant of State-Owned Land Use Rights through Competitive Bidding, Auction and Listing-for-Sale), implemented by the MLR on May 9, 2002 and amended on September 28, 2007, provides that the land for industrial use (except for mining), commercial use, tourism, entertainment and commodity housing development is granted by way of competitive bidding, public auction or listing-for-sale. The land use rights are granted to the bidder with the highest bid/tender in accordance with the terms and conditions of the bid/tender, or to the bidder who can best fulfill the comprehensive evaluation standards of the bid. The successful bidder/tender will then enter into a grant contract with the local land administration authority. Only after the successful bidder/tender has paid the land premium in full under the land grant contract, can the successful bidder/tender apply for the land registration and obtain the land use right certificate.

The Property Law of the PRC, or the Property Law, implemented on March 16, 2007 and effective as of October 1, 2007, further clarified land use rights in the PRC with the following rules:

•	the land use rights for residences will be automatically renewed upon expiry;

•	the car parks and garages within the building area planned for vehicle parks must be used to meet the needs of the owners who live in the building first;

•	the construction of buildings must abide by relevant laws and regulations with regard to the construction planning and may not affect the ventilation of or lighting to the neighboring buildings; and

•	where the land use rights for construction use are transferred, exchanged, used as a capital contribution, donated to others or mortgaged, an application for modification registration must be filed with the registration department.

In accordance with the Notice on Further Strengthening the Administration of the Costs and Revenues Associated with Land Grant, jointly issued by the MOF, the MLR, the PBOC, the Ministry of Supervision and the National Audit Office on November 18, 2009, all payments for land use rights paid for through installments must be made in full within one year in principle. In certain circumstances the payment term may be extended to two years upon the approval of the competent authorities. In addition, the initial installment payment may not be less than 50% of the overall amount owed for the land use rights. The notice also provides that the local-level governments should strictly enforce relevant regulations to impose penalties on real estate developers that have delayed the payment of land premiums or construction for reasons other than force majeure or restrict such developers from acquiring new land during the period such payments are delayed.

The Circular of the MLR and the MOHURD on Further Strengthening Administration over Land-use and Constructions of Real Estate, implemented on September 21, 2010, specifies that when any bidder participates in a competitive bidding, public auction or listing-for-sale, in addition to the provision of a valid identification certificate and payment of bidding deposit, the bidder shall be also required to submit (i) a letter of commitment specifying that the bidding deposit is not from a bank loan, shareholder loan, etc., and (ii) a credit certificate issued by a commercial financial institution. If the land is left idle for more than one year by a real estate developer, the developer and its controlling shareholder shall be prohibited from taking part in any competitive bidding, public auction or listing-for-sale for the grant of land use rights. Furthermore, real estate developers must commence the construction of a housing project within one year from the date of delivery of the land as stipulated in the land grant contract, and complete the construction within three years from the date of commencement of construction.

The Emergency Notice on Further Tightening the Administration on Real Estate Land Use and Reinforcing the Control Results of Real Estate Market implemented on July 19, 2012, further emphasized the strict enforcement of current regulations on land grants:

•	the plot area ratio for residential land shall not be less than 1.0;

•	for all types of housing construction projects, construction work shall be commenced within one year of the date when the land is delivered as set forth in the land grant contract and shall be completed within three years after its commencement date;

•	the bidding deposit for a land grant shall not be less than 20% of the base price; and

•	the land grant contract shall be signed within 10 working days after a land grant deal is concluded, a down payment of 50% of the land premium shall be made within one month after signing the contract, and the remaining payment shall be made in a timely manner in accordance with the contract; in no event should it be more than one year.

On May 22, 2014, the MLR issued the Provisions on the Economical and Intensive Use of Land, which took effect on September 1, 2014 and amended on July 24, 2019. It provides that commercial land shall be granted via tender, auction and listing process to determine the user and the price. Compensation for all types of land supply shall not be lower than the minimum standard stipulated by the government. It is prohibited to reduce or relieve the land grant price in a disguised form by way of exchanging projects with land, returning fees after collecting them or granting subsidies or awards.

On November 24, 2014, the PRC State Council issued Interim Regulations on Real Estate Registration, which took effect on March 1, 2015 and amended on March 24, 2019. It stipulates the registration authorities and the procedures for registration of rights of real estate rights, including land use rights, which applies to first registration, change of registration, transfer of registration, cancellation of registration, correction of registration, dissidence registration, advance notice registration, close-down registration and other affairs concerning registration of real estate. Further, on January 1, 2016, MLR issued Implementing Rules of the Interim Regulations on Real Estate Registration, which is amended on July 24, 2019, which details the rules of the registration procedures for registration of different kind of rights of real estate.

The Administrative Measures for the Preliminary Review of Land Use for Construction Projects, implemented by the MLR on July 25, 2001, revised on October 29, 2004, amended on November 12, 2008 and November 29, 2016 and took effect on January 1, 2017, simplify the content of preliminary review of land for construction, reduce the documents necessary for examination and approval, and improve the efficiency of examination and approval. Furthermore, under the Circular of the Ministry of Land and Resources on Improving and Optimizing the Preliminary Review and Examination of Land Use for Construction Projects, implemented on November 30, 2016 and effective as of January 1, 2017, the procedure of preliminary review and examination and approval of land for construction is requested to be improved and optimized. Where a project does not involve any new land for construction, and is constructed by use of the approved land for construction within the scope of land for urban construction as determined by the overall planning on land utilization, the preliminary review may not be carried out for the land used for the project.

As at the date of this prospectus, we have been advised by our PRC Counsel that we are in full compliance with regulations on land.

Regulations on Establishment of a Real Estate Development Enterprise

In accordance with the Law of the PRC on Administration of Urban Real Estate, or Urban Real Estate Law, implemented by the Standing Committee of the National People’s Congress on July 5, 1994 and amended on August, 30, 2007, August 27, 2009, and August 26, 2019, a developer is defined as “an enterprise which engages in the development and sale of real estate for the purposes of making profits.”

Under the Regulations on Administration of Development and Operation of Urban Real Estate, or Development Regulations, implemented by the PRC State Council on and effective as of July 20, 1998 and amended on January 8, 2011, March 19, 2018 and March 24, 2019, a real estate development enterprise must satisfy the following requirements:

•	has a registered capital of not less than RMB1 million; and

•	has four or more full time professional real estate/construction technicians and two or more full time accounting officers, each of whom must hold the relevant qualifications.

The Development Regulations also allow people’s governments of the provinces, autonomous regions and/or municipalities directly under the central government to impose more stringent requirements regarding the registered capital and qualifications of professional personnel of a real estate development enterprise according to the local circumstances.

To establish a real estate development enterprise, the developer is required to apply for registration with the department of administration of industry and commerce. The developer must also report its establishment to the real estate administration authority in the location of the registration authority within 30 days upon receipt of its business license.

Regulations on Foreign-Invested Real Estate Enterprise

Industrial Restriction

Pursuant to the Special Administrative Measures on the Access of Foreign Investment (Negative List) (2019 Edition) (the “2019 Negative List”) jointly issued by the NDRC and the MOFCOM on June 30, 2019 and enforced on July 30, 2019, the foreign investment related to real estate development does not fall within the category of industries in which foreign investment is restricted or prohibited. The 2019 Negative List enumerates the restricted industries and the prohibited industries in relation to foreign investment, and the industries such as real estate development industry which do not fall within the 2019 Negative List, shall be administered under the principle of equal treatment to domestic and foreign investment. On March 15, 2019, the Foreign Investment Law of the People’s Republic of China, or the “FIL”, was issued by SCNPC and took effect on January 1, 2020, which also provides that the industries in which foreign investment is not restricted and prohibited shall be administered under the principle of equal treatment to domestic investment, however, where verification and record-filing of a foreign investment are required, relevant provisions of the State shall still be followed.

Circular No. 171

Considering the increasing foreign investment in the real estate industry in recent years, the MOHURD, the MOFCOM, the NDRC, the PBOC, the SAIC, and the SAFE jointly implemented the Opinions on Regulating the Entry and Administration of Foreign Investment in the Real Estate Market, or Circular No. 171, on July 11, 2006 and amended on August 19, 2015, which may impact foreign investment in the real estate industry in the following areas:

Circular No. 171 requires a foreign invested real estate enterprise (“FIREE  ”), with total investments equating to or exceeding US$10 million to have a registered capital consisting of certain percentage of its total amount of investment. FIREEs with total investments below US$10 million must have a registered capital in amounts pursuant to and consistent with existing regulations.

•	Upon payment of the land use rights grant premium, the FIREE can apply to the land administration authority for a land use rights certificate. Upon obtaining the land use rights certificate, an FIREE may then obtain a recertification of its existing Foreign-Invested Enterprises Approval Certificate, or FIEAC, and the Business License, with the same validity period as that of such land use rights certificate; following which, the FIREE may apply to the tax administration for tax registration purposes.

•	When a foreign investor merges with a domestic real estate enterprise, or acquires a FIREE’s equity or project, the investor is required to submit a guarantee which ensures the compliance with the provisions of the land use rights grant contract, construction site planning permit and construction work planning permit, and the land use rights certificate, and the modification certification issued by the construction authorities, and the tax payments certification issued by the relevant tax authorities.

•	Foreign investors which merge with domestic real estate development enterprises by share transfers or other methods, or which acquire the equity of a PRC party in joint venture enterprises, must allocate their employees appropriately, deal with bank debts and settle the lump sum payment of the transfer price through self-owned funds. However, a foreign investor with an unfavorable record may not be allowed to conduct any of the aforesaid activities.

•	FIREEs which have failed to obtain a land use rights certificate, or which have under 35% of the total capital required for the project, will not be allowed to obtain a loan in or outside China, and foreign exchange administration departments will not approve any settlement of foreign loans by such enterprises.

•	Any Chinese or foreign investors in an FIREE may not guarantee fixed profit returns or provide other arrangements to the same effect for any party in any form.

Circular No. 50

On May 23, 2007, the MOFCOM and the SAFE issued the Notice on Further Strengthening and Standardizing the Approval and Administration of Foreign Direct Investments in Real Estate Enterprise, or Circular No. 50, and amended on October 28, 2015. Some of the key developments in this area are as follows:

•	the local governments/authorities that approve FIREE establishments are now required to file such approvals with the MOFCOM;

•	prior to establishing a FIREE, foreign investors are required to obtain land use rights or the ownership of a real estate project, or the investor should have entered into an indicative land grant contract or indicative project purchase agreement with the land administrative department, developer of the land or owner of the property;

•	the practice of allowing foreign investors taking over local project companies by way of roundtrip investment is strictly controlled; and

•	foreign-invested enterprise that intends to engage in real estate development, or an existing FIREE which intends to undertake a new real estate development project, must first apply to the relevant authorities for such business scope and scale expansion in accordance with laws and regulations on foreign investments.

Circular No. 23

Under the Circular on Properly Conducting Filing for the Record for Foreign Investment in the Real Property Sector, or Circular No. 23, implemented by the MOFCOM on June 18, 2008 and effective as of July 1, 2008, the MOFCOM delegated to its provincial branches the review of filing records in relation to FIREE’s establishment, capital increase, equity transfer, merger and acquisition, etc. Under Circular No. 23, the local branches of the MOFCOM submit all the application documents that were previously required to be filed with the MOFCOM to the aforesaid provincial branches of the MOFCOM for review. Within five days of receipt of the MOFCOM’s request, the provincial branches of the MOFCOM that have reviewed such filings must submit all of the aforementioned materials to the MOFCOM.

Notwithstanding the above, Circular No. 23 does not de-regulate the Chinese real estate market. The previous material requirements for granting approval under Circular No. 171 and Circular No. 50 still apply.

Circular 122

On August 19, 2015, six PRC regulatory agencies, including the MOHURD and the SAFE, implemented the Notice on Adjusting Policies on Entry and Administration of Foreign Investment in the Real Estate Market, or Circular 122, among other things, according to which, the requirement of fully payment of its capital contributions of FIREE, no longer exists when the FIREE applies to domestic loans, overseas loans, and settlement of foreign exchange loans, and the FIREE may directly apply to bank the registration of foreign exchange regarding foreign direct investment in accordance with the relevant rules on foreign exchange administration. Similarly, Circular 122 does not de-regulate the Chinese real estate market. The previous material requirements for granting approval under Circular No. 171 and Circular No. 50 still apply.

On November 6, 2015, the MOFCOM and the SAFE jointly promulgated the Circular on Further Improving the Registration of Foreign Investments in Real Estate which has simplified the administrative procedures for foreign invested real estate companies. According to the circular, the local departments of the MOFCOM shall approve the establishment and changes of foreign-invested real estate enterprises in accordance with the laws and statutes concerning foreign investment and provide information on real estate projects in the foreign investment information system of MOFCOM. In addition, the public registration on the website of MOFCOM is canceled. Furthermore, the MOFCOM will randomly select foreign-invested real estate enterprises for examinations on a quarterly basis.

As of date of report, the Company does not have any foreign investment in its real estate property development business.

Regulations on Qualifications of Developer

Under the Rules on the Administration of Qualifications of Real Estate Developers implemented on March 29, 2000 by the MOHURD and effective on the same day (amended on May 4, 2015) a developer must apply for registration of its qualifications. An enterprise may not engage in the development and sale of real estate without a qualification classification certificate for real estate development.

In accordance with the above rules, developers are classified into four classes: class I, class II, class III and class IV. A developer that passes the qualification examination will be issued a qualification certificate of the relevant class by the relevant construction authority.

A developer of any qualification classification may only engage in the development and sale of real estate within its approved scope of business and may not engage in business of another classification. A class I developer is not restricted as to the scale of the real estate projects to be developed and may undertake real estate development projects anywhere in the country. A developer of class II or lower may only undertake projects with a gross area of less than 250,000 square meters and the specific scope of business must be as confirmed by the local construction authority.

Under the Development Regulations, real estate administration authorities examine all applications for the registration of the qualifications of a developer when it reports its establishment, by considering its assets, professional personnel and business results. A developer may only undertake real estate development projects in compliance with the approved qualification registration.

After a newly established developer reports its establishment to the real estate administration authority, the latter will issue a temporary Qualification Certificate to the eligible developer within 30 days of its receipt of the above report. The developer must apply for the qualification classification by the real estate administration authority within one month before expiry of the temporary Qualification Certificate.

As at the date of this prospectus, the Company is qualified as a Class -I developer in PRC.

Regulations on Development of a Real Estate Project

Commencement of a Real Estate Project and the Idle Land

According to the Circular on the Implementation of the Catalog for Restricted Land Use Projects (2012 Edition) and the Catalogue for Prohibited Land Use Projects (2012 Edition) implemented by the MLR and the NDRC in May 23, 2012, the area of a plot of land to be granted for residential use may not exceed (i) seven hectares for small cities and towns, (ii) 14 hectares for medium-sized cities or (iii) 20 hectares for large cities. The plot area ratio for residential land should not be lower than 1.0. No land may be granted for “villa” real estate projects.

Under the Urban Real Estate Law, those who have obtained the land use rights through grant must develop the land in accordance with the terms of use and within the period of commencement prescribed in the contract for the land use rights grant.

According to the Measures on Disposing Idle Land implemented by the MLR and effective as of April 28, 1999, as amended on May 22, 2012 and effective as of July 1, 2012, with regards to the land for a real estate project which is obtained by grant and is within the scope of city planning, if the construction work has not been commenced within one year upon the commencement date as set forth in the land use rights grant contract, or the construction and development has been started but the area of land that is under construction and development is less than one third of the total area of land that should have been under construction and development, or the invested amount is less than 25% of the total investment, and the construction and development of which has been suspended for more than one year, a surcharge on idle land equivalent to 20% of the grant premium may be levied; if the construction work has not been commenced within two years, the land can be confiscated without any compensation, unless the delay is caused by force majeure, or the acts of government or acts of other relevant departments under the government, or by indispensable preliminary work.

The Emergency Notice on Further Tightening the Administration on Real Estate Land Use and Reinforcing the Control Results of Real Estate Market implemented on July 19, 2012, requires that the Measures on Disposing Idle Land be strictly implemented, and the land authority dispose of, case by case, idle land and publish related information on the website designated by the MLR. With regard to land users who have committed acts such as failing to make payments for land grants, leaving land idle, hoarding land, land speculation, developing land in excess of its actual development capacity, or failing to fulfill the land use contract, they may be prohibited by the land authority from participating in land auctions for a certain period of time.

Planning of a Real Estate Project

The Law of the PRC on Urban and Rural Planning, implemented by the National People’s Congress on October 28, 2007 and effective as of January 1, 2008 and amended on April 24, 2015 and April 23, 2019 replacing the previous City Planning Law of the PRC, provides that a developer who has obtained land use rights by grant must, after obtaining approval for a construction project and signing a land use rights grant contract, apply to the city planning authority for the Permit for Construction Site Planning It further provides that a developer who has a proposed construction project within the planning area of a city or town must, after obtaining a Permit for Construction Site Planning, prepare the necessary planning and design work, and submit the detailed planning and design report, together with the land use rights certificate, to the city planning authority or the town government designated by the provincial government, and apply for the Permit for Construction Work Planning.

Construction of a Real Estate Project

On June 25, 2014, the MOHURD implemented the Measures for the Administration of Construction Permits for Construction Projects, which was amended on September 28, 2018. Under the measures, after having obtained a Permit for Construction Work Planning, a developer needs to file an application for a Construction Permit with the local construction authority above the county level.

Completion of a Real Estate Project

Construction projects shall be delivered for use only after passing the inspection and acceptance examinations under the Construction Law of the PRC which was implemented on November 1, 1997 and amended on April 22, 2011.

According to the Development Regulations, the Regulations on the Acceptance Examination Upon the Completion of Construction Work and Municipal Infrastructure implemented on December 2, 2013 by the MOHURD, the Regulations on the Administration of Quality of Construction Works implemented and implemented by the PRC State Council on January 30, 2000, and the Measures on the Administration of Reporting Details regarding Acceptance Examination Upon Completion of Construction Work and Municipal Infrastructure implemented and implemented on April 4, 2000 by the MOHURD and amended on October 19, 2009, a real estate project must comply with the relevant laws and regulations, requirements on construction quality, safety standards and technical guidance on survey, design and construction work, as well as provisions of the relevant construction contract. After the completion of works for a project, the developer must apply for an acceptance examination to the construction authority and must also report details of the acceptance examination to the construction authority. A real estate development project may only be delivered after passing the inspection and acceptance examinations. For a housing estate or building complex, an acceptance examination shall be conducted upon completion of the entire project. In the case of a cluster of real estate development projects, such as a residential area developed in phases, separate acceptance examinations may be carried out for each completed phase.

As at the date of this prospectus, we have been advised by our PRC Counsel that we are in full compliance with regulations on development of a real estate project.

Regulations on Sale of Commodity Properties

Under the Measures for Administration of Sale of Commodity Properties implemented by the MOHURD on April 4, 2001 and effective June 1, 2001, the sale of commodity properties can include both pre-completion and post-completion sales.

Pre-completion Sales

In accordance with the Measures for the Administration of Pre-completion Sale of Urban Commodity Properties, or Urban Pre-completion Sale Measure, implemented in November 15, 1994 by the MOHURD and amended on August 30, 2007 and on August 27, 2008, a developer intending to sell a commodity building before its construction work’s completion must attend to the necessary pre-completion sale registration with the real estate administration authority of the relevant city or county to obtain a Permit for Pre-completion Sale of Commodity Properties.

Commodity properties may only be sold before completion if:

•	the grant land premium has been paid in full for the grant of the land use rights involved and a land use rights certificate has been obtained;

•	a permit for construction work planning and a construction permit have been obtained;

•	the funds invested in the development of the commodity properties put up for pre-completion sale represent 25% or more of the total investment in the project and the progress of works and the completion and delivery dates have been ascertained; and

•	the pre-completion sale has been registered and a permit for pre-completion sale of commodity properties has been obtained.

The Circular on Issues Relevant to Further Strengthening the Regulation of the Real Property Market and Improving the System for Pre-sale of Residential Premises, implemented by the MOHURD on April 13, 2010, provides that:

•	for residential projects for which a pre-sale permit has not yet been obtained, real estate developers may not pre-sell such premises, collect or collect in a disguised manner, deposits, reservation fees or other such fees from purchasers in the form of subscriptions, reservations lot drawings or the issuance of VIP cards, or participate in any exhibition;

•	where a real estate developer has obtained a pre-sale permit for its residential project, it must publicize all premises available for sale and the prices of each unit at one time within 10 days, and must sell the premises to the public with clearly marked prices as filed. Real estate developers may not sell the premises reserved for self-use to the public before the initial registration of the housing ownership, pre-sell premises through a refund of the sales amount to the purchaser or the guarantee of a lease of the property after sales, or conduct sham transactions;

•	pre-sale permits can only be issued for an entire building but not for individual floors or units; and

•	all proceeds from the pre-sale of commodity residential premises must be deposited into accounts monitored by the regulatory authorities to ensure that such proceeds are used for construction of the commodity residential premises.

Management of Proceeds from Pre-sales of Properties

The Pre-completion Sale Measures also provide that the proceeds obtained by a real estate developer from the advance sale of commodity properties must be used for the construction of the relevant projects. The specific measures for the supervision of proceeds from the pre-sale of commodity properties are formulated by the real estate administration authorities.

Under the Implementing Regulations on Supervision of Proceeds from Pre-sales of Commodity Properties of Jinan City, implemented by Jinan Committee of Construction on September 26, 2005 and effective as of October 26, 2005, the proceeds from pre-sales of properties must be used in the construction of pre-sale projects, including the purchase of construction materials and equipment, remittance of construction fees and taxes payable, and should not be used for other purposes.

In accordance with the Implementing Opinions on Strengthening the Management for sale of Urban Commodity Properties, implemented by the People’s Government of Sichuan Province on March 23, 2000, the proceeds from pre-sales of properties must be deposited in a special bank account opened by the developers, may only be used for the relevant construction work and may not be used for other purposes. The relevant banks monitor the use of the proceeds of pre-sales and ensure that the proceeds are used in the designated way.

In accordance with the Regulations on Supervision of Proceeds from the Pre-sales of Commodity Properties in Zhengzhou, implemented by the Zhengzhou People’s Government on November 19, 2009 and effective as of December 20, 2009, the proceeds from the pre-sales of properties must be used for the construction of the same, which includes the purchase of construction materials and equipment, remittance of fees for construction and taxes payable.

The Notice on Enhancing the Management on Use of Fund of Pre-sales of Commodity Properties of Beijing City, implemented and effective as of December 16, 2015 provides that the real estate development enterprise may withdraw funds for construction purpose from accounts monitored by the regulatory authorities if the sale scale confirmed by pre-sale contracts signed online is less than half of the authorized scale of pre-sale.

Post-completion Sales

In accordance with the Measures for Administration of Sale of Commodity Properties implemented by the MOHURD on April 4, 2001, commodity properties may be put up for post-completion sale only when the following preconditions for such sale have been satisfied:

•	the developer offering to sell the post-completion properties has a valid business license and a qualification classification certificate;

•	the developer has obtained a land use rights certificate or other approval documents of land use;

•	the developer has the relevant permit for construction project planning and the permit for construction;

•	the commodity properties have been completed, inspected and accepted as qualified;

•	the relocation of the original residents has been settled;

•	the supplementary and essential facilities for supplying water, electricity, heating, gas, communication, etc. have been made ready for use, and other supplementary facilities and public facilities have been made ready for use, or the schedule of construction and delivery date of such facilities have been specified; and

•	the property management plan has been completed.

Prior to a post-completion sale of a commodity property, a real estate developer is required to submit the Real Estate Development Project Manual and other documents showing that the preconditions for a post-completion sale have been fulfilled to the real estate development authority.

As at the date of this prospectus, we have been advised by our PRC Counsel that we are in full compliance with regulations on sale of commodity properties.

Regulations on Property Ownership Certificates

Under the Measures for Administration of Sale of Commodity Properties, the developers must submit the documents relating to the application for property ownership certificates to the local real estate administration authorities within 60 days after the delivery of the property to customers. The developers are required to assist customers in applying for amendments in the procedures for land use rights and registration procedures for property ownership.

In accordance with the Pre-completion Sale Measures, the purchasers must apply for property ownership certificates to the local real estate administration authorities within 90 days after the delivery of pre-sale property to purchasers. The developers are required to assist and provide the purchasers with necessary verifying documents. Where the purchasers fail to obtain the property ownership certificates within 90 days thereafter due to the developer’s fault, unless otherwise provided between the developers and the purchasers, the developers will be liable for the breach of contract.

As at the date of this prospectus, we have been advised by our PRC Counsel that we are in full compliance with regulations on property ownership certificates.

Regulations on Transfer, Mortgage and Lease

Transfer

According to the Urban Real Estate Law and the Provisions on Administration of Transfer of Urban Real Estate implemented on August 7, 1995 by the MOHURD and amended on August 15, 2001, a real estate owner may sell, bequeath or otherwise legally transfer real estate to another person or legal entity. When transferring a building, the ownership of the building and the land use rights to the site on which the building is situated are transferred as well.

The parties to a transfer must enter into a real estate transfer contract in writing and register the transfer with the real estate administration authority having jurisdiction over the location of the real estate within 90 days of the execution of the transfer contract.

Where the land use rights were originally obtained by grant, the real property may only be transferred if:

•	the grant premium has been paid in full for the grant of the land use rights as provided by the grant contract and a land use rights certificate has been obtained; and

•	the development has been carried out according to the grant contract: in the case of a project for which buildings are developed, development representing more than 25% of the total investment has been completed; in the case of a whole land lot development project, construction works have been carried out as planned, water supply, sewerage, electricity supply, heat supply, access roads, telecommunications and other infrastructure or utilities have been made available, and the site has been leveled and made ready for industrial or other construction purposes.

Mortgages of Real Estate

Under the Urban Real Estate Law, the Property Law, and the Measures on the Administration of Mortgage of Buildings in Urban Areas implemented by the MOHURD in May 9, 1997 and amended on August 15, 2001, when a mortgage is created on the ownership of a building on state-owned land legally obtained, a mortgage will be simultaneously created on the land use rights of the land on which the building is erected. Land use rights occupied by the properties will also be mortgaged at the same time. The mortgager and the mortgagee sign a mortgage contract in writing. Within 30 days after a real estate mortgage contract has been signed, the parties to the mortgage must register the mortgage with the real estate administration authority in the city where the real estate is situated. A real estate mortgage contract will become effective on the date of registration of the mortgage. If a mortgage is created on the property placed on pre-sale or which is still undergoing construction, the registration authority will, when registering the mortgage, record such details on the mortgage contract. If the construction of the property is completed during the term of a mortgage, the parties involved will have to re-register the mortgage after the issuance of the relevant certificates evidencing the rights and ownership to the real estate.

Lease

Under the Urban Real Estate Law and the Measures for Administration of Leases of Commodity Properties implemented by the MOHURD on December 1, 2010 and effective as of February 1, 2011, the parties to a lease of a building are required to enter into a lease contract in writing. When a lease contract is signed, amended or terminated, the parties must register the details with the real estate administration authority in which the building is situated.

On May 17, 2016, the PRC State Council implemented the Opinions on Accelerating to Cultivate and Develop the Housing Leasing Market, according to which real estate developers are encouraged to engage in housing leasing business. Among others, the government intends to (i) support real estate developers to expand their business scopes, develop housing leasing business by taking advantage of their completed real properties; (ii) encourage real estate developers to rent the commercial housing in stock and (iii) guide real estate developers to cooperate with the housing leasing enterprises for developing housing leasing business.

As at the date of this prospectus, we have been advised by our PRC Counsel that we are in full compliance with regulations on transfer, mortgage and lease.

Regulations on Real Estate Financing

The Opinions of the MOHURD and Other Departments on Adjusting the Housing Supply Structure and Stabilizing the Property Prices, issued on May 24, 2006 by the General Office of the PRC State Council, provides that, to tighten the control of advancing loan facilities, commercial banks are not allowed to advance their loan facilities to developers who do not have the required 35% or more of the total capital for the construction projects. The commercial banks should be prudent in granting loan facilities and/or revolving credit facilities in any form to the developers who have a large number of idle land parcels and unsold commodity properties. Banks may not accept mortgages of commodity properties remaining unsold for more than three years. In terms of minimum down payment, this Opinion provides that:

•	the minimum down payment for any purchase of first self-use residential property with a unit GFA of less than 90 square meters is 20% of the purchase price of the property; and

•	the minimum down payment for any purchase of first self-use residential property with a unit GFA of 90 square meters or more is 30% of the purchase price of the property.

The Circular on Strengthening the Management of Commercial Real Estate Credit Facilities, issued on September 27, 2007 by the PBOC and the CBRC, as supplemented on December 5, 2007 reinstates the minimum down payment requirements contained in the Opinion of the MOHURD and Other Departments on Adjusting the Housing Supply Structure and Stabilizing the Property Prices issued on May 24, 2006, and further provides that if a family member (including the purchaser and his / her spouse and their children under 18) has financed the purchase of a residential property with loans from banks, any member of the family that purchases another residential property will be regarded as a second-time property purchaser.

The Circular of the State Council on Firmly Curbing Precipitous Rise of Some Urban Housing Prices implemented on April 17, 2010 by the PRC State Council, provides for the implementation of a stricter differentiated housing loan policy, including:

•	purchasers of a first residential property for a household with a GFA of greater than 90 square meters must make down payments of no less than 30% of the purchase price;

•	purchasers of a second residential property for a household must make down payments of no less than 50% of the purchase price and the interest rate of any mortgage for such property must equal at least the benchmark interest rate plus 10%; and

•	the minimum down payment amount and applied interest rate must be increased significantly for purchasers of a third residential property.

On May 26, 2010, the MOHURD, the PBOC and the CBRC jointly issued a notice clarifying the criteria for determining a “second residential household property.” Among other matters, the requirements on down payments and interest rates for mortgages on a second residential property will also apply to non-local resident purchasers (i.e., purchasers who cannot provide proof that they have been making individual income tax payments or social security payments in the relevant local area for more than one year) applying for housing-related mortgage financing, regardless of whether there is any residential property under the name of a member of their households at the time of application.

On March 30, 2015, the MOF and the SAT jointly issued the Notice on Adjustment of Business Tax Policies on Individual Transfer of House, or Circular 39, which became effective on March 31, 2015. According to Circular No. 39, individual property owners are exempt from paying business tax on the sale of an ordinary housing if he has owned and held it for at least two years.

The Circular on Issues Relevant to Improving the Regulation and Control of the Real Property Market implemented by the General Office of the PRC State Council on January 26, 2011, provides that all local governments and the ministries and commissions under the PRC State Council must comply with the following requirements:

•	if an individual transfers a house within five years after purchasing it, all his or her income from such sale will be subject to business tax;

•	a household purchasing a second residential household property by mortgage financing, the down payment must not be less than 60% of the purchase price, and the interest rate for a mortgage on such property must not be less than 1.1 times of the benchmark interest rate;

•	local governments are required to strengthen the administration of housing land supply and the land supply for housing for low-income people and shantytown renovation. Small and medium-sized common commodity property must not be less than 70% of the total housing land supply;

•	a local resident household having one residential household property, or a non-local resident household that is able to provide the individual income tax payment certificate or social insurance contribution certificate for a certain number of years, may only be allowed to purchase one more residential property;

•	a local resident household having two or more residential property, or a non-local resident household having one or more residential property or is unable to provide the individual income tax payment certificate or social insurance contribution certificate for a certain number of years, may not be allowed to purchase any residential property in the local area.

In accordance with the Circular of the MOHURD and the SAFE on Further Regulating the Administration of Houses Purchase by Overseas Entities and Individuals implemented on November 4, 2010, except as otherwise provided in the law, an overseas individual may only purchase one house unit for personal residence, and an overseas entity establishing domestic branches or representative offices may only purchase non-residential houses in the city of registration for business purposes.

On February 20, 2013, the PRC State Council, in an executive meeting, stated that it is still a national policy to take action to curb investment and speculation in the housing market. The PRC State Council required the local governments continue to stabilize the housing price and restrict the speculation in the housing market. The meeting also determined that the trial regions for real property tax will be enlarged.

On February 26, 2013, the General Office of the PRC State Council announced the Circular on Continuing to Improve the Regulation and Control of the Real Estate Market, which among others, provides the following requirements:

•	all municipalities directly under the central government, municipalities with independent planning status, and provincial capital cities (excluding Lhasa) must promulgate their own plans and targets for price controls on newly constructed commodity properties (excluding low-cost housing projects) in 2013 based on the principle of stabilizing the current market price. Such plans and targets must be published within the first quarter of 2013;

•	limitations on the purchase of commodity properties must be strictly implemented, and the scope of such limitations must cover all newly constructed commodity properties and second-hand properties located within the entire administrative area of the city in question;

•	non-local resident families that already hold a property and non-local resident families that cannot prove their local payment of tax and/or social insurance for a required period of time shall be suspended from purchasing any property within the local administrative area;

•	for those cities with excessive growth in housing prices, the local counterparts of the PBOC may further increase down payment ratios and interest rates for loans to purchase second properties in accordance with the price control policies and targets of the corresponding local governments;

•	the gains generated from the sale of a self-owned property shall be subject to individual income tax at a rate of 20%, if the original value of such property can be verified through historical information such as tax filings and property registration.

On September 29, 2014, PBOC and CBRC issued the Circular of PBOC and CBRC on Further Improving Financial Services for Housing, among other incentive policies, which specifies that the minimum down payment is 30% of the purchase price for purchasers of a first residential property for their households, and the minimum loan interest rate is 70% of the benchmark rate, to be decided by banking financial institutions in light of risk conditions. For purchasers of a second residential property for their households who have paid off the loan that financed their first house and reapply for a loan to finance an ordinary commodity house for the purpose of improving their living conditions, the loan policies for a first house will apply.

On October 9, 2014, the MOHURD, the MOF, and the PBOC jointly issued the Circular of MOHURD, MOF and PBOC on Developing the Business of Individual Housing Loan through Housing Fund, which specifies that employees who make their payment of housing fund for consecutive 6 months may apply for individual housing loans through the housing fund and local authorities may raise the amount that a person can apply for under certain conditions.

In light of the weakening in the property market in China, on March 30, 2015, the PBOC, the MOHURD and the CBRC jointly issued the Circular on Issues concerning Individual Residential Mortgage Policies in an effort to stimulate the market. The circular reduces the minimum down payment ratios from 30% to 20% for first home buyers who use the housing provident fund for their purchase and from 60% to 40% for second home buyers with outstanding mortgages who apply for another mortgage. In addition, the circular provides that home buyers who use the housing provident fund for their home purchase are only required to pay a minimum down payment of 30% for their purchase of a second house if all loans are settled on their first home.

On August 27, 2015, the MOHURD, the MOF and the PBOC jointly issued the Circular on Adjusting the Minimum Down Payment for the Purchase of Houses by Individuals on the Housing Provident Fund Loans. The circular provides that home buyers who use the housing provident fund for their home purchase are only required to pay a minimum down payment of 20% for their purchase of a second house if all loans are settled on their first home.

On September 24, 2015, the PBOC and the CBRC jointly issued the Circular on Issues Concerning Further Improving Differentiated Housing Loan Policies, which provided that in the cities without restrictive measures for house purchase, the minimum down payment ratio shall be 25% or higher for the first home buyers who use the commercial individual housing loans.

On September 29, 2015, the MOHURD, the MOF and the PBOC jointly issued the Notice on further improving the Usage Efficiency of Housing Provident Fund, according to which, in the case of any cities with sub-districts avail the housing provident fund with an efficiency index less than 85%, the cities shall increase the housing provident fund loans based on the housing price, loan needs and repayment capacities. The term of the indebtedness can be extended to 5 years after one’s retirement but is limited to 30 years.

On February 1, 2016, the PBOC and the CBRC jointly issued Circular of the People’s Bank of China and the China Banking Regulatory Commission on Issues Concerning Adjusting the Individual Housing Loan Policies. It provides that in the cities without restrictive measures for house purchase, the minimum down payment ratio, in principal, shall be 25% for the first home buyers who use the commercial individual housing loans common, and the said percentage may be lowered by 5% in different regions; with respect to second home buyers with unsettled house purchase loans who purchase for improving living conditions and use commercial individual housing loans, the minimum down payment ratio shall be at least 30%.

On February 17, 2016, the MOF, the SAT and the MOHURD jointly issued Circular on Adjusting Deed Tax and Business Tax Policies for Real Estate Transactions. Regarding deed tax, it provides that for first home buyers purchasing the only residence for their families (family members include the buyer, the buyer’s spouse and under-age children, as applicable hereinafter) with an area of 90 square meters or less, the deed tax is reduced to 1%; for a residence with an area of more than 90 square meters, the deed tax is reduced to 1.5%. For second home buyers purchasing a second residence with an area of 90 square meters or less, the deed tax is reduced to 1%; for residences with an area of more than 90 square meters, the deed tax is reduced to 2%. Regarding business tax, it provides that for any individual who sells his/her ordinary housing that is purchased and owned less than two years, full business tax is levied; for an individual who sells his/her ordinary housing purchased and owned not less than two years ago, the business tax is exempted. However, the circular specifies that the policies regarding deed tax and business tax shall not apply to Beijing, Shanghai, Guangzhou and Shenzhen, where the business tax for transfer of residences by individuals as stipulated in the Circular of the Ministry of Finance, and the State Administration of Taxation on Adjusting Business Tax Policies for Transfer of Residences by Individuals still apply. Furthermore, the MOF and the SAT jointly implemented the Circular on Issues concerning the Taxation Basis for Deed Tax, House Property Tax, Land Value-added Tax and Individual Income Tax after the Pilot Collection of Value-Added Tax in Lieu of Business Tax on April 25, 2016 which deducts VAT from the taxation basis of Deed Tax, House Property Tax, Land Value-added Tax and Individual Income Tax.

As at the date of this prospectus, we have been advised by our PRC Counsel that we are in full compliance with regulations on real estate financing.

Regulations on Housing Prices and Real Estate Tax

On January 7, 2010, the general office of the PRC State Council issued the Circular of the General Office of the State Council on Accelerating the Stable and Smooth Development of Real Estate Market to all ministries and provincial-level local governments to control the rapid increase in housing prices and cool down the real estate market in China. The circular reiterated that the purchasers of a second residential property for their households must make down payments of not less than 40% of the purchase price and the real estate developers must commence the sale within the mandated period as set forth in the pre-sale approvals and at the publicly announced prices. Further, in order to implement the requirements set out in the PRC State Council’s circular, the MLR, issued a notice on March 8, 2010 in relation to increasing the supply of, and strengthening the supervision over, land for real estate development purposes. The MLR’s notice stipulated that the floor price of a parcel of land must not be lower than 70% of the benchmark land price set for the area in which the parcel is located, and that real estate developers participating in land auctions must pay a deposit equivalent to 20% of the land parcel’s floor price.

On March 16, 2011, the NDRC, issued the Provisions on Selling Real Estate at Expressly Marked Prices, which was implemented on May 1, 2011 to regulate price manipulation and arbitrary price increases by, among other things, requiring developers to re-register with the appropriate government department before increasing real estate prices. PRC government agencies have also implemented several other regulations in a continuous bid to promote the construction of public housing, especially rental housing projects. The urban public rental housing policy is targeted at low to middle income families, new employees without housing and migrants with stable employment in urban areas. Several policies, such as increasing financial aid from central finance agencies and local governments, improving project planning and establishing a sound regulatory mechanism, have been implemented to ensure the successful promotion of affordable housing projects.

In addition to the notice above, local government authorities of several municipalities and cities such as Beijing, Zhengzhou, Jinan, Chengdu and Hefei have successively implemented more detailed regulations to restrict residents who have not resided in the local area for a certain period of time (ranging from 1 year to 5 years, evidenced by their individual income tax payment track records) from purchasing residential property in that area.

On February 15, 2012, the MLR issued the Circular on Issues Relevant to the Regulation and Control of the Real Property Market in 2012, which provides that governments must strictly maintain the current range of restrictions on the real estate market.

On April 17, 2014, the General office of the PRC State Council issued a notice that, among other things, specifically emphasizes the importance of adopting real estate tax. On November 24, 2014, the Provisional Regulations on Registration of Real Estate was implemented by PRC State Council and became effective on March 1, 2015. It provides that PRC has established a nationwide property registration system to provide a uniform platform through which ownership information of every registered property can be shared in real-time among different regions in China. If the PRC government promulgates regulations of real estate tax in the future, it may adversely affect the real estate market in China.

On March 7, 2016, during the National People’s Congress and the Chinese Political Consultative Conference, the All-China Federation of Industry and Commerce made a proposal concerning propelling relief of real estate inventory. The proposal includes suggestions such as introducing real estate trusts, using individual income tax to charge against interest of housing loans.

As at the date of this prospectus, we have been advised by our PRC Counsel that we are in full compliance with regulations on housing prices and real estate tax.

Regulations on Housing Supply and Improving the Healthy Development of the Real Estate Market

The Opinion of the MOHURD and Other Departments on Adjusting the Housing Supply Structure and Stabilizing Property Prices, implemented on March 25, 2015, provides the following:

•	commercial banks may not grant loans to any developer whose total investment capital contributed is less than 35% and may not accept any premises that have been left vacant for more than three years as security;

•	land that has been left idle for two years or more will be repossessed by the government without any compensation payment to the developer. Also, land will be treated as being left idle if construction has been halted for more than one year and the total area developed is less than one-third of the whole project area or the capital invested is less than a quarter of the total investment;

•	there will be no supply of land for villas and other equivalent real estate development projects, while land allocation for low-density, large housing developments will remain tight; and

•	no planning permit, construction permit or premises pre-sale permit is to be issued for projects that do not comply with the abovementioned requirements, in particular composite structure projects that exceed planning requirements.

The Circular on Increasing the Supply of, and Strengthening the Supervision over, Land for Real Estate Development Purposes issued on March 8, 2010 by the MLR, provides that:

•	the floor price of a parcel of land must not be lower than 70% of the benchmark land price set for the area in which the parcel is located;

•	real estate developers participating in land auctions must pay a deposit equivalent to 20% of the land parcel’s floor price; and

•	real estate developers must report to the competent land authorities when they commence and complete the construction of each project, and the land authorities will conduct inspections according to the corresponding land grant contract.

This circular also reiterated the policy that the initial installment payment made by real estate developers for a parcel of land must not be less than 50% of the overall amount owed for the land use rights.

As at the date of this prospectus, we have been advised by our PRC Counsel that we are in full compliance with regulations on housing supply and improving the healthy development of the real estate market.

Regulations on Environmental Protection in Construction Projects

Under the Regulations on the Administration of Environmental Protection in Construction Project, or Environmental Regulations, implemented by the PRC State Council on November 29, 1998 and amended on July 16, 2017 and effective as of October 1, 2017, each construction project is subject to an environmental impact assessment by the relevant authorities.

According to the Environmental Regulations, a developer is required to submit an environmental impact report, or an environmental impact report form, or an environmental impact registration form (as the case may be) to the relevant environmental protection administration for approval during the project’s feasibility analysis stage. In the meantime, if any ancillary environmental protection facilities are necessary in the construction project, such facilities are required to be designed, constructed and used in conjunction with the main project. After completion of the project, the developers are required to apply to the relevant environmental protection administrations for final acceptance examination in respect of any ancillary environmental protection facilities. Construction projects are approved for use after passing the said acceptance examination.

The Environmental Impact Assessment Law, implemented by the National People’s Congress on October 28, 2002 and effective as of September 1, 2003 and amended on July 2, 2016, provides that if the environmental impact assessment documents of a construction project have not been examined by the relevant environmental protection administrations or are not approved after examination, the authority in charge of examination and approval of the project may not approve construction on the project, and the construction work unit may not commence work.

According to the Fire Prevention Law of the People’s Republic of China promulgated by the SCNPC on April 29, 1998 and implemented on September 1, 1998, later amended on October 28, 2008 and implemented on May 1, 2009, and latest amended and implemented on April 23, 2019, fire prevention facilities design and works for construction projects shall conform to state’s fire prevention technical standards for engineering construction. Provisions on Supervision and Administration of Fire Prevention of Construction Projects promulgated by the Ministry of Public Security of the People’s Republic of China on April 30, 2009, implemented on May 1, 2009 and later amended on July 17, 2012 and implemented on November 1, 2012 shall apply to the fire prevention supervision and administration of new construction, expansion, reconstruction (including indoor and outdoor improvement, thermal insulation in buildings and modification of uses) and other construction projects. This provision also specify the procedure and standard for review of fire facilities design and acceptance of fire prevention facilities.

As at the date of this prospectus, we have been advised by our PRC Counsel that we are in full compliance with regulations on environmental protection in construction projects.

Regulations on Property Management

The Property Management Rules, amended by the PRC State Council on August 26, 2007 and effective as of October 1, 2007 and amended on February 6, 2016, provide that property owners have the right to appoint and dismiss property service enterprises (formerly known as property management enterprises). The rules also establish a regulatory system for property service enterprises, which encompasses the following regulations:

•	the Measures for the Administration of Qualifications of Property Service Enterprises (formerly known as the Measures for the Administration of Qualifications of Property Management Enterprises) amended by the MOHURD and effective as of November 26, 2007, amended on May 4, 2015 and January 21, 2017, provide that property service enterprises must apply to the local branch of the MOHURD and undertake a qualification examination to obtain a Property Service Qualification Certificate. A property service enterprise must pass the Property Service Qualification (formerly known as the Property Management Qualification), or PSQ examination, in order to engage in property management. Property service enterprises are classified as class I, II or III. Different classes of service enterprises have different establishment requirements and may manage different types of premises. However, the Measures for the Administration of Qualifications of Property Service Enterprises expired on March 8, 2018, the qualifications of property service enterprises are cancelled and no administrative approval is required for operating property service.

•	the Measures on the Administration of Bid Soliciting and Bidding Concerning Preliminary Property Management, implemented on June 26, 2003 by the MOHURD, provide that prior to the selection of the Property Owners’ Committee, or the POC, the property developer will select a property management enterprise to provide property management services.

•	the NDRC and the MOHURD jointly implemented the Measures on the Administration of Property Management Service Fees on November 13, 2003, which provide that property management fees will be determined by mutual consent between the POC and the property management enterprise, and set forth in writing in the property management service contract.

As at the date of this prospectus, we have been advised by our PRC Counsel that we are in full compliance with regulations on property management.

Regulations on Urban Landscaping Services

The Regulations Regarding Urban Landscape implemented on June 22, 1992, amended on January 8, 2011 and March 1, 2017 by the PRC State Council and the Measures on the Administration of Qualifications of Urban Landscaping Enterprises (“Urban Landscaping Measures”) implemented on July 4, 1995, as amended on October 9, 2009, provide the following:

•	any enterprise that wishes to provide landscaping services must apply to the MOHURD’s local branch for an urban landscaping qualification, or ULQ certificate; and

•	if a landscaping enterprise wishes to provide landscaping service outside the province where it is registered, it must establish branches in such locales and submit its original ULQ certificate for filing with the MOHURD’s respective local branch.

While the Urban Landscaping Measures were abolished on February 18, 2016, the requirements are still being implemented by the MOHURD and its local branches in practice.

As at the date of this prospectus, we have been advised by our PRC Counsel that we are in full compliance with regulations on urban landscaping services.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Xiaojun Zhu	53	President, Chief Executive Officer and Chairman of the Board of Directors
Shenghui Luo	51	Director
Christy Young Shue	57	Independent Director
John Chen	48	Independent Director
Yuankai Wen	73	Independent Director
Wei (Samuel) Shen	41	Chief Financial Officer

Xiaojun Zhu, the President, Chief Executive Officer, and Chairman of the Board of Directors of China HGS, began his entrepreneurial career in 1995 by creating a privately-run real estate company in Hanzhong, Shaanxi Province. With more than 20 years of experience, Mr. Zhu is considered to be one of China’s most influential business leaders in the real estate industry. In October 2005, Mr. Zhu received the “Top 100 Management Elites in China’s Building Industry 2005” award by the Chinese Academy of Management Science. Mr. Zhu also received the “Innovative Shaanxi - Person of the Year 2007” award and the “Outstanding Socialism Builder of Shaanxi Province in 2008” award. In 2007, before joining China Agro, Mr. Zhu served as the Chairman and General Manager of Shaanxi Guangsha Investment and Development Group Co., Ltd. From 1995 to 2007, Mr. Zhu was the Chairman and General Manager of Hanzhong Guangsha Real Estate Development Co, Ltd., a real estate development company. From 1992 to 1995, prior to starting his own business, Mr. Zhu served as a Vice General Manager in the real estate-based subsidiary of Hanjiang Building Material Group Corporation. From 1985 to 1988, Mr. Zhu graduated from Shaanxi Metallurgy College in July 1988. As the founder of the Company, Mr. Zhu is able to provide the Board with an understanding of the Company’s business as well as provide expert perspective on industry trends and opportunities. Mr. Zhu’s experience also offers the Board insight to the evolution of the Company, including from execution, cultural, operational, competitive and industry points of view.

Shenghui Luo has served as a director since January 2010. Ms. Luo joined Shaanxi Guangsha Investment and Development Group Co., Ltd., the Company’s subsidiary, in 1997. From 2000 through March 2009, Ms. Luo served as Vice Director of the Finance Department of Shaanxi Guangsha Investment and Development Group Co., Ltd. In March 2009, Ms. Luo was appointed as a Manager of the Finance Department of Shaanxi Guangsha Investment and Development Group Co., Ltd. Ms. Luo received her bachelor’s degree in accounting from Shaanxi Finance College in July 1992. As a result of Ms. Luo’s service as a member of the Company’s finance department, she developed an extensive understanding of the Company’s business. In addition, her knowledge and experience in finance and accounting provides her with a broad understanding of the Company’s financial reporting under both PRC and US GAAP.

Christy Young Shue has served as an independent director since August 2012. Since Januarpy 2016, Ms. Shue has been serving as the chief financial officer of Novita Pharmaceuticals, Inc., a pharmaceuticals company engaged in the research and development of cancer drugs. Ms. Shue served as Executive Vice President, Finance and Investor Relations and Corporate Secretary of Harbin Electric, Inc. (NASDAQ: HRBN) from 2007 through April 2012, when Harbin went private as a result of a management buyout transaction. From 2006 through 2007, Ms. Shue was a Vice President, a Senior Investor Relations Consultant at Christensen, an Investor Relations advisory firm. From 2003 through 2006, Ms. Shue served as Investor Relations Manager at International Paper (NYSE: IP). Ms. Shue received her master of business administration degree in finance/international business from Stern School of Business, New York University, a doctorate degree in Chemistry from Purdue University, a Master degree in Chemistry from Northern Arizona University, and a Bachelor of Science degree in Chemistry from Sichuan University in August 2001, May 1996, August 1992 and July 1982, respectively. Ms. Shue’s previous experience as an officer and Investor Relations manager for public companies has given her insights into various challenges that public companies experience, as well as extensive knowledge and understanding of capital market related issues such as corporate governance and financial reporting.

John Chen has served as an independent director since August 2012. Mr. Chen is a California Certified Public Accountant. Mr. Chen has been the Chief Financial Officer of General Steel Holdings Inc. (NYSE: GSI) since May 2004. From 1997 to 2003, Mr. Chen was a Senior Accountant at Moore Stephens Frazer and Torbet. Mr. Chen received his Bachelor of Science degree in business administration and accounting from California State Polytechnic University in July 1997. Mr. Chen’s experience as a California Certified Public Accountant and his experience as a chief financial officer of a public company have provided him with broad experience in finance including accounting and financial reporting. This experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the 1934 Act.

Yuankai Wen has served as an independent director since January 2010. Since 1998, Mr. Wen has served as the Chairman of Beijing Neolinde Management Training Center. From 1997 to 1998, he was also the Chairman of Beijing Neolinde Management Consulting Co. From 1994 through 1997, Mr. Wen was a Vice President of Roosevelt China Investment Co., an investment firm. Mr. Wen received his bachelor’s degree in Chemistry from Nanjing University in July 1969. He was also a visiting scholar at the Physical and Chemical Biology Institute, University of Paris in France. Mr. Wen’s experience as Chairman of the Beijing Neolinde Management Graining Center and as Chairman of the Beijing Neolinde Management Consulting Co. has provided him with broad leadership and executive experience. Moreover, his management experience in China provides him with a perspective on Chinese business operations.

Wei (Samuel) Shen has been the Chief Financial Officer of the Company since May 2012. From November 2011 to May 2012, Mr. Shen was the Vice President for Finance of the Company. Mr. Shen is also the Director at Bluehill Investment Advisory Group, a PRC based financial consulting firm. From 2006 to 2011, Mr. Shen served as an Audit Assurance Manager for a national public accounting firm, where he managed audit engagements for U.S. public companies. Mr. Shen holds both Chartered Accountant and Certified Public Accountant designations since 2008 and 2012, respectively, and is experienced with financial reporting under IFRS and US GAAP. Mr. Shen received his Master of management and public accounting degree from University of Toronto in July 2006 and received his Bachelor of Science degree from McMaster University in July 2004.

Employment Agreements

The Company has an employment contract with Mr. Samuel Shen to serve as Chief Financial Officer of the Company, subject to parties’ right to terminate on reasonable notice. Pursuant to the contract, Mr. Shen receives a monthly salary of RMB 60,000 ($8,565) and a discretional bonus of up to RMB 180,000 ($25,694). Mr. Shen is also entitled to 100,000 shares of restricted common stock of the Company at the end of his term, subject to his employment with the Company and the board’s approval. Mr. Shen did not receive any bonus or restricted stock for the years ended September 30, 2020, 2019 and 20178. According to the contract, the Company may terminate the contract with Mr. Shen for causes defined in the contract with thirty days’ advance written notice. Under certain circumstances provided in the contract, the Company may elect to pay an additional month’s salary in lieu of providing advance written notice to terminate Mr. Shen. Mr. Shen may terminate the contract with the Company by giving ninety days’ advance written notice to the Company. The contract also contains covenants regarding non-competition and confidentiality.

The Company has entered into Independent Director Agreements with Ms. Shue, and Messrs. Chen and Wen pursuant to which the Company has agreed to pay each of these directors annual cash compensation in the amount of $24,000, $36,000 and RMB 100,000, respectively. In addition, the Company has agreed to reimburse each director for all reasonable, out-of-pocket expenses, subject to the advance approval of the Company incurred in connection with the performance of Director’s duties.

Board of Directors and Committees

The Board of Directors has the following standing committees: Audit, Compensation, and Nominating and Corporate Governance. The Board of Directors has adopted written charters for each of these committees. All members of the committees appointed by the Board of Directors are non-employee directors and the Board of Directors has determined that all such members are independent under the applicable rules and regulations of NASDAQ and the SEC, as currently in effect. In addition, all directors who served on a committee during any portion of the fiscal year ended September 30, 2020 were independent under the applicable rules and regulations of NASDAQ and the SEC during such director’s period of service.

Audit Committee

Our audit committee consists of Mr. Chen, Ms. Shue and Mr. Wen, and is chaired by Mr. Chen. All of the directors satisfy the “independence” requirement of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. Our audit committee is responsible for, among other things, appointing, retaining, setting compensation of, and supervising our independent accountants, reviewing the results and scope of the audit and other accounting related services and reviewing our accounting practices and systems of internal accounting and disclosure controls.

The Audit Committee oversees our accounting, financial reporting and audit processes; appoints, determines the compensation of, and oversees, the independent registered public accountants; pre-approves audit and non-audit services provided by the independent registered public accountants; reviews the results and scope of audit and other services provided by the independent registered public accountants; reviews the accounting principles and practices and procedures used in preparing our financial statements; oversees the Company’s internal audit function; and reviews our internal controls.

The Audit Committee works closely with management and our independent registered public accountants. The Audit Committee also meets with our independent registered public accountants without members of management present, on a quarterly basis, following completion of our independent registered public accountants’ quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent registered public accountants to approve the annual scope and fees for the audit services to be performed.

We have determined that Mr. Chen possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

Our compensation committee consists of Mr. Chen, Ms. Shue and Mr. Wen, and is chaired by Mr. Wen. Mr. Wen satisfies the “independence requirement” of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. The compensation committee is responsible for reviewing and approving compensation paid to our officers and directors and to administer our incentive compensation plans, including authority to make and modify awards under such plans. It assists the board in determining its responsibilities in relation to remuneration, including, amongst other matters, making recommendations to the Board on policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors and recommending and monitoring the remuneration of senior management below board level.

Nominating and Governance Committee

Our nominating and corporate governance committee consists of Mr. Chen, Ms. Shue and Mr. Wen, and is chaired by Ms. Shue. Ms. Shue satisfies the “independence requirement” of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

Director Independence

Family Relationships

No family relationships exist among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

All directors hold office until the next annual stockholders’ meeting or until their death, resignation, retirement, removal, disqualification, or until their successors have been elected and are qualified. Our officers serve at the will of the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

One person currently holds the positions of principal executive officer and chairman of the Board of Company. The Board does not have a policy on whether or not the roles of the Chief Executive Officer and Chairman should be separate. Instead, the Company’s By-Laws provide that the directors may designate a Chairman of the Board from among any of the directors. Accordingly, the Board reserves the right to vest the responsibilities of the Chief Executive Officer and Chairman in the same person or in two different individuals depending on what it believes is in the best interest of the Company. The Board has determined that the consolidation of these roles is appropriate because it allows Mr. Zhu to bring a wider perspective to the deliberations of the Board on matters of corporate strategy and policy. The Board believes that there is no single Board leadership structure that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address the Company’s and the Board’s then current circumstances as and when appropriate.

The Company’s management is responsible for identifying, assessing and managing the material risks facing the business. The Board and, in particular, the Audit Committee are responsible for overseeing the Company’s processes for assessing and managing risk. Each of the Chief Executive Officer and Chief Financial Officer, with input as appropriate from other appropriate management members, report and provide relevant information directly to either the Board and/or the Audit Committee on various types of identified material financial, reputational, legal, operational, environmental and business risks to which the Company is or may be subject, as well as mitigation strategies for certain salient risks. In accordance with NASDAQ requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Company’s independent auditor. The Audit Committee reports its risk assessment function to the Board. The roles of the Board and the Audit Committee in the risk oversight process have not affected the Board leadership structure. Although the board has not formally designated a lead independent director, Mr. Sherman, the chairman of the audit committee, has led the meetings of the audit committee which include at least a majority of the independent directors and at which matters appropriate for consideration at executive sessions of the board of directors were discussed.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Code of Conduct

The Board of Directors has adopted a Code of Conduct which sets forth the standards by which the Company’s employees, officers and directors should conduct themselves. The Company will disclose any amendment to the Code of Conduct or waiver of a provision of the Code of Conduct that applies to the Company’s Chief Executive Officer, Chief Financial Officer and any other principal financial officer, and any other person performing similar functions and relates to certain elements of the Code of Conduct, including the name of the officer to whom the waiver was granted.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Executive And Director Compensation

Compensation Discussion and Analysis

Our primary goal with respect to our compensation programs has been to attract and retain the most talented and dedicated employees in key positions in order to compete effectively in the market place, successfully execute our growth strategies, and create lasting shareholder value. The Compensation Committee evaluates both individual and Company performance when determining the compensation of our executives. Our executives’ overall compensation is tied to the Company financial and operational performance, as measured by revenues and net income, as well as to accomplishing strategic goals such as merger and acquisitions and fund raising. We apply our compensation policies consistently for determining compensation of our Chief Executive Officer as we do with the other executives. The Compensation Committee assesses the performance of our Chief Executive Officer annually and determines the base salary and incentive compensation of our Chief Executive Officer. Our Chief Executive Officer is primarily responsible for the assessment of our other executive officers’ performance.

Summary Compensation Table

The following identified persons (the “Named Executive Officers”) of the Company received compensation in the amounts set forth in the chart below for the fiscal years ended September 30, 2020 and 2019. All compensation listed is in US dollars. No other item of compensation was paid to any officer or director of the Company other than reimbursement of expenses.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Totals ($)
Xiaojun Zhu, Chief Executive Officer and	2020	28,549	-	-	28,549
Chairman of the Board (1)	2019	29,089	-	-	29,089

Wei Shen, Chief Financial Officer	2020	102,775	-	-	102,775
	2019	104,723	-	-	104,723

(1)	Mr. Zhu was paid in Renminbi. His annual salary was RMB 200,000 for fiscal 2020 and 2019. The amounts reflected in this column have been converted to U.S. dollars at the exchange rate of RMB 7.0056 to the U.S. dollar for fiscal 2020 and RMB 6.8753 to the U.S. dollar for fiscal 2019.

The following table provides information regarding compensation earned by non-employee directors who served during fiscal 2020.

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table in fiscal 2020 and 2019.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during fiscal 2020 and 2019 by any executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a Named Executive Officer in fiscal 2020 and 2019 under any LTIP.

Our executive officers are reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

FISCAL 2020 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yuankai Wen *	$14,274	-	-	-	-	-	$14,274

John Chen	$36,000	-	-	-	-	-	$36,000

Christy Young Shue	$24,000	-	-	-	-	-	$24,000

These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the award (such as by exercising stock options). These amounts represents a compensation expense for fiscal year 2020. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of our non-employee directors in fiscal year 2020.

* Mr. Wen receives annual compensation in the amount of RMB 100,000. The amount set forth in this column is based on an exchange rate of RMB7.0056 to the U.S. dollar.

RELATED PARTY TRANSACTIONS

The Audit Committee is responsible for reviewing, approving or ratifying all material transactions between us and any related person. Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. This obligation is set forth in our Audit and Finance Committee Charter. Although we do not have a formal written policy with respect to our Audit Committee’s policies and procedures for reviewing related party transactions, in evaluating such transactions, the Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the board and as individual directors. In any transaction involving a related party, our Audit Committee considers all available material facts and circumstances of the transaction, including: (i) the direct and indirect interests of the related party; (ii) if the related party is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact such transaction would have on the director’s independence; (iii) the risks, costs and benefits to us; and (iv) whether any alternative transactions for comparable purposes are available. Our Audit Committee then makes a determination as to whether the proposed terms of the transaction are in the best interests of the Company and otherwise consistent with arm’s length dealings with unrelated third-parties.

The following related party transactions occurred during the fiscal year ended September 30, 2020:

The Company has a one year loan agreement (“USD Loan Agreement”) with our Chairman, CEO and major stockholder”), pursuant to which the Company borrowed $1,810,000 to make a capital injection into Shaanxi HGS, the Company’s subsidiary. The interest rate for the loan is 4% per annum and the loan matured on July 19, 2014. The Company entered into the amendments to the USD Loan Agreement to extend the term until July 31, 2020. The Company recorded interest of $72,400 for each of the years ended September 30, 2020 and 2019. The loan was fully settled by September 30, 2020 and the related interest was fully settled by March 31, 2021.

On December 31, 2013, Shaanxi Guangsha Investment and Development Group Co., Ltd. (the “Guangsha”), the Company's PRC operating subsidiary, entered into a loan agreement with the Chairman (the “Stockholder RMB Loan Agreement”), pursuant to which Guangsha is able to borrow funds from the Chairman in order to support the Company’s Liangzhou Road construction project development and the Company’s working capital needs. The Loan Agreement has a one-year term, and has been renewed upon maturity to September 25, 2020, with at an interest rate of 4.35% per year. For the years ended September 30, 2020 and 2019, the interest was $20,661 and $20,403, respectively, which is capitalized in the development cost of Liangzhou Road Project.

On September 30, 2020, the Company entered into an agreement with Mr. Zhu Xiaojun and an unrelated party (the “buyer group”) to sell Shijin project at price of $7,364,204 (or RMB 50 million). Pursuant to the agreement, a portion of selling price of approximately $3.4 million was fully settled by the Company’s stockholder’s loan payable with accrued interest payable to Mr. Zhu Xiaojun and the rest of proceeds will be collected from the unrelated party by September 30, 2021. The transaction resulted in a gain of $1.9 million for the year ended September 30, 2020.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus, as to (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of the executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned. Unless otherwise indicated, the address of each listed shareholder is c/o China HGS Real Estate Inc., 6 Xinghan Road, 19th Floor, Hanzhong City, Shaanxi Province, PRC 723000.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (2)
5% Holders
Rising Pilot, Inc. (a British Virgin Islands company)(3)	7,000,000	27.3%
Shaanxi Tianhao Construction Engineer Co., Ltd	3,092,114	12.1%
Directors and Officers
Mr. Xiaojun Zhu(4)	14,900,000	58.2%
Shenghui Luo	840,000	3.3%
Yuankai Wen	-	-
Christy Young Shue	-	-
John Chen	-	-
Wei (Samuel) Shen	-	-
All directors and executive officers as a group (5 persons)	15,740,000	61.4%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by such person. The number of shares beneficially owned includes common stock that such individual has the right to acquire as of the date of this prospectus or within 60 days thereafter, including through the exercise of stock options.

(2)	Percentage of beneficial ownership is based upon 25,617,807 shares of common stock outstanding as the date of this prospectus. For each named person, this percentage includes common stock that the person has the right to acquire either currently or within 60 days of October 12, 2021, including through the exercise of an option; however, such common stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Mr. Xiaojun Zhu has voting and dispositive control over securities held by Rising Pilot, Inc.

(4)	Includes 7,900,000 shares of common stock owned by Mr. Zhu directly and 7,000,000 shares owned through Rising Pilot, Inc.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 50,000,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus, we had 25,617,807 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Options and Restricted Stock

As of date of this prospectus, other than the securities described above, we do not have any outstanding options or restricted stock.

Other Convertible Securities

As of date of this prospectus, other than the securities described above, we do not have any outstanding convertible securities.

Securities Authorized for Issuance under Equity Compensation Plans

On September 25, 2012, our stockholders approved the Company’s 2012 Omnibus Securities and Incentive Plan (the “2012 Plan”). The 2012 Plan provides for the grant of awards which are distribution equivalent rights, incentive stock options, non-qualified stock options, performance shares, performance units, restricted shares of common stock, restricted stock units, stock appreciation rights (“SARs”), tandem stock appreciation rights, unrestricted shares of common stock or any combination of the foregoing, to key management employees and nonemployee directors of, and nonemployee consultants of, the Company or any of its subsidiaries (each a “participant”). We have reserved a total of 1,000,000 shares of common stock for issuance as or under awards to be made under the 2012 Plan. The number of shares of common stock for which awards which are options or SARs may be granted to a participant under the 2012 Plan during any calendar year is limited to 500,000.

The following table summarizes information with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans as of September 30, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	-	$-	1,000,000
Total	-	$-	1,000,000

Market for Common Equity and Related Stockholder Matters

As of the date of this prospectus, our common stock is listed on the NASDAQ Capital Market under the symbols “HGSH”. On September 28, 2021, the closing sale prices of our common stocks was $1.52.

SELLING STOCKHOLDER

This prospectus relates to the resale from time to time of an aggregate of 3,092,114 shares of Common Stock issued to Shaanxi Tianhao Construction Engineer Co., Ltd in connection with an Equity Acquisition Agreement (the “Equity Acquisition Agreement”) on March 24, 2021, whereby the Company allotted and issued the Common Stock to the Selling Stockholder to settle its accounts payable balance with the Selling Stockholder.

We are registering for resale the Common Stock issuable pursuant to the Equity Acquisition Agreement that we entered into with the Selling Stockholder on March 24, 2021.

Unless otherwise indicated in the footnotes below, no selling stockholder has any material relationship with us or any of our affiliates within the past three years other than as a security holder.

The table below (i) lists the Selling Stockholder and other information regarding the beneficial ownership (as determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act) of our Common Stock by the Selling Stockholder; (ii) has been prepared based upon information furnished to us by the Selling Stockholder; and (iii) to our knowledge, is accurate as of the date of this prospectus. The Selling Stockholder may sell all, some or none of its securities in this offering. The Selling Stockholder identified in the table below may have sold, transferred or otherwise disposed of some or all of its securities since the date of this prospectus in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly as required.

Name of Selling Stockholder	Number of shares of Common Stocks Owned Prior to This Offering(1)	Maximum Number of Common Stocks to be Sold(2)	Number of Ordinary Shares Owned after This Offering(1)(2)	Percentage Ownership After This Offering (%)(1)(2)
Shaanxi Tianhao Construction Engineer Co., Ltd(3)	3,092,114	3,092,114	0	0

(1)	The amounts reported by such Selling Stockholder are as of date of this prospectus, with percentages based on 25,617,807 shares of common stocks outstanding. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire.

(2)	Assumes that (i) all of the securities registered by the registration statement of which this prospectus is a part are sold in this offering; (ii) the Selling Stockholder does not (a) sell any of the common stock, if any, that have been issued to them other than those covered by this prospectus, and (b) acquire additional common stock after the date of this prospectus and prior to the completion of this offering.

(3)	Includes an aggregate of 3,092,114 shares of common stock that were issued and allotted to the Selling Stockholder pursuant to the Equity Acquisition Agreement.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of his/her/their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position; and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a selling stockholder, rather than under this prospectus. The Selling Stockholder have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholder may pledge his/her/their shares to his/her/their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that he/she/it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

This registration statement is effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. Copies of this registration statement will be available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The legality of the securities offered by this prospectus and certain federal securities law matters will be passed upon for us by Loeb & Loeb LLP, New York. Certain legal matters as to PRC law will be passed upon for us by Shaanxi Jiameng Law Firm.

EXPERTS

The consolidated financial statements of China HGS Real Estate Inc., as of and for the year ended September 30, 2020, appearing in this prospectus and registration statement have been audited by Wei, Wei & Co., LLP, an independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements for China HGS Real Estate Inc., as of and for the year ended September 30, 2019, appearing in this prospectus and registration statement have been audited by Friedman LLP, an independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock to be sold by this prospectus . This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N. E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments thereto, has been filed electronically with the SEC.

Government Filings

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Proficient at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[*]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

China HGS Real Estate Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of China HGS Real Estate Inc. (the “Company”) as of September 30, 2019 and 2018, and the related consolidated statements of income and comprehensive loss, stockholders’ equity and cash flows for each of the yeas in the two-year period ended September 30, 2019, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor from 2009 through 2020

New York, New York

January 14, 2020

CHINA HGS REAL ESTATE INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2020	2019
ASSETS
Cash	$457,699	$263,139
Restricted cash	3,409,837	3,938,978
Contract assets	14,255,328	12,668,925
Real estate property development completed	94,671,258	101,933,030
Other assets	8,132,555	2,031,937
Property, plant and equipment, net	571,330	614,008
Security deposits	1,855,506	7,972,117
Real estate property under development	227,741,017	215,745,225
Due from local government for real estate property development completed	2,869,623	2,725,854

Total Assets	$353,964,153	$347,893,213

LIABILITIES AND STOCKHOLDERS' EQUITY
Construction loans	$109,937,408	$106,797,436
Accounts payables	25,415,352	27,368,510
Other payables	4,028,048	5,289,176
Construction deposits	3,202,730	3,042,273
Contract liabilities	1,847,685	1,907,828
Customer deposits	19,405,528	17,183,264
Shareholder loans	-	2,129,114
Accrued expenses	1,920,370	3,585,644
Taxes payable	19,881,211	21,889,818
Total liabilities	185,638,332	189,193,063

Commitments and Contingencies
Stockholders' equity
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,525,000* shares issued and outstanding September 30, 2020 and 2019	22,525	22,525
Additional paid-in capital*	129,930,330	129,930,330
Statutory surplus	10,458,395	10,360,251
Retained earnings	34,954,061	34,070,767
Accumulated other comprehensive loss	(7,039,490)	(15,683,723)
Total stockholders' equity	168,325,821	158,700,150

Total Liabilities and Stockholders' Equity	$353,964,153	$347,893,213

*the number of common stock outstanding has been restated to reflect the 2:1 stock reverse split on August 20, 2020 (Note 11).

The accompanying notes are an integral part of these consolidated financial statements

CHINA HGS REAL ESTATE INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED SEPTEMBER 30, 2020 and 2019

	2020	2019
Real estate sales	$12,979,227	$39,964,556
Less: Sales tax	193,719	389,406
Impairment losses on real estate property development completed	2,703,031	-
Cost of real estate sales	9,369,820	30,253,511
Gross profit	712,657	9,321,639
Operating expenses
Selling and distribution expenses	580,639	494,646
General and administrative expenses	2,324,057	2,661,578
Total operating expenses	2,904,696	3,156,224
Operating income	(2,192,039)	6,165,415
Interest expense, net	(65,535)	(131,270)
Other income (expense), net	4,080,945	(309,930)
Income before income taxes	1,823,371	5,724,215
Provision for income taxes	841,933	2,022,043
Net income	981,438	3,702,172
Other comprehensive loss
Foreign currency translation adjustment	8,644,233	(6,679,858)
Comprehensive income (loss)	$9,625,671	$(2,977,686)
Basic and diluted income per share of common stock
Basic and diluted	$0.04	$0.16
Weighted average shares of common stock outstanding
Basic and diluted*	22,525,000	22,525,000

*the number of common stock outstanding has been restated to reflect the 2:1 stock reverse split on August 20, 2020 (Note 11).

The accompanying notes are an integral part of these consolidated financial statements

CHINA HGS REAL ESTATE INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2020 AND 2019

	Common Stock		Additional Paid-in	Statutory	Retained	Accumulated Other Comprehensive
	Shares*	Amount	Capital	Surplus	Earnings	Loss	Total
Balance at September 30, 2018	22,525,000	$22,525	$129,930,330	$9,925,794	$30,803,052	$(9,003,865)	$161,677,836
Appropriation of statutory reserve				434,457	(434,457)		-
Net income for the year					3,702,172		3,702,172
Foreign currency translation adjustments						(6,679,858)	(6,679,858)
Balance at September 30, 2019	22,525,000	$22,525	$129,930,330	$10,360,251	$34,070,767	$(15,683,723)	$158,700,150
Appropriation of statutory reserve				-	-		-
Net income for the year					981,438		981,438
Appropriation of statutory reserve				98,144	(98,144)		-
Foreign currency translation adjustments						8,644,233	8,644,233
Balance at September 30, 2020
	22,525,000	$22,525	$129,930,330	$10,458,395	$34,954,061	$(7,039,490)	$168,325,821

*the number of common stock outstanding has been restated to reflect the 2:1 stock reverse split on August 20, 2020 (Note 11).

The accompanying notes are an integral part of these consolidated financial statements

CHINA HGS REAL ESTATE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2020 and 2019

	2020	2019
Cash flows from operating activities
Net income	$981,438	$3,702,172
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax provision	-	1,302,606
Depreciation	72,748	79,270
Impairment losses on real estate property development completed	2,703,031	-
Gain on settlement of shareholder loan and payables with suppliers	(4,998,762)	-
Changes in assets and liabilities:
Advances to vendors	-	20,395
Security deposits	6,335,525	-
Contract assets	(889,901)	(601,265)
Real estate property development completed	9,369,820	(45,818,735)
Real estate property under development	(7,511,989)	50,974,817
Other assets	(398,747)	(725,508)
Accounts payables	(1,498,176)	7,967,500
Other payables	23,918	609,156
Contract liabilities	(155,809)	(3,854,568)
Customer deposits	1,275,401	(4,261,166)
Construction deposits	-	8,538
Accrued expenses	(474,420)	700,527
Taxes payables	(2,616,813)	(1,166,158)
Net cash provided by operating activities	2,217,264	8,937,581

Cash flow from financing activities
Proceeds from construction loans	-	488,307
Repayment of construction loans	(2,415,924)	(11,825,666)
Repayment of shareholder loans	-	-
Net cash (used in) financing activities	(2,415,924)	(11,337,359)
Effect of changes of foreign exchange rate on cash	(135,921)	(173,682)
Net (decrease) in cash	(334,581)	(2,573,460)
Cash, restricted cash, beginning of year	4,202,117	6,775,577
Cash, restricted cash, end of year	$3,867,536	$4,202,117
Supplemental disclosures of cash flow information:
Interest paid	$6,847,515	$7,199,086
Income taxes paid	$782,836	$347,675

Representing
Cash	$457,699	$263,139
Restricted cash	$3,409,837	$3,938,978
	$3,867,536	$4,202,117
Non-cash financing activities:
Settlement of shareholder loan and related accrued interest	$(3,402,313)	-
Settlement of payables with suppliers	(3,415,572)	-

The accompanying notes are an integral part of these consolidated financial statements

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

China HGS Real Estate Inc. (the “Company” or “China HGS” or “we”, “our”, “us”) is a corporation organized under the laws of the State of Florida.

China HGS does not conduct any material operations of its own. Instead, through its subsidiary, Shaanxi HGS Management and Consulting Co., Ltd (“Shaanxi HGS”), it entered into certain exclusive contractual arrangements with the management of the Company’s PRC operating subsidiary, Shaanxi Guangsha Investment and Development Group Co., Ltd (“Guangsha”). Pursuant to these agreements, Shaanxi HGS is obligated to absorb a majority of the risk of loss from Guangsha’s activities and entitles Shaanxi HGS to receive a majority of Guangsha’s expected residual returns. In addition, Guangsha’s shareholders have pledged their equity interest in Guangsha to Shaanxi HGS, irrevocably granted Shaanxi HGS an exclusive option to purchase, to the extent permitted under PRC Law, all or part of the equity interests in Guangsha and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Shaanxi HGS.

Based on these contractual arrangements, management believes that Guangsha should be considered a “Variable Interest Entity” (“VIE”) under ASC 810 “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, because the equity investors in Guangsha no longer have the characteristics of a controlling financial interest, and the Company, through Shaanxi HGS, is the primary beneficiary of Guangsha. Accordingly, Guangsha has been consolidated.

The Company, through its subsidiaries and VIE, engages in real estate development, in the construction and sale of residential apartments, parking lots and commercial properties. Total assets and liabilities presented on the consolidated balance sheets and sales, cost of sales, net income presented on Consolidated Statement of Income and Comprehensive Loss as well as the cash flow from operation, investing and financing activities presented on the Consolidated Statement of Cash Flows are substantially the financial position, operation and cash flow of Guangsha. The Company has not provided any financial support to Guangsha for the years ended September 30, 2020 and 2019.

The following assets and liabilities of the consolidated VIE are included in the accompanying consolidated financial statements of the Company as of September 30, 2020 and 2019:

	Balance as of
	September 30, 2020	September 30, 2019
Total assets	353,600,159	347,536,362
Total liabilities	$181,104,861	$184,937,708

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of China HGS Real Estate Inc. (the “Company” or “China HGS”), China HGS Investment Inc. (“HGS Investment”), Shaanxi HGS Management and Consulting Co., Ltd. (“Shaanxi HGS”) and its variable interest entity (“VIE”), Shaanxi Guangsha Investment and Development Group Co., Ltd. (“Guangsha”). All inter-company transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

The Company’s operations involve real estate development and sales. Starting from the year ended September 30, 2020, the Company has been involved in larger real estate property development with an extended development cycle. As a result, it is not possible to precisely measure the duration of its operating cycle. The accompanying consolidated balance sheets of the Company have been prepared on an unclassified basis in accordance with real estate industry practice and the prior year balance sheet has been adjusted to reflect this change.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Liquidity

In recent years, the Chinese government has implemented measures to control overheating residential and commercial property prices including but not limited to restriction on home purchase, increase the down-payment requirement against speculative buying, development of low-cost rental housing property to help low-income groups while reducing the demand in the commercial housing market, increase the real estate property tax to discourage speculation, and control of the land supply and slowdown the construction land auction process, etc. In addition, in December 2019, a novel strain of coronavirus (COVID-19) surfaced. COVID-19 has spread rapidly throughout China and worldwide, which has caused significant volatility in the PRC and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the PRC and international economies. To reduce the spread of the COVID-19, the Chinese government has employed measures including city lockdowns, quarantines, travel restrictions, suspension of business activities and school closures. Due to difficulties resulting from the COVID-19 outbreak, including, but not limited to, the temporary closure of the Company’s facilities and operations beginning in early February through early March 2020, limited support from the Company’s employees, delayed access to construction raw material supplies, reduced customer visit to the Company’s sales office, and inability to promote the real estate property sales to customers on a timely basis, our revenue decreased by approximately $27.0 million in fiscal 2020 as compared to fiscal 2019 due to decreased sales volume of both residential and commercial properties developed by us, as a result, we reported a net income of approximately $1.0 million for the year ended September 30,2020. Based on assessment of current economic environment, customer demand and sales trend, and the negative impact from COVID-19 outbreak and spread, we believe that the real estate market downturn will continue to be uncertain in the coming periods. As a result, the developing period of real estate properties and our operating cycle has been extended and we may not be able to liquidate our large balance of completed real estate property within a short term as we originally expected. In addition, as of September 30, 2020, we had large construction loans payable balance of approximately $109.9 million and large accounts payable balance of approximately $25.4 million to be paid to subcontractors within one year. The above mentioned facts raised substantial doubt about the Company's ability to continue as a going concern from the date of this filing.

In assessing its liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future, and its operating and capital expenditure commitments. As of September 30, 2020, our total cash and restricted cash balance decreased to approximately $3.9 million as compared to approximately $4.2 million as of September 30, 2019. With respect to capital funding requirements, the Company budgeted our capital spending based on ongoing assessments of needs to maintain adequate cash. As of September 30, 2020, we had approximately $94.7 million completed residential apartments and commercial units available for sale to potential buyers. Although we reported approximately $25.4 million accounts payable as of September 30, 2020, due to the long term relationship with our construction suppliers and subcontractors, we were able to effectively manage cash spending on construction and negotiate with them to adjust the payment schedule based on our cash on hand. In addition, most of our existing real estate development projects related to old town renovation which are supported by local government. As of September 30, 2020, we reported approximately $109.9 million construction loan borrowed from financial institutions controlled by local government and such loans can only be used on old town renovation related project development. We expect that we will be able to renew all of the existing construction loans upon their maturity and borrow additional new loans from local financial institutions when necessary, based on our past experience and the Company’s good credit history. Also, the Company’s cash flows from pre-sales and current sales should provide financial support for our current developments and operations. As of September 30, 2020, we had approximately $19.4 million customer deposits representing cash advance from buyers for pre-sales of our residential units and we believe such cash advance can be used to fund our ongoing construction projects whenever necessary. For the year ended September 30, 2020, we had five large ongoing construction projects (see Note 3, real estate property under development) which were under preliminary development stage due to delayed inspection and acceptance of the development plans by local government. In June 2020, we completed the residence relocation surrounding Liangzhou Road related projects and expects to construct the Liangzhou Road related projects starting from the fourth quarter of fiscal year 2020. For other four projects, we expect we will be able to obtain government’s approval of the development plans on these projects in the coming fiscal year and start the pre-sale of the real estate property to generate cash when certain property development milestones have been achieved. For the years ended September 30, 2020 and 2019, the Company had positive cash flow from operating activities. In addition, our principal shareholder, Mr. Xiaojun Zhu has been providing and has committed to continue to provide his personal funds to support the Company’s operation whenever necessary.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition

The Company adopted FASB ASC Topic 606 Revenue from Contracts with Customers (“ASC 606”) on October 1, 2018 using the modified retrospective approach. Under ASC 606, Revenue from Contracts with Customers, revenue is recognized in accordance with the transfer of goods and services to customers at an amount that reflects the consideration that the Company expects to be entitled to for those goods and services. The Company determines revenue recognition through the following steps:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price, including the constraint on variable consideration;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when (or as) the Group satisfy a performance obligation.

Most of the Company’s revenue is derived from real estate sales of condominiums and commercial property in the PRC. The majority of the Company’s contracts contain a single performance obligation involving significant real estate development activities that are performed together to deliver a real estate property to customers. Revenues arising from real estate sales are recognized when or as the control of the asset is transferred to the customer. The control of the asset may transfer over time or at a point in time. For the sales of individual condominium units in a real estate development project, the Company has an enforceable right to payment for performance completed to date, revenue is recognized over time by measuring the progress towards complete satisfaction of that performance obligation (“percentage completion method”). Otherwise, revenue is recognized at a point in time when the customer obtains control of the asset.

Under percentage completion method, revenue and profit from the sales of long term real estate development properties is recognized by the percentage of completion method on the sale of individual units when all the following criteria are met:

a.	Construction is beyond a preliminary stage.

b.	The buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit or interest.

c.	Sufficient units have already been sold to assure that the entire property will not revert to rental property.

d.	Sales prices are collectible.

e.	Aggregate sales proceeds and costs can be reasonably estimated.

If any of the above criteria is not met, proceeds shall be accounted for as deposits until the criteria are met.

Under the percentage of completion method, revenues from individual real estate condominium units sold under development and related costs are recognized over the course of the construction period, based on the completion progress of a project. The progress towards complete satisfaction of the performance obligation is measured based on the Company’s efforts or inputs to the satisfaction of the performance obligation, by reference to the contract costs incurred up to the end of reporting period as a percentage of total estimated costs for each contract. In relation to any project, revenue is determined by calculating the ratio of incurred costs, including land use rights costs and construction costs, to total estimated costs and applying that ratio to the contracted sales amounts. Cost of sales is recognized by determining the ratio of contracted sales during the period to total estimated sales value, and applying that ratio to the incurred costs. Current period amounts are calculated based on the difference between the life-to-date project totals and the previously recognized amounts.

Any changes in significant judgments and/or estimates used in determining construction and development revenue could significantly change the timing or amount of construction and development revenue recognized. Changes in total estimated project costs or losses, if any, are recognized in the period in which they are determined.

Revenue from the sales of previously completed real estate condominium units is recognized at the time of the closing of an individual unit sale. This occurs when the customer obtains the physical possession, the legal title, or the significant risks and rewards of ownership of the assets and the Company has present right to payment and the collection of the consideration is probable. For municipal road construction projects, fees are generally recognized at the time of the projects are completed.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition - continued

Disaggregation of Revenues

Disaggregated revenues was as follows:

	For the years ended September 30,
	2020	2019
Revenue recognized for completed condominium real estate projects	$12,979,227	$13,400,491
Revenue recognized for condominium real estate projects under development	-	26,564,065
Total	$12,979,227	$39,964,556

Contract balances

Timing of revenue recognition may differ from the timing of billing and cash receipts from customers. The Company records a contract asset when revenue is recognized prior to invoicing, or a contract liability when cash is received in advance of recognizing revenue. A contract asset is a right to consideration that is conditional upon factors other than the passage of time. Contract assets include billed and billable receivables, which are the Company’s unconditional rights to consideration other than to the passage of time. Contract liabilities include cash collected in excess of revenues. Customer deposits are excluded from contract liabilities.

The Company has elected to apply the optional practical expedient for costs to obtain a contract which allows the Company to immediately expense sales commissions (included under selling expenses) because the amortization period of the asset that the Company otherwise would have used is one year or less.

The Company provides “mortgage loan guarantees” only with respect to buyers who make down-payments of 20%-50% of the total purchase price of the property. The period of the mortgage loan guarantee begins on the date the bank approves the buyer’s mortgage and we receive the loan proceeds in our bank account and ends on the date the “Certificate of Ownership” evidencing that title to the property has been transferred to the buyer. The procedures to obtain the Certificate of Ownership take six to twelve months (the “Mortgage Loan Guarantee Period”). If, after investigation of the buyer’s income and other relevant factors, the bank decides not to grant the mortgage loan, our mortgage-loan based sales contract terminates and there will be no guarantee obligation. If, during the Mortgage Loan Guarantee Period, the buyer defaults on his or her monthly mortgage payment for three consecutive months, we are required to return the loan proceeds back to the bank, although we have the right to keep the customer's deposit and resell the property to a third party. Once the Certificate of Property has been issued by the relevant government authority, our loan guarantee terminates. If the buyer then defaults on his or her mortgage loan, the bank has the right to take the property back and sell it and use the proceeds to pay off the loan. The Company is not liable for any shortfall that the bank may incur in this event. To date, no buyer has defaulted on his or her mortgage payments during the Mortgage Loan Guarantee Period and the Company has not returned any loan proceeds pursuant to its mortgage loan guarantees.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the consolidated financial statements. Estimates are used for, but not limited to, the assumptions and estimates used by management in recognizing development revenue under the percentage of completion method, the selection of the useful lives of property and equipment, provision necessary for contingent liabilities, revenue recognition, taxes and budgeted costs. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates.

Changes of estimated gross profit margins related to revenue recognized under the percentage of completion method are made in the period in which circumstances requiring the revisions become known. For the year ended September 30, 2020 and 2019, the Company did not change the estimated revenue and related gross profit margin from fiscal 2019. .

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments

The Company follows the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. It clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions or what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the accompanying consolidated balance sheets for cash, restricted cash and all other current assets, security deposits for land use rights, loans and all current liabilities approximate their fair value based on the short-term maturity of these instruments. The fair value of the long term customer, construction and security deposits approximate their carrying amounts because the deposits are received in cash. It was impractical to estimate the fair value of the amount due from the local government and the long term other loans payable.

Foreign currency translation

The Company’s financial information is presented in U.S. dollars. The functional currency of the Company’s operating subsidiaries is Renminbi (“RMB”), the currency of the PRC. The consolidated financial statements of the Company have been translated into U.S. dollars in accordance with ASC 830-30 “Translation of Financial Statements”. The financial information is first prepared in RMB and then is translated into U.S. dollars at year-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in stockholders’ equity.

	2020	2019
Year end RMB : USD exchange rate	6.7896	7.1477
Annual average RMB : USD exchange rate	7.0056	6.8753

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

Cash

Cash includes cash on hand and demand deposits in accounts maintained with large reputable commercial banks within the PRC. The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Restricted cash

The restricted cash is required by the banks as collateral for mortgage loans given to the home buyers before obtaining the certificates of ownership of the properties as collateral. In order to provide the banks with the certificates of ownership, the Company is required to complete certain procedures with the Chinese government, which normally takes six to twelve months. Because the banks provide the loan proceeds to the Company without obtaining certificates of ownership as loan collateral during this six to twelve months’ period, the mortgage banks require the Company to maintain, as restricted cash, 5% to 10% of the mortgage proceeds as security for the Company’s obligations under such guarantees. The restricted cash is released by the banks once they receive the certificates of ownership. These deposits are not covered by insurance. The Company has not experienced any losses in such accounts and management believes its restricted cash account is not exposed to any significant risks.

Advances to vendors

Advances to vendors consist of balances paid to contractors and vendors for services and materials that have not been provided or received and generally relate to the development and construction of residential and commercial units in the PRC. Advances to vendors are reviewed periodically to determine whether their carrying value has become impaired. Historically, the Company has not experienced any losses as a result of these advances.

Security deposits for land use rights

Security deposits for land use rights consist of the deposit held by the PRC government for the purchase of land use rights and the deposit held by an unrelated party to transfer its land use rights to the Company. The deposits will be reclassified to real estate property under development upon the transfers of legal title.

Real estate property development completed and under development

Real estate property consists of finished residential unit sites, commercial offices and residential unit sites under development. The Company leases the land for the residential unit sites under land use right leases with various terms from the PRC government. The cost of land use rights is included in the development cost and allocated to each project. Real estate property development completed and real estate property under development are stated at the lower of cost or fair value.

Expenditures for land development, including cost of land use rights, deed tax, pre-development costs, and engineering costs, exclusive of depreciation, are capitalized and allocated to development projects by the specific identification method. Costs are allocated to specific units within a project based on the ratio of the sales area of units to the estimated total sales area of the project (or phase of the project) multiplied by the total cost of the project (or phase of the project).

Cost of amenities transferred to buyers is allocated to specific units as a component of total construction cost. The amenity cost includes landscaping, road paving, etc. Once the projects are completed, the amenities are under control of the property management companies.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Real estate property development completed and under development- continued

Real estate property development completed and under development are subject to valuation adjustments when the carrying amount exceeds fair value. An impairment loss is recognized only if the carrying amount of the assets is not recoverable and exceeds fair value. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to be generated by the assets. The Company reviewed all of its real estate projects for future losses and impairment by comparing the estimated future undiscounted cash flows for each project to the carrying value of such project. For the years ended September 30, 2020 and 2019, the Company recognized $2,703,031 and nil impairment for real estate property completed, respectively.

Capitalization of interest

Interest incurred during and directly related to real estate development projects is capitalized to the related real estate property under development during the active development period, which generally commences when borrowings are used to acquire real estate assets and ends when the properties are substantially complete or the property becomes inactive. Interest is capitalized based on the interest rate applicable to specific borrowings or the weighted average of the rates applicable to other borrowings during the period. Interest capitalized to real estate property under development is recorded as a component of cost of real estate sales when related units are sold. All other interest is expensed as incurred. For the years ended September 30, 2020 and 2019, the total interest capitalized in the real estate property development was $7,086,018 and $7,158,391, respectively.

Property, plant and equipment, net

Property, plant and equipment are recorded at cost less accumulated depreciation and any impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, less any estimated residual value. Estimated useful lives of the assets are as follows:

Buildings	39 years
Machinery and office equipment	5-10 years
Vehicles	8 years

Any gain or loss on disposal or retirement of a fixed asset is recognized in the profit and loss account and is the difference between the net sales proceeds and the net carrying amount of the asset. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in income (loss).

Maintenance, repairs and minor renewals are charged directly to expense as incurred unless such expenditures extend the useful life or represent a betterment, in which case they are capitalized.

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of long-lived assets - continued

Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally determined by using the asset's expected future discounted cash flows or market value. The Company estimates fair value of the assets based on certain assumptions such as budgets, internal projections, and other available information as considered necessary. There is no impairment of long-lived assets for the years ended September 30, 2020 and 2019.

Customer deposits

Customer deposits consist of amounts received from customers relating to the sale of residential units in the PRC. In the PRC, customers will generally obtain permanent financing for the purchase of their residential unit prior to the completion of the project. The lending institution will provide the funding to the Company upon the completion of the financing rather than the completion of the project. The Company receives these funds and recognizes them as a liability until the revenue can be recognized.

Property warranties

The Company provides its customers with warranties which cover major defects of the building structure and certain fittings and facilities of properties sold. The warranty period varies from two years to five years, depending on different property components the warranty covers. The Company continually estimates potential costs for materials and labor with regard to warranty-type claims expected to be incurred subsequent to the delivery of a property. Reserves are determined based on historical data and trends with respect to similar property types and geographical areas. The Company continually monitors the warranty reserve and makes adjustments to its pre-existing warranties, if any, in order to reflect changes in trends and historical data as information becomes available. The Company may seek further recourse against its contractors or any related third parties if it can be proved that the faults are caused by them. In addition, the Company also withholds up to 2% of the contract cost from sub-contractors for periods of two to five years. These amounts are included in construction deposits, and are only paid to the extent that there has been no warranty claim against the Company relating to the work performed or materials supplied by the subcontractors. For the years ended September 30, 2020 and 2019, the Company had not recognized any warranty costs in excess of the amount retained from subcontractors and therefore, no warranty reserve is considered necessary at the balance sheet dates.

Stock-based compensation

Share-based payment transactions are measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period, or vesting period.

Forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. Forfeiture rate is estimated based on historical and future expectation of employee turnover rate and are adjusted to reflect future change in circumstances and facts, if any. Share-based compensation expense is recorded net of estimated forfeitures such that expense was recorded only for those stock options and common stock awards that are expected to vest.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Construction deposits

Construction deposits are the warranty deposits the real estate contractors provide to the Company upon signing the construction contracts. The Company can use such deposits to reimburse customers in the event of customer claims due to construction defects. The remaining balance of the deposits are returned to the contractors when the terms of the after-sale property warranty expires, which normally occurs within two to five years after the date of the deposit.

Income taxes

Deferred tax assets and liabilities are for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowances is established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-25 prescribes a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There are no material uncertain tax positions as of September 30, 2020 and 2019.

The Company is a corporation organized under the laws of the State of Florida. However, all of the Company’s operations are conducted solely by its subsidiaries in the PRC. No income is earned in the United States and the management does not repatriate any earnings outside the PRC. As a result, the Company did not generate any U.S. taxable income for the years ended September 30, 2020 and 2019. As of September 30, 2020, the Chinese entities’ income tax returns filed in China for the years ended December 31, 2019, 2018, 2017, 2016 and 2015 are subject to examination by the Chinese taxing authorities.

As of September 30, 2020, the tax years ended September 30, 2010 through September 30, 2019 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities. The parent Company China HGS Real Estate Inc.’s both U.S. federal tax returns and Florida state tax returns are delinquent since 2009. Its tax years ended September 30, 2014 through September 30, 2019 remain open for statutory examination by U.S. federal and state tax authorities.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a U.S. corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017. Due to the complexity involved in applying the provisions of the Tax Act, we made reasonable estimates of the effects and recorded accrued amounts in our consolidated financial statements As of September 30, 2020 and 2019, including an approximately $2.3 million provision on the deemed repatriation of undistributed foreign earnings and an additional $1.0 million provision for delinquent U.S. and State tax fillings. The Company is in the process of engaging a tax professional to file its delinquent tax returns. Failure to furnish any income tax and information returns with respect to any foreign business entity required, within the time prescribed by the IRS, subjects the Company to civil penalties. Management is of the opinion that penalties, if any, that may be assessed would not be material to the consolidated financial statements.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Land appreciation tax (“LAT”)

In accordance with the relevant taxation laws in the PRC, the Company is subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures including borrowing costs and all property development expenditures. LAT is exempted if the appreciation values do not exceed certain thresholds specified in the relevant tax laws.

The whole project must be completed before the LAT obligation can be assessed. Accordingly, the Company should record the liability and the total related expense at the completion of a project unless the tax authorities impose an assessment at an earlier date. The methods to implement this tax law vary among different geographic areas. Hanzhong, where the project Mingzhu Garden, Nan Dajie and Central Plaza are located, implements this tax rule by requiring real estate companies prepay the LAT based upon customer deposits received. The tax rate in Hanzhong is 1%. Yang County, where the project Yangzhou Pearl Garden and Yangzhou Palace are located, requires a tax rate of 0.5%.

Comprehensive income (loss)

In accordance with ASC 220-10-55, comprehensive income (loss) is defined as all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s only components of comprehensive income (loss) for the years ended September 30, 2020 and 2019 were net income and foreign currency translation adjustments.

Advertising expenses

Advertising costs are expensed as incurred. For the years ended September 30, 2020 and 2019, the Company recorded advertising expenses of $271,811 and $57,448, respectively.

Basic and diluted earnings per share

The Company computes earnings per share (“EPS”) in accordance with the ASC 260, “Earnings per share”, which requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average shares of common stock outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential shares of common stock (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential shares of common stock that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration risk

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The company’s cash and restricted cash were on deposit at financial institutions in the PRC, which the management believes are of high credit quality. In May 1, 2015, China’s new Deposit Insurance Regulation came into effect, pursuant to which banking financial institutions, such as commercial banks, established in China are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. Such Deposit Insurance Regulation would not be effective in providing complete protection for the Company’s accounts, as its aggregate deposits are much higher than the compensation limit. However, the Company believes that the risk of failure of any of these Chinese banks is remote. Bank failure is uncommon in China and the Company believes that those Chinese banks that hold the Company’s cash and restricted cash are financially sound based on public available information.

For the years ended September 30, 2020 and 2019, the Company has not experienced any delinquent mortgage loans and has not experienced any losses related to this guarantee. The Company believes that such reserves are sufficient.

The Company is dependent on third-party sub-contractors, manufacturers, and distributors for all construction services and supply of construction materials. For the year ended September 30, 2020 and 2019, none supplier accounted for more than 10% of the total project expenditure.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the Company to measure and recognize expected credit losses for financial assets held and not accounted for at fair value through net income. In November 2018, April 2019 and May 2019, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments - Credit Losses,” “ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments - Credit Losses,” “Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments,” and “ASU No. 2019-05, Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief,” which provided additional implementation guidance on the previously issued ASU. The ASU is effective for fiscal years beginning after December 15, 2020. The ASU requires a modified retrospective adoption method. The Company is still evaluating the impact of adoption on its financial statements and disclosures.

In October 2018, the FASB issued ASU No. 2018-17 (“ASU 2018-17”), Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. The updated guidance requires entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety when determining whether a decision-making fee is a variable interest. The amendments in this update are effective for non-public business entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. These amendments should be applied retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, to simplify the accounting for income taxes. The new guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. This ASU will become effective for the Company's annual and interim periods beginning in January 1, 2021, and early adoption is permitted. The Company is evaluating the impact of this standard on its consolidated financial statements.

Excepts as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive loss, stockholders’ equity and cash flow.

Reclassifications

The Company changed its presentation of its consolidated balance sheet to an unclassified format as of September 30, 2020. Certain amounts in the prior year consolidated balance sheet have been reclassified for comparative purposes to conform to the current year’s presentation.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. REAL ESTATE PROPERTY COMPLETED AND UNDER DEVELOPMENT

The following summarizes the components of real estate property completed and under development as of September 30, 2020 and 2019:

	Balance as of
	September 30, 2020	September 30, 2019
Development completed:
Hanzhong City Mingzhu Garden Phase I (e)	$-	$530,314
Hanzhong City Mingzhu Garden Phase II	22,801,439	24,264,216
Hanzhong City Nan Dajie (Mingzhu Xinju) (e)	-	1,157,554
Hanzhong City Oriental Pearl Garden	19,937,105	19,070,129
Yang County Yangzhou Pearl Garden Phase I (e)	-	1,514,241
Yang County Yangzhou Pearl Garden Phase II	2,559,977	3,054,412
Yang County Yangzhou Palace	49,372,737	52,342,164
Real estate property development completed	94,671,258	101,933,030
Under development:
Hanzhong City Shijin Project (“’Shijin Project) (d)	-	6,776,688
Hanzhong City Liangzhou Road and related projects (a)	164,879,955	146,958,903
Hanzhong City Hanfeng Beiyuan East (b)	824,496	706,194
Hanzhong City Beidajie (b)	57,142,127	56,654,212
Yang County East 2nd Ring Road (c)	4,894,439	4,649,228
Real estate property under development	227,741,017	215,745,225

(a)

In September 2013, the Company entered into an agreement (“Liangzhou Agreement”) with the Hanzhong local government on the Liangzhou Road reformation and expansion project (“Liangzhou Road Project”). Pursuant to the Liangzhou Agreement, the Company is contracted to reform and expand the Liangzhou Road, a commercial street in downtown Hanzhong City, with a total length of 2,080 meters and width of 30 meters and to resettle the existing residents in the Liangzhou Road area. The government’s original road construction budget was approximately $33 million in accordance with the Liangzhou Agreement. The Company, in return, is being compensated by the local government to have an exclusive right on acquiring at least 394.5 Mu (approximately 65 acres) land use rights in a specified residential zone of Hanzhong City. The Liangzhou Road Project’s road construction started at the end of 2013. In 2014, the original scope and budget on the Liangzhou Road reformation and expansion project was extended, because the local government included more area and resettlement residences into the project, which resulted in additional investments from the Company. In return, the Company was authorized by the local government to develop and manage the commercial and residential properties surrounding the Liangzhou Road project. As of June 30, 2020, the main Liangzhou Road construction is substantially completed, and the Company expects the government’s acceptance to be completed before the end of fiscal 2021. The Company also completed the relocation of residence by the end of June 2020 and expects to launch the construction of the Liangzhou Road related projects starting from the fourth quarter of fiscal year 2020.

The Company’s development cost incurred on Liangzhou Road Project is treated as the Company’s deposit on purchasing the related land use rights, as agreed by the local government. As of September 30, 2020, the actual costs incurred by the Company were $164,879,955 (September 30, 2019 - $146,958,903) and the incremental cost related to residence resettlement approved by the local government. The Company determined that the Company’s Investment in Liangzhou Road Project in exchange for interests in future land use rights is a barter transaction with commercial substance.

(b)	In September 2012, the Company was approved by the Hanzhong local government to construct four municipal roads with a total length of approximately 1,192 meters. The project was deferred and then restarted during the quarter ended June 30, 2014. As of September 30, 2020, the local government has not completed the budget for these projects therefore the delivery to these projects for government’s acceptance and related settlement were extended to 2021.

(c)	The Company was engaged by the Yang County local government to construct the East 2nd Ring Road with a total length of 2.15 km. The local government is required to repay the Company’s project investment costs within 3 years after completion of the project with interest at the interest rate based on the commercial borrowing rate with the similar term published by China construction bank (September 30, 2020 and 2019 - 4.75%). The local government has approved a refund to the Company by reducing local surcharges or taxes otherwise required in the real estate development. The road construction was substantially completed as of September 30, 2020 and in process of government review and approval.

(d)	For the year ended September 30, 2020, the Company entered into an agreement with Mr. Zhu Xiaojun and an unrelated party (the “buyer group”) to dispose Shijin project at price of $8,984,329 (or RMB 61 million). The carrying value of Shijin project prior to the disposal was $7,134,107. Pursuant to the agreement, a portion of selling price of $3,402,313 was fully settled by the Company’s shareholder’s loan of $2,145,945 and accrued interest payable of $1,256,368 to Mr. Zhu Xiaojun. The rest of proceeds approximately $5.6 million will be collected from the unrelated party by September 30, 2021 (Note 9). The transaction resulted in a gain of approximately $1.9 million for the year ended September 30, 2020.

(e)	For the year ended September 30, 2020, the Company entered into an agreement with certain suppliers to settle the related payables balances of $3,415,572 with these suppliers by disposal of the remaining real estate properties in Hanzhong City Mingzhu Garden Phase I, Hanzhong City Nan Dajie and Yang County Yangzhou Pearl Garden Phase I projects with the aggregated carrying value of $267,032 (after recognized an impairment loss of $2,703,031 during the year ended September 30, 2020). The transaction resulted in a gain of approximately $3.1 million for the year ended September 30, 2020.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PROPERTY, PLANT AND EQUIPMENT, NET

As of September 30, 2020 and 2019, property, plant and equipment was as follows:

	As of September 30,
	2020	2019
Buildings	$805,208	$764,867
Automobiles	97,823	207,186
Total	903,031	972,053
Less: accumulated depreciation	(331,701)	(358,045)
Property, plant and equipment, net	$571,330	$614,008

Depreciation expense for the years ended September 30, 2020 and 2019 was $72,748 and $79,270, respectively.

NOTE 5. RECEIVABLE FROM LOCAL GOVERNMENT

In June 2012, the Company was approved by Hanzhong local government to construct two municipal roads with total length of 1,064.09 meters. The Company completed and delivered these two roads to the local government on March 21, 2014 with local government’s approval. The Company recognized such revenue during the year ended September 30, 2014. As of September 30, 2020, a receivable balance from the Hanzhong local government was $2,869,623 (September 30, 2018 - $2,725,854) and the Company expected to realize the receivable to offset municipal surcharges from local government for the Liangzhou Road related projects when the Company started the Liangzhou Road related real estate property construction in 2021 and later years.

NOTE 6. SECURITY DEPOSITS

As of September 30, 2020 and 2019, security deposits were as follows:

	As of September 30,
	2020	2019
Security deposit for land use right (1)	$1,855,506	$2,798,103
Security deposits for other loan (2)	-	5,174,014
Security deposits	$1,855,506	$7,972,117

(1)	In May 2011, the Company entered into a development agreement with the Hanzhong local government. Pursuant to the agreement, the Company prepaid $1,855,506 and $2,798,103 to Hanzhong Urban Construction Investment Development Co., Ltd with the purpose to acquire certain land use rights through public bidding as of September 30, 2020 and 2019, respectively. The Company currently expects to make payment of the remaining development cost as the government’s work progresses.

(2)	In connection with financing from Hanzhong Urban Construction Investment Development Co., Ltd (See note 7), the Company provided a security deposit for the loan received. As of September 30, 2020, the security deposit balances were nil (September 30, 2019 - $5,174,014) for other loan with Hanzhong Urban Construction Investment Development Co., Ltd. Since the Company commenced the preliminary construction of Liangzhou road and affiliated project in September 30, 2020, the previous security deposits was refunded by Hanzhong Urban Construction Investment Development Co., Ltd as of September 30, 2020.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. CONSTRUCTION LOANS

	September 30, 2020	September 30, 2019
Loan A (i)	$92,450,491	$90,186,614
Loan C (ii)	17,486,917	16,610,822
	109,937,408	106,797,436

(i)	On June 26, 2015 and March 10, 2016, the Company signed phase I and Phase II agreements with Hanzhong Urban Construction Investment Development Co., Ltd, a state owned Company, to borrow up to approximately $114.1 million (RMB 775,000,000) for a long term loan at 4.75% interest per year to develop Liangzhou Road Project. As of September 30, 2020, the Company borrowed $92,450,491 under this credit line (September 30, 2019 - $90,186,614) with final due date in October 2021. The loan is guaranteed by Hanzhong City Hantai District Municipal Government and pledged by the Company’s Yang County Yangzhou Palace project with carrying value of $49,372,737 as of September 30, 2020 (September 30, 2019- $52,342,164). In addition, the Company was required to provide a security deposit for the loan received (see note 6). As of September 30, 2020, the security deposits paid was released due to the Company’ commence of construction of Liangzhou Road and affiliated project (2019 -$5,174,014). For the years ended September 30, 2020 and 2019, the interest paid was $6,537,079 and $6,617,720, respectively, which was capitalized in to the development cost of Liangzhou road project. Due to local government’s delay in reallocation of residence in Liangzhou Road and related area, the Hanzhong Urban Construction Investment Development Co., Ltd has not released all the funds available in this loan to the Company and the Company’s withdraw will be based on the project’s development progress. The total required loan repayment schedule assuming total loan proceeds are borrowed are listed below:

For the years ending:	Repayment in USD	Repayment in RMB
September 30, 2021	92,098,945	625,315,000
September 30, 2022	351,546	2,386,860
Total	92,450,491	627,701,860

(ii)	In December 2016, the Company signed a loan agreement with Hantai District Urban Construction Investment Development Co., Ltd, a state owned Company, to borrow up to approximately $17.5 million (RMB 119,000,000) for the development of Hanzhong City Liangzhou Road project. As of September 30, 2020, the Company received all the proceeds and repaid unused fund of $39,888 (RMB 270,829). The loan carries interest at a fixed annual interest of 1.2% and is due on June 20, 2031. The Company is required to repay the loan by equal annual principal repayment of approximately $3.3 million from December 2027 through June 2031 and the interest is payable on annual basis. The Company pledged the assets of Liangzhou Road related projects with carrying value of $164,879,955 as collateral for the loan. Total interest of $213,827 and $157,506 for the years ended September 30, 2020 and 2019, respectively, were capitalized in to the development cost of Hanzhong City Liangzhou Road project.

Additionally, in September 2017, the Urban Development Center Co., Ltd. approved a construction loan for the Company in the amount of approximately $25.8 million (RMB 175,000,000) with an annual interest rate of 1.2% per year in connection with the Liangzhou Road and related Project. The Company is required to repay the loan by equal annual principal repayment of approximately $5 million from December 2027 through May 2031 and the interest is payable on annual basis. The amount of this loan is available to be drawn down as soon as the land use rights of the Liangzhou Road is approved and the construction starts, which is expected to begin in the 2021. As of September 30, 2020 and 2019, the outstanding balance of loan was Nil. Interest charge for the year ended September 30, 2020 and 2019 was $314,452 (2019- $231,626), respectively, which was included in the construction capitalized costs.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. CUSTOMER DEPOSITS

Customer deposits consist of amounts received from customers for the pre-sale of residential units in the PRC. The details of customer deposits are as follows:

	As of September 30,
	2020	2019
Customer deposits by real estate projects
Mingzhu Garden (Mingzhu Nanyuan and Mingzhu Beiyuan)	$7,606,944	$7,029,356
Oriental Pearl Garden	4,358,467	4,182,454
Liangzhou road related projects	888,123	1,043,692
Yang County Pearl Garden	1,243,137	1,163,407
Yangzhou Palace	5,308,857	3,764,355
Total	$19,405,528	$17,183,264

Customer deposits are typically 10% - 20% of the unit price for those customers who purchase properties in cash and 30%-50% of the unit price for those customers who purchase properties with mortgages. Buyers with mortgage loans pay customer deposits. The banks provide the balance of the funding to the Company upon consummation of the sales. The banks hold the properties as collateral for customers’ mortgage loans. If the customers default, the bank will repossess the collateral properties. Except during the Mortgage Loan Guarantee Period of approximately six to twelve months, the banks have no recourse to the Company for customers’ defaults. As of September 30, 2020 and 2019, approximately $3.4 million and $3.9 million was guaranteed by the Company, respectively.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. SHAREHOLDERS LOANS

	As of September 30,
	2020	2019
Shareholder loan – USD loan (*)	$-	$1,810,000
Shareholder loan – RMB loan (**)	-	319,114
Total	$-	$2,129,114

*.	The Company has a one year loan agreement (“USD Loan Agreement”) with our Chairman, CEO and major shareholder”), pursuant to which the Company borrowed $1,810,000 to make a capital injection into Shaanxi HGS, the Company’s subsidiary. The interest rate for the loan is 4% per annum and the loan matured on July 19, 2014. The Company entered into the amendments to the USD Loan Agreement to extend the term until July 31, 2020 and the loan is due on demand. The Company recorded interest of $72,400 for each of the years ended September 30, 2020 and 2019. The Company has not yet paid this interest. As of September 30, 2020 and 2019, the accrued interest payable amounted to $669,700 and $597,300, respectively.

**.	On December 31, 2013, Shaanxi Guangsha Investment and Development Group Co., Ltd. (the “Guangsha”), the Company's PRC operating subsidiary, entered into a loan agreement with the Chairman (the “Shareholder RMB Loan Agreement”), pursuant to which Guangsha is able to borrow funds from the Chairman in order to support the Company’s Liangzhou Road construction project development and the Company’s working capital needs. The Loan Agreement has a one-year term, and has been renewed upon maturity to September 25, 2021, with at an interest rate of 4.35% per year. For years ended September 30, 2020 and 2019, the interest was $20,661 and $20,403, respectively, which is capitalized in the development cost of Liangzhou road project. As of September 30, 2020 and 2019, the accrued interest payable amounted to $586,668 and $537,651, respectively.

On September 30, 2020, the Company entered into an agreement with Mr. Zhu Xiaojun and an unrelated party (the “buyer group”) to sell Shijin project at price of $7,364,204 (or RMB 50 million) (Note 3). Pursuant to the agreement, a portion of selling price of approximately $3.4 million was fully settled by the Company’s shareholder’s loan payable with accrued interest payable to Mr. Zhu Xiaojun and the rest of proceeds will be collected from the unrelated party by September 30, 2021 (Note 9). The transaction resulted in a gain of $1.9 million for the year ended September 30, 2020.

NOTE 10. TAXES

(A) Business sales tax and VAT

The Company is subject to a 5% business sales tax on revenue. It is the Company’s continuing practice to recognize the 5% business sales tax based on revenue as a cost of sales as the revenue is recognized. As of September 30, 2020, the Company had business sales tax payable of $5,159,296 (2019 - $7,819,884), which is expected to be paid when the projects are completed and assessed by the local tax authority. In May of 2016, the Business Tax has been incorporated into Value Added Tax in China, which means there will be no more Business Tax and accordingly some business operations previously taxed in the name of Business Tax will be taxed in the manner of VAT thereafter. The Company is subject to 5% of VAT for its all existing real estate project based on the local tax authority’s practice.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. TAXES (continued)

(B) Corporate income taxes (“CIT”)

The Company’s PRC subsidiaries and VIE are governed by the Income Tax Law of the People’s Republic of China concerning the privately run enterprises, which are generally subject to income tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. However, as approved by the local tax authority of Hanzhong City, the Company’s CIT was assessed annually at a pre-determined fixed rate as an incentive to stimulate the local economy and encourage entrepreneurship. The local income tax rate in Hanzhong is 2.5% and in Yang County is 1.25% on revenue prior to the year ended September 30, 2018. Starting from fiscal 2018, the Company’s CIT changed to 25% on taxable income. The change in the income tax policy could negatively affect the Company’s net income in future years. Although the possibility exists for reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, potentially overturning the decision made by the local tax authority, the Company has not experienced any reevaluation of the income taxes for prior years. The PRC tax rules are different from the local tax rules and the Company is required to comply with local tax rules. The difference between the two tax rules will not be a liability of the Company. There will be no further tax payments for the difference. For the years ended September 30, 2020 and 2019, the Company’s total income tax payable amounted to $11,639,537 and $11,720,848, respectively, which included the income tax payable balances in PRC of $8,342,537 and $8,691,848, respectively and the Company expects to pay off the income tax payable balance when the related real estate projects are completely sold.

The following table reconciles the statutory rates to the Company’s effective tax rate for the years ended September 30, 2020 and 2019:

	For the years ended September 30,
	2020	2019
Chinese statutory tax rate	25.0%	25.0%
Valuation allowance change	18.7%	0.2%
Net impact of Exemption rendered by local tax authorities and other adjustments Effective tax rate	2.5%	10.1%
	46.2%	35.3%

Income tax expense for the years ended September 30, 2020 and 2019 is summarized as follows:

	For the years ended September 30,
	2020	2019
Current tax provision	$841,933	$719,437
Deferred tax provision	-	1,302,606

Income tax expense	$841,933	$2,022,043

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. TAXES (continued)

Recent U.S. federal tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the “U.S. Tax Reform”), was signed into law on December 22, 2017. The U.S. Tax Reform significantly modified the U.S. Internal Revenue Code by, among other things, reducing the statutory U.S. federal corporate income tax rate from 35% to 21% for taxable years beginning after December 31, 2017; limiting and/or eliminating many business deductions; migrating the U.S. to a territorial tax system with a one-time transition tax on a mandatory deemed repatriation of previously deferred foreign earnings of certain foreign subsidiaries; subject to certain limitations, generally eliminating U.S. corporate income tax on dividends from foreign subsidiaries; and providing for new taxes on certain foreign earnings. Taxpayers may elect to pay the one-time transition tax over eight years or in a single lump sum. The U.S. Tax Reform also includes provisions for a new tax on GILTI effective for tax years of foreign corporations beginning after December 31, 2017. The GILTI provisions impose a tax on foreign income in excess of a deemed return on tangible assets of controlled foreign corporations (“CFCs”), subject to the possible use of foreign tax credits and a deduction equal to 50 percent to offset the income tax liability, subject to some limitations.

For the years ended September 30, 2018, the Company recognized a one-time transition toll tax of approximately $2.3 million that represented management’s estimate of the amount of U.S. corporate income tax based on the deemed repatriation to the United States of the Company’s share of previously deferred earnings of certain non-U.S. subsidiaries and VIE of the Company mandated by the U.S. Tax Reform. The Company’s estimate of the onetime transition toll Tax is subject to the finalization of management’s analysis related to certain matters, such as developing interpretations of the provisions of the Tax Act and amounts related to the earnings and profits of certain foreign VIEs and the filing of our tax returns. U.S. Treasury regulations, administrative interpretations or court decisions interpreting the Tax Act may require further adjustments and changes in our estimates. As of September 30, 2020 and 2019, the Company provided an additional $0.8 million provision due to delinquent U.S. tax return fillings.

(C) Land appreciation tax (“LAT”)

Since January 1, 1994, LAT has been applicable at progressive tax rates ranging from 30% to 60% on the appreciation of land values, with an exemption provided for the sales of ordinary residential properties if the appreciation values do not exceed certain thresholds specified in the relevant tax laws. However, the Company’s local tax authority in Hanzhong City has not imposed the regulation on real estate companies in its area of administration. Instead, the local tax authority has levied the LAT at the rate of 0.5% in Yang County and 1.0% in Hanzhong against total cash receipts from sales of real estate properties, rather than according to the progressive rates.

As at September 30, 2020 and 2019, the outstanding LAT payable balance was Nil with respect to completed real estate properties sold up to September 30, 2020 and 2019, respectively.

(D) Taxes payable consisted of the following:

	September 30, 2020	September 30, 2019
CIT	$12,213,470	$11,720,848
Business tax	5,159,296	7,819,884
Other taxes and fees	2,508,445	2,349,086
Total taxes payables	$19,881,211	$21,889,818

CHINA HGS REAL ESTATE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. STOCKHOLDERS’ EQUITY

(a) Common stock

As of September 30, 2019, the Company had a total of 45,050,000 shares of common stock issued and outstanding.

On August 19, 2020, the Company filed an Amendment to the Company’s Articles of Incorporation (the “Certificate of Amendment”) with the Florida Secretary of State to effect a one-for-two reverse split of the Company’s authorized and issued and outstanding shares of common stock (the “Reverse Stock Split”). The Reverse Stock Split became effective in accordance with the terms of the Certificate of Amendment on August 20, 2020 (the “Effective Time”). At the Effective Time, every two shares of the Company’s common stock authorized and issued and outstanding were automatically combined into one share of common stock, without any change in the par value per share. The Company will not issue any fractional shares in connection with the Reverse Stock Split. Instead, fractional shares will be rounded up to the nearest full share. As a result of the reverse split, the number of common stock outstanding as of September 30, 2020 and 2019 was restated to reflect the effect of the reverse split.

As of September 30, 2020, the Company has a total of 22,525,000 shares of common stock issued and outstanding.

(b) Statutory surplus reserves

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”).

Appropriations to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory surplus reserve fund is non-discretionary other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of shares currently held by them, provided that the remaining statutory surplus reserve balance after such issue is not less than 25% of the registered capital before the conversion. Pursuant to the Company’s articles of incorporation, the Company is to appropriate 10% of its net profits as statutory surplus reserve. As of September 30, 2020 and 2019, the balance of statutory surplus reserve was $10,458,395 and $10,360,251, respectively.

The discretionary surplus reserve may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. The Company’s Board of Directors decided not to make an appropriation to this reserve for the years ended September 30, 2020 and 2019.

NOTE 12. CONTINGENCIES AND COMMITMENTS

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company's management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate would have a material adverse impact on the Company's consolidated financial position, results of operations and cash flows.

As an industry practice, the Company provides guarantees to PRC banks with respect to loans procured by the purchasers of the Company’s real estate properties for the total mortgage loan amount until the completion of obtaining the “Certificate of Ownership” of the properties from the government, which generally takes six to twelve months. Because the banks provide loan proceeds without getting the “Certificate of Ownership” as loan collateral during this six to twelve months’ period, the mortgage banks require the Company to maintain, as restricted cash, 5% to 10% of the mortgage proceeds as security for the Company’s obligations under such guarantees. If a purchaser defaults on its payment obligations, the mortgage bank may deduct the delinquent mortgage payment from the security deposit and require the Company to pay the excess amount if the delinquent mortgage payments exceed the security deposit. If the delinquent mortgage payments exceed the security deposit, the banks may require us to pay the excess amount. If multiple purchasers default on their payment obligations at around the same time, we will be required to make significant payments to the banks to satisfy our guarantee obligations. If we are unable to resell the properties underlying defaulted mortgages on a timely basis or at prices higher than the amounts of our guarantees and related expenses, we will suffer financial losses. The Company has made necessary reserves in its restricted cash account to cover any potential mortgage defaults as required by the mortgage lenders. For the years ended September 30, 2020 and 2019, the Company has not experienced any delinquent mortgage loans and has not experienced any losses related to this guarantee. As of September 30, 2020 and 2019, our outstanding guarantees in respect of our customers' mortgage loans amounted to approximately $68 million and $78 million, respectively. As of September 30, 2020 and 2019, the amount of security deposits provided for these guarantees was approximately $3.4 million and $3.9 million respectively and the Company believes that such reserves are sufficient.

NOTE 13. PENDING NASDAQ COMPLIANCE ISSUE

On June 21, 2019, the “Company received a letter from the Listing Qualifications staff of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is no longer in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed companies to maintain a minimum bid price of $1.00 per share. The letter noted that the bid price of the Company’s common stock was below $1.00 for the 30-day period ending June 20, 2019. The notification letter has no immediate effect on the Company’s listing on the Nasdaq Capital Market. Nasdaq has provided the Company with 180 days, or until January 14, 2020, to regain compliance with the minimum bid price requirement by having a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. On December 19, 2019, Nasdaq determined that the Company is eligible for an additional 180 calendar day period, or until June 15, 2020, to regain compliance. Given the extraordinary market conditions caused by COVID-19, Nasdaq has determined to toll the compliance periods for bid price and market value of publicly held shares requirements through June 30, 2020. In that regard, on April 16, 2020, Nasdaq filed an immediately effective rule change with the Securities and Exchange Commission. Accordingly, the Company has until August 31, 2020, to regain compliance. As of November 3, 2020, The Company has been advised that March 1, 2021 represents the full extent of the Panel’s discretion to grant continued listing while it is non-compliant. Should the company fail to demonstrate compliance with Nasdaq Listing Rule 5550(a)(2) by that date, the Panel will issue a final delist determination and the Company will be suspended from trading on The Nasdaq Stock Market.

CHINA HGS REAL ESTATE INC.

SCHEDULE I- PARENT COMPANY BALANCE SHEETS

(UNAUDITED)

	September 30,
	2020	2019
ASSETS
Investment in subsidiary	$171,622,821	$164,136,450
Total assets	$171,622,821	$164,136,450

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accrued expenses	$-	$597,300
Tax payable	3,297,000	3,029,000
Shareholder loan	-	1,810,000
Total liabilities	3,297,000	5,436,300

Stockholders' equity
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,525,000 shares issued and outstanding	22,525	22,525
Additional paid-in capital	129,930,330	129,930,330
Statutory surplus	10,458,395	10,360,251
Retained earnings	34,954,061	34,070,767
Accumulated other comprehensive loss	(7,039,490)	(15,683,723)

Total stockholders' equity	168,325,821	158,700,150

Total Liabilities and Stockholders' Equity	$171,622,821	$164,136,450

The accompanying notes are integral part of Schedule I

CHINA HGS REAL ESTATE INC.

SCHEDULE I - STATEMENTS OF INCOME AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED SEPTEMBER 30, 2020 AND 2019

(UNAUDITED)

	For the years ended September 30,
	2020	2019
Equity in profit of subsidiary	$1,321,838	$4,344,572
General and administrative expenses	-	-
Interest expense	72,400	72,400
Income before income taxes	1,249,438	4,272,172
Provision for income taxes	268,000	570,000
Net income	981,438	3,702,172
Other comprehensive loss
Foreign currency translation adjustment	8,644,233	(6,679,858)
Comprehensive loss	$9,625,671	$(2,977,686)

The accompanying notes are integral part of Schedule I

CHINA HGS REAL ESTATE INC.

SCHEDULE I - STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2020 AND 2019

(UNAUDITED)

	For the years ended September 30,
	2020	2019
Cash flows from operating activities
Net income	$981,438	$3,702,172

Adjustments to reconcile net income to net cash used in operating activities:
Stock based compensation	-	-
Equity in profit of subsidiary	(1,321,838)	(4,344,572)

Changes in assets and liabilities:
Tax payable	268,000	570,000
Accrued expenses	72,400	72,400
Net cash used in operating activities	$-	$-

Net increase (decrease) in cash	-	-
Cash, beginning of year	-	-
Cash, end of year	$-	$-

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are integral part of Schedule I

CHINA HGS REAL ESTATE INC.

NOTES TO SCHEDULE I

NOTE 1. BASIS OF PRESENTATION

Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. The Company’s investment in subsidiary and variable interest entity (“VIE”) is stated at cost plus equity in undistributed earnings of subsidiaries.

NOTE 2. RESTRICTED ASSETS

The Company’s PRC VIE and subsidiary are restricted in their ability to transfer a portion of their net assets to the Company. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. The Company’s subsidiaries and its VIEs are also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory reserves account until the accumulative amount of such reserves reaches 50% of its respective registered capital. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

In addition, the Company’s operations and revenues are conducted and generated in China, all of the Company’s revenues being earned and currency received are denominated in RMB. RMB is subject to the foreign exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC foreign exchange control regulations that restrict the Company’s ability to convert RMB into US Dollars.

Schedule I of Article 5-04 of Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiary and VIE exceed 25% of the consolidated net assets of the Company.

NOTE 3. COMMITMENTS

The Company did not have any significant commitments or long-term obligations as at September 30, 2020 and 2019.

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	September 30,
	2021	2020
ASSETS	(Unaudited)
Cash	$324,497	$457,699
Restricted cash	3,382,086	3,409,837
Contract assets	12,645,871	14,255,328
Real estate property development completed	92,799,351	94,671,258
Other assets	9,250,111	8,132,555
Property, plant and equipment, net	563,086	571,330
Security deposits	1,951,204	1,855,506
Real estate property under development	263,416,787	227,741,017
Due from local governments for real estate property development completed	3,017,624	2,869,623

Total assets	$387,350,617	$353,964,153

LIABILITIES AND STOCKHOLDERS' EQUITY
Construction loans	$119,391,636	$109,937,408
Accounts payable	20,128,624	25,415,352
Other payables	4,659,605	4,028,048
Construction deposits	3,338,078	3,202,730
Contract liabilities	2,082,108	1,847,685
Customer deposits	22,814,868	19,405,528
Accrued expenses	1,879,321	1,920,370
Taxes payable	22,982,722	19,881,211
Total liabilities	197,276,962	185,638,332

Commitments and contingencies
Stockholders' equity
Common stock, $0.001 par value, 50,000,000 shares authorized, 25,617,807 and 22,525,693 shares issued and outstanding June 30, 2021 and September 30, 2020, respectively	25,617	22,525
Additional paid-in capital	136,522,128	129,930,330
Statutory surplus	10,458,395	10,458,395
Retained earnings	41,095,539	34,954,061
Accumulated other comprehensive income (loss)	1,971,976	(7,039,490)
Total stockholders' equity	190,073,655	168,325,821

Total Liabilities and Stockholders' Equity	$387,350,617	$353,964,153

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2021	2020	2021	2020
Real estate sales	$31,824,097	$3,046,430	$52,857,471	$7,240,503
Less: Sales tax	(197,537)	(29,222)	(336,241)	(95,503)
Impairment losses on real estate property development completed	—	(2,703,031)	—	(2,703,031)
Cost of real estate sales	(25,296,688)	(1,728,217)	(41,624,594)	(4,900,210)
Gross profit	6,329,872	(1,414,040)	10,896,636	(458,241)
Operating expenses
Selling and distribution expenses	81,002	77,404	177,168	477,962
General and administrative expenses	1,411,151	973,318	2,260,410	2,381,572
Total operating expenses	1,492,153	1,050,722	2,437,578	2,859,534
Operating income (loss)	4,837,719	(2,464,762)	8,459,058	(3,317,775)
Interest income (expense), net	2,857	(16,171)	6,394	(49,010)
Other expense	(1,354)	(58,380)	(273,782)	(155,109)
Income (loss) before income taxes	4,839,223	(2,539,313)	8,191,671	(3,521,894)
Provision(benefit) for income taxes	1,210,569	35,860	2,050,193	(65,319)
Net income (loss)	3,628,654	(2,575,173)	6,141,478	(3,456,575)
Other comprehensive income (loss)
Foreign currency translation adjustment	2,757,738	363,273	9,011,466	1,920,990
Comprehensive income (loss)	$6,386,392	$(2,211,900)	$15,152,944	$(1,535,585)
Basic and diluted income (loss) per common share
Basic and diluted	$0.14	$(0.11)	$0.26	$(0.15)
Weighted average common shares outstanding
Basic and diluted	25,102,455	22,525,693	23,378,298	22,525,693

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Unaudited)

						Accumulated
						Other
	Common Stock		Additional	Statutory	Retained	Comprehensive
	Shares	Amount	Paid-in Capital	Surplus	Earnings	Income (loss)	Total
Balance at September 30, 2019	22,525,693	$22,525	$129,930,330	$10,360,251	$34,070,767	$(15,683,723)	$158,700,150
Net (loss) for the period	—	—	—	—	(257,381)	—	(257,381)
Foreign currency translation adjustments	—	—	—	—	—	4,380,862	4,380,862
Balance at December 31, 2019	22,525,693	22,525	129,930,330	10,360,251	33,189,365	(11,302,861)	162,823,631
Net (loss) for the period	—	—	—	—	(624,021)	—	(624,021)
Foreign currency translation adjustments	—	—	—	—	—	(2,823,145)	(2,823,145)
Balance at June 30, 2020	22,525,693	22,525	129,930,330	10,360,251	33,189,365	(14,126,006)	159,376,465
Net (loss) for the period	—	—	—	—	(2,575,173)	—	(2,575,173)
Foreign currency translation adjustments	—	—	—	—	—	363,273	363,273
Balance at June 30, 2020	22,525,693	$22,525	$129,930,330	$10,360,251	$30,614,365	$(13,762,733)	$157,164,565

Balance at September 30, 2020	22,525,693	$22,525	$129,930,330	$10,458,395	$34,954,061	$(7,039,490)	$168,325,821
Net income for the period	—	—	—	—	291,587	—	291,587
Foreign currency translation adjustments	—	—	—	—	—	6,991,159	6,991,159
Balance at December 31, 2020	22,525,693	22,525	129,930,330	$10,458,395	35,245,648	(48,331)	175,608,567
Net income for the period	—	—	—	—	2,221,237	—	2,221,237
Foreign currency translation adjustments	—	—	—	—	—	(737,431)	(737,431)
Balance at June 30,2021	22,525,693	22,525	129,930,330	10,458,395	37,466,885	(785,762)	177,092,373
Issuance of stock for settlement of accounts payable	3,092,114	3,092	6,591,798	—	—	—	6,594,890
Net income for the period	—	—	—	—	3,628,654	—	3,628,654
Foreign currency translation adjustments	—	—	—	—	—	2,757,738	2,757,738
Balance at June 30, 2021	25,617,807	$22,525	$136,522,128	$10,458,395	$41,095,539	$1,971,976	$190,073,655

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended June 30,
	2021	2020
Cash flows from operating activities
Net income (loss)	$6,141,478	$(3,456,575)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred tax provision(benefit)	—	(266,319)
Depreciation	37,342	56,366
Impairment losses on real estate property development completed	—	2,703,031
Changes in operating assets and liabilities:
Contract assets	2,321,807	12,600,352
Real estate property development completed	6,688,702	(7,549,755)
Real estate property under development	(19,949,297)	(4,393,458)
Other current assets	(691,310)	(1,170,228)
Security deposit		4,761,043
Accounts payables	61,717	(657,012)
Other payables	419,675	150,939
Contract liabilities	137,771	(139,990)
Customer deposits	2,385,004	1,785,335
Construction deposits	(29,542)	(426)
Accrued expenses		(631,420)
Taxes payables	2,224,269	(1,979,971)
Net cash (used in) provided by operating activities	(252,384)	1,811,912

Cash flow from financing activities
Repayments of construction loans	—	(2,405,349)
Net cash (used in) financing activities	—	(2,405,349)

Effect of changes of foreign exchange rate on cash and restricted cash	91,431	184,993
Net (decrease) in cash and restricted cash	(160,953)	(408,444)
Cash and restricted cash, beginning of period	3,867,536	4,202,117
Cash and restricted cash, end of period	$3,706,583	$3,793,673
Supplemental disclosures of cash flow information:
Interest paid	$2,014,791	$5,142,658
Income taxes paid	$265,149	$504,064

Reconciliation to amounts on condensed consolidated balance sheets:
Cash	$324,497	$516,272
Restricted	3,382,086	3,277,401
Total cash and restricted cash	$3,706,583	$3,793,673

Cash, beginning of period	$457,699	$263,139
Restricted, beginning of period	3,409,837	3,938,978
Total cash and restricted cash, beginning of period	$3,867,536	$4,202,117

Non-cash financing activities:
Reclassification of interest payable to construction loan	$3,269,932	$—
Real estate sales for settlements in real estate property under development	$(14,503,991)	$—
Issuance of stock for settlement of accounts payable	$6,594,890	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

China HGS Real Estate, Inc. (“China HGS” or the “Company” or “we”, “us”, “our”), through its subsidiaries and variable interest entity (“VIE”), engages in real estate development, and the construction and sales of residential apartments, parking spaces and commercial properties in Tier 3 and Tier 4 cities and counties in China.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended June 30, 2021 and 2020 are not necessarily indicative of the results that may be expected for the full year. The information included in this Form 10-Q should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 filed with the SEC on January 13, 2021.

Liquidity

In recent years, the Chinese government has implemented measures to control overheating residential and commercial property prices including but not limited to restrictions on home purchase, increasing the down-payment requirement against speculative buying, development of low-cost rental housing properties to help low-income groups while reducing the demand in the commercial housing market, increasing real estate property taxes to discourage speculation, control of the land supply and slowdown the construction land auction process, etc. In addition, in December 2019, a novel strain of coronavirus (COVID-19) surfaced. COVID-19 has spread rapidly throughout China and worldwide, which has caused significant volatility in the PRC and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the PRC and international economies. To reduce the spread of the COVID-19, the Chinese government has employed measures including city lockdowns, quarantines, travel restrictions, suspension of business activities and school closures. Due to difficulties resulting from the COVID-19 outbreak, including, but not limited to, the temporary closure of the Company’s facilities and operations beginning in early February through early March 2020, limited support from the Company’s employees, delayed access to construction raw material supplies, reduced customer visits to the Company’s sales office, and inability to promote real estate property sales to customers on a timely basis, our revenue during the nine months ended June 30, 2020 were significantly lower. The Company is experiencing recovery of its real estate development business in the nine months of fiscal 2021 due to increasing demand from the local real estate market. The Company had revenue of approximately $52.9 million for the nine months ended June 30, 2021, increased from $7.2 million in the same period of last year. Based on the assessment of current economic environment, customer demand and sales trends, we believe that consumer spending has been restored in the local real estate market and the real estate sales are expected to grow in the coming periods. On the other side, due to the negative impact from the COVID-19 outbreak and spread, the development period of real estate properties and our operating cycle has been extended and we may not be able to liquidate our large balance of completed real estate property within the short term as we originally expected. In addition, as of June 30, 2021, we had large construction loans payable of approximately $119.4 million and large accounts payable of approximately $20.1 million to be paid to subcontractors within one year. The extent of the impact of COVID-19 on the Company's future financial results will be dependent on future developments such as the length and severity of the crisis, the potential resurgence of the crisis, future government actions in response to the crisis and the overall impact of the COVID-19 pandemic on the local economy and real estate markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity and results of operations if the current situation continues. The above- mentioned facts raise substantial doubt about the Company's ability to continue as a going concern from the date of this filing.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION (continued)

In assessing its liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future, and its operating and capital expenditure commitments. As of June 30, 2021, our total cash and restricted cash balance was approximately $3.7 million similar to approximately $3.9 million as of September 30, 2020. With respect to capital funding requirements, the Company budgeted its capital spending based on ongoing assessments of needs to maintain adequate cash. As of June 30, 2021, we had approximately $92.8 million of completed residential apartments and commercial units available for sale to potential buyers. Although we reported approximately $20.1 million accounts payable as of June 30, 2021, due to the long-term relationship with our construction suppliers and subcontractors, we were able to effectively manage cash spending on construction and negotiate with them to adjust the payment schedule based on our cash on hand. In addition, most of our existing real estate development projects relate to the old town renovation which are supported by the local government. As of June 30, 2021, we reported approximately $119.4 million of construction loans borrowed from financial institutions controlled by the local government and such loans can only be used on the old town renovation related project development. We expect that we will be able to renew all of the existing construction loans upon their maturity and borrow additional new loans from local financial institutions when necessary, based on our past experience and the Company’s good credit history. Also, the Company’s cash flows from pre-sales and current sales should provide financial support for our current developments and operations. As of June 30, 2021, we had approximately $22.8 million of customer deposits representing cash advances from buyers for pre-sales of our residential units and road construction and we believe such cash advances can be used to fund our ongoing construction projects whenever necessary. For the nine months ended June 30, 2021, we had six large ongoing construction projects (see Note 3, real estate properties under development) which were under the preliminary development stage due to delayed inspection and acceptance of the development plans by the local government. In June 2020, we completed the residence relocation surrounding the Liangzhou Road related projects and launched the construction of these projects in December 2020. For the other four projects, we expect we will be able to obtain the government’s approval of the development plans on these projects in the coming fiscal year and start the pre-sale of the real estate properties to generate cash when certain property development milestones have been achieved. In addition, our principal shareholder, Mr. Xiaojun Zhu has been providing and has committed to continue to provide his personal funds to support the Company’s operation whenever necessary.

Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of China HGS Real Estate Inc. (the “Company” or “China HGS”), China HGS Investment Inc. (“HGS Investment”), Shaanxi HGS Management and Consulting Co., Ltd. (“Shaanxi HGS”) and its variable interest entity (“VIE”), Shaanxi Guangsha Investment and Development Group Co., Ltd. (“Guangsha”). All inter-company transactions and balances between the Company and its subsidiaries and VIE have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the consolidated financial statements. Estimates are used for, but not limited to, the assumptions and estimates used by management in recognizing development revenue under the percentage of completion method, the selection of the useful lives of property and equipment, provision necessary for contingent liabilities, revenue recognition, taxes and budgeted costs. Actual results could differ from these estimates.

Fair value of financial instruments

The Company follows the provisions of the Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. It clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION (continued)

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions or what assumptions market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the accompanying consolidated balance sheets for cash, restricted cash and all other current assets, security deposits for land use rights, loans and all current liabilities approximate their fair value based on the short-term maturity of these instruments. The fair value of the customer advances, construction and security deposits approximate their carrying amounts because the deposits are received in cash. It was impractical to estimate the fair value of the amount due from the local government and the other loans payable.

Revenue recognition

The Company follows FASB ASC Topic 606 Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, Revenue from Contracts with Customers, revenue is recognized in accordance with the transfer of goods and services to customers at an amount that reflects the consideration that the Company expects to be entitled to for those goods and services. The Company determines revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price, including the constraint on variable consideration;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when (or as) the Company satisfies a performance obligation.

Most of the Company’s revenue is derived from real estate sales of condominiums and commercial properties in the PRC. The majority of the Company’s contracts contain a single performance obligation involving significant real estate development activities that are performed together to deliver a real estate property to customers. Revenues arising from real estate sales are recognized when or as the control of the asset is transferred to the customer. The control of the asset may transfer over time or at a point in time. For the sales of individual condominium units in a real estate development project, the Company has an enforceable right to payment for performance completed to date, revenue is recognized over time by measuring the progress towards complete satisfaction of that performance obligation (“percentage completion method”). Otherwise, revenue is recognized at a point in time when the customer obtains control of the asset.

Under  percentage completion method, revenue and profit from the sales of long-term real estate development properties is recognized by the percentage of completion method on the sale of individual units when all the following criteria are met:

a.	Construction is beyond a preliminary stage.

b.	The buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit or interest.

c.	Sufficient units have already been sold to assure that the entire property will not revert to rental property.

d.	Sale prices are collectible.

e.	Aggregate sales proceeds and costs can be reasonably estimated.

If any of the above criteria is not met, proceeds shall be accounted for as deposits until the criteria are met.

Under the percentage of completion method, revenues from individual real estate condominium units sold under development and related costs are recognized over the course of the construction period, based on the completion progress of a project. The progress towards complete satisfaction of the performance obligation is measured based on the Company’s efforts or inputs to the satisfaction of the performance obligation, by reference to the contract costs incurred up to the end of reporting period as a percentage of total estimated costs for each contract. In relation to any project, revenue is determined by calculating the ratio of incurred costs, including land use rights costs and construction costs, to total estimated costs and applying that ratio to the contracted sales amounts. Cost of sales is recognized by determining the ratio of contracted sales during the period to total estimated sales value, and applying that ratio to the incurred costs. Current period amounts are calculated based on the difference between the life-to-date project totals and the previously recognized amounts.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION (continued)

Any changes in significant judgments and/or estimates used in determining construction and development revenue could significantly change the timing or amount of construction and development revenue recognized. Changes in total estimated project costs or losses, if any, are recognized in the period in which they are determined.

Revenue from the sales of previously completed real estate condominium units is recognized at the time of the closing of an individual unit sale. This occurs when the customer obtains the physical possession, the legal title, or the significant risks and rewards of ownership of the assets and the Company has the right to payment and the collection of the consideration is probable. For municipal road construction projects, fees are generally recognized at the time the projects are completed.

Disaggregation of Revenues

Disaggregated revenues are as follows:

	For the three months ended June 30,
	2021	2020
	(Unaudited)	(Unaudited)
Revenue recognized for completed condominium real estate projects	$31,824,097	$3,046,430
Revenue recognized for condominium real estate projects under development	—	—
Total	$31,824,097	$3,046,430

	For the nine months ended June 30,
	2020	2020
	(Unaudited)	(Unaudited)
Revenue recognized for completed condominium real estate projects	$52,857,471	$7,240,503
Revenue recognized for condominium real estate projects under development	—	—
Total	$52,857,471	$7,240,503

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition

Contract balances

Timing of revenue recognition may differ from the timing of billing and cash receipts from customers. The Company records a contract asset when revenue is recognized prior to invoicing, or a contract liability when cash is received in advance of recognizing revenue. A contract asset is a right to consideration that is conditional upon factors other than the passage of time. Contract assets include billed and billable receivables, which are the Company’s unconditional rights to consideration other than to the passage of time. Contract liabilities include cash collected in excess of revenues. Customer deposits are excluded from contract liabilities.

The Company has elected to apply the optional practical expedient for costs to obtain a contract which allows the Company to immediately expense sales commissions (included under selling expenses) because the amortization period of the asset that the Company otherwise would have used is one year or less.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company provides “mortgage loan guarantees” only with respect to buyers who make down-payments of 20%-50% of the total purchase price of the property. The period of the mortgage loan guarantee begins on the date the bank approves the buyer’s mortgage and we receive the loan proceeds in our bank account and ends on the date the “Certificate of Ownership” evidencing that title to the property has been transferred to the buyer. The procedures to obtain the Certificate of Ownership take six to twelve months (the “Mortgage Loan Guarantee Period”). If, after investigation of the buyer’s income and other relevant factors, the bank decides not to grant the mortgage loan, our mortgage-loan based sales contract terminates and there will be no guarantee obligation. If, during the Mortgage Loan Guarantee Period, the buyer defaults on his or her monthly mortgage payment for three consecutive months, we are required to return the loan proceeds back to the bank, although we have the right to keep the customer’s deposit and resell the property to a third party. Once the Certificate of Ownership has been issued by the relevant government authority, our loan guarantee terminates. If the buyer then defaults on his or her mortgage loan, the bank has the right to take the property back and sell it and use the proceeds to pay off the loan. The Company is not liable for any shortfall that the bank may incur in this event. To date, no buyer has defaulted on his or her mortgage payments during the Mortgage Loan Guarantee Period and the Company has not returned any loan proceeds pursuant to its mortgage loan guarantees.

Foreign currency translation

The Company’s financial information is presented in U.S. dollars. The functional currency of the Company’s operating subsidiaries is Renminbi (“RMB”), the currency of the PRC. The financial statements of the Company have been translated into U.S. dollars in accordance with ASC 830-30 “Translation of Financial Statements”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in stockholders’ equity.

	For three months ended		For nine months ended
	June 30,		June 30,		September 30,
	2021	2020	2021	2020	2020
Period end RMB : USD exchange rate	6.4566	7.0651	6.4566	7.0651	6.7896
Period average RMB : USD exchange rate	6.4594	7.0841	6.5202	7.0364	7.0056

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

Real estate property development completed and under development

Real estate property consists of finished residential unit sites, commercial offices and residential unit sites under development. The Company leases the land for the residential unit sites under land use right leases with various terms from the PRC government. The cost of land use rights is included in the development cost and allocated to each project. Real estate property development completed and real estate property under development are stated at the lower of cost or fair value.

Expenditures for land development, including cost of land use rights, deed tax, pre-development costs, and engineering costs, exclusive of depreciation, are capitalized and allocated to development projects by the specific identification method. Costs are allocated to specific units within a project based on the ratio of the sales area of units to the estimated total sales area of the project (or phase of the project) multiplied by the total cost of the project (or phase of the project).

Cost of amenities transferred to buyers is allocated to specific units as a component of total construction cost. The amenity cost includes landscaping, road paving, etc. Once the projects are completed, the amenities are under control of the property management companies.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Real estate property development completed and under development are subject to valuation adjustments when the carrying amount exceeds fair value. An impairment loss is recognized only if the carrying amount of the assets is not recoverable and exceeds its fair value. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to be generated by the assets. The Company reviews all of its real estate projects for future losses and impairment by comparing the estimated future undiscounted cash flows for each project to the carrying value of such project. For the three and nine months ended June 30, 2021 and 2020, the Company recognized nil and $2,703,031 impairment loss for any of its real estate properties, respectively.

Capitalization of Interest

Interest incurred during and directly related to real estate development projects is capitalized to the related real estate property under development during the active development period, which generally commences when borrowings are used to acquire real estate assets and ends when the properties are substantially complete or the property becomes inactive. Interest is capitalized based on the interest rate applicable to specific borrowings or the weighted average of rates applicable to other borrowings during the period. Interest capitalized to real estate property under development is recorded as a component of the cost of real estate sales when related units are sold. All other interest is expensed as incurred. For the three and nine months ended June 30, 2021, the total interest capitalized in the real estate property development was $1,810,609 and $5,284,723, respectively. For the three and nine months ended June 30, 2020, the total interest capitalized in the real estate property development was $1,697,227 and $5,157,611, respectively

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds its estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally determined by using the asset's expected future discounted cash flows or market value. The Company estimates fair value of the assets based on certain assumptions such as budgets, internal projections, and other available information as considered necessary. There was no impairment of long-lived assets during the three and nine months ended June 30, 2021 and 2020.

Income taxes

Deferred tax assets and liabilities are for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowances is established, when necessary, to reduce net deferred tax assets to the amount expected to be realized.

ASC 740-10-25 prescribes a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax positions taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There are no material uncertain tax positions as of June 30, 2021 and September 30, 2020.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company is a corporation organized under the laws of the State of Florida. However, all of the Company’s operations are conducted solely by its subsidiaries and VIE in the PRC. No income is earned in the United States and the management does not repatriate any earnings outside the PRC. As a result, the Company did not generate any U.S. taxable income for the three and nine months ended June 30, 2021 and 2020. As of June 30, 2021, the Chinese entities’ income tax returns filed in China for the years ended December 31, 2020, 2019, 2018, 2017 and 2016 are subject to examination by the Chinese taxing authorities.

The parent Company, China HGS Real Estate Inc.’s both U.S. federal tax returns and Florida state tax returns are delinquent since 2009. Its tax years ended September 30, 2009 through September 30, 2020 remain open for statutory examination by U.S. federal and state tax authorities.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a U.S. corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017. Due to the complexity involved in applying the provisions of the Tax Act, we made reasonable estimates of the effects and recorded accrued amounts in our consolidated financial statements as of June 30, 2021 and September 30, 2020, including an approximately $2.3 million provision on the deemed repatriation of undistributed foreign earnings and an additional $0.8 million provision for delinquent U.S. and State tax fillings. The Company is in the process of engaging a tax professional to file its delinquent tax returns. Failure to furnish any income tax and information returns with respect to any foreign business entity required, within the time prescribed by the IRS, subjects the Company to civil penalties.

Land appreciation tax (“LAT”)

In accordance with the relevant taxation laws in the PRC, the Company is subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures including borrowing costs and all property development expenditures. LAT is exempted if the appreciation values do not exceed certain thresholds specified in the relevant tax laws.

The whole project must be completed before the LAT obligation can be assessed. Accordingly, the Company should record the liability and the total related expense at the completion of a project unless the tax authorities impose an assessment at an earlier date. The methods to implement this tax law vary among different geographic areas. Hanzhong, where the project Mingzhu Garden, Nan Dajie and Central Plaza are located, implements this tax rule by requiring real estate companies prepay the LAT based upon customer deposits received. The tax rate in Hanzhong is 1%. Yang County, where the Yangzhou Pearl Garden and Yangzhou Palace projects are located, has a tax rate of 0.5%.

Comprehensive income (loss)

In accordance with ASC 220-10-55, comprehensive income (loss) is defined as all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s only components of comprehensive income (loss) for the three and nine months ended June 30, 2021 and 2020 were net income (loss) and foreign currency translation adjustments.

Basic and diluted earnings (loss) per share

The Company computes earnings (loss) per share (“EPS”) in accordance with the FASB ASC 260, “Earnings per share”, which requires companies to present basic and diluted EPS. Basic EPS is measured as net income (loss) divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There were no anti-dilutive shares for the three and nine months ended June 30, 2021 and 2020.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration risk

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company's cash and restricted cash were on deposit at financial institutions in the PRC, which the management believes are of high credit quality. In May, 2015, China's new Deposit Insurance Regulation came into effect, pursuant to which banking financial institutions, such as commercial banks, established in China are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. Such Deposit Insurance Regulation would not be effective in providing complete protection for the Company's accounts, as its aggregate deposits are much higher than the compensation limit of RMB500,000 (approximately $77,440). However, the Company believes that the risk of failure of any of these Chinese banks is remote. Bank failure is uncommon in China and the Company believes that those Chinese banks that hold the Company's cash and restricted cash are financially sound based on public available information. The Company has not experienced any losses in its bank accounts.

The Company is dependent on third-party sub-contractors, manufacturers, and distributors for all construction services and supply of construction materials. For the three and nine months ended June 30, 2021 and 2020, no supplier accounted for more than 10%of the total project expenditures.

For the three and nine months ended June 30, 2021, the Company had real estate sales revenue of $29,107,272 and $43,538,611 related to sales to the local government for residence reallocation purposes, representing 91.5% and 82.4% of the Company’s total real estate sales revenue for the three and nine months ended March 31, 2021, respectively.  For the three and nine months ended June 30, 2020, the Company did not have any individual customer with over 10% of the Company real estate sales revenue for the related periods.

Recent Accounting Pronouncements

In October 2018, the FASB issued ASU No. 2018-17 ("ASU 2018-17"), Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. The updated guidance requires entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety when determining whether a decision-making fee is a variable interest. The amendments in this update are effective for non-public business entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. These amendments should be applied retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

Management has considered all other recent accounting pronouncements issued. The Company's management believes that these recent pronouncements will not have a material effect on the Company's financial statements.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 3. REAL ESTATE PROPERTY DEVELOPMENT COMPLETED AND UNDER DEVELOPMENT

The following summarizes the components of real estate property development completed and under development As of June 30, 2021 and September 30, 2020:

	Balance as of
	June 30, 2021	September 30, 2020
	(Unaudited)
Development completed:
Hanzhong City Mingzhu Garden Phase II	$23,833,905	$22,801,439
Hanzhong City Oriental Pearl Garden	20,965,363	19,937,105
Yang County Yangzhou Pearl Garden Phase II	2,655,053	2,559,977
Yang County Yangzhou Palace	45,345,030	49,372,737
Real estate property development completed	$92,799,351	$94,671,258
Under development:
Hanzhong City Liangzhou Road and related projects (a)	$177,539,504	$164,879,955
Hanzhong City Hanfeng Beiyuan East (b)	2,139,605	824,496
Hanzhong City Beidajie (b)	78,590,807	57,142,127
Yang County East 2nd Ring Road (c)	5,146,871	4,894,439
Real estate property under development	$263,416,787	$227,741,017

(a)	In September 2013, the Company entered into an agreement (“Liangzhou Agreement”) with the Hanzhong local government on the Liangzhou Road reformation and expansion project (Liangzhou Road Project”). Pursuant to the agreement, the Company is contracted to reform and expand the Liangzhou Road, a commercial street in downtown Hanzhong City, with a total length of 2,080 meters and width of 30 meters and to resettle the existing residences in the Liangzhou road area. The government’s original road construction budget was approximately $33 million in accordance with the Liangzhou Agreement. The Company, in return, is being compensated by the local government to have an exclusive right on acquiring at least 394.5 Mu land use rights in a specified location of Hanzhong City. The Liangzhou Road Project’s road construction started at the end of 2013. In 2014, the original scope and budget on the Liangzhou road reformation and expansion project was extended, because the local government included more area and resettlement residences into the project, which resulted in additional investments from the Company. In return, the Company is authorized by the local government to develop and manage the commercial and residential properties surrounding the Liangzhou Road project. As of June 30, 2021, the main Liangzhou road construction is substantially completed. The Company launched the construction of the Liangzhou Road related projects in December 2020.

The Company’s development cost incurred on Liangzhou Road Project is treated as the Company’s deposit on purchasing the related land use rights, as agreed by the local government. As of June 30, 2021, the actual costs incurred by the Company were $177,539,504 (September 30, 2019 - $164,879,955) and the incremental cost related to residence resettlement approved by the local government. The Company determined that the Company’s Investment in the Liangzhou Road Project in exchange for interests in future land use rights is a barter transaction with commercial substance.

(b)	In September 2012, the Company was approved by the Hanzhong local government to construct four municipal roads with a total length of approximately 1,192 meters. The project was deferred and then restarted during the quarter ended June 30, 2014. As of June 30, 2021, the local government has not completed the budget for these projects therefore the delivery for these projects for the government's acceptance and related settlement were extended to 2022. Due to delays in the government approval and slow development progress, in January 2021, the Company disposed of certain construction properties in the Beidajie project at carrying value to Hanzhong Guangsha Real Estate Development Inc. ("Hanzhong Guangsha") an entity controlled by the Company’s chairman and Chief executive officer Mr. Xiaojun Zhu to settle the payable of approximately $28.2 million related to Hanzhong Guangsha in connection with the acquisition of the Hanzhong Nanyuan II Project disclosed below.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 3. REAL ESTATE PROPERTY DEVELOPMENT COMPLETED AND UNDER DEVELOPMENT (continued)

On January 20, 2021, the Company entered into agreement with Hanzhong Guangsha, an entity controlled by the Company's chairman and Chief executive officer Mr. Xiaojun Zhu, to acquire certain real estate under development in the Hanzhong Nanyuan II Project in the amount of approximately $28.2 million, for the local government's residence reallocation related to the Liangzhou road and affiliated project. All the real estate property in Hanzhong Nanyuan II project was completed and sold to the local government for residence reallocation purposes by June 30, 2021.

(c)	The Company was engaged by the Yang County local government to construct the East 2nd Ring Road with a total length of 2.15 km. The local government is required to repay the Company’s project investment costs within 3 years with interest at the interest rate based on the commercial borrowing rate with the similar term published by the China Construction Bank (June 30, 2021 and 2020 – 4.75)%. The local government has approved a refund to the Company by reducing local surcharges or taxes otherwise required in the real estate development. The road construction was substantially completed as of June 30, 2021 and in process of government review and approval. For the three and nine months ended June 30, 2021, the Company received local government’ installment payments of approximately $2.3 million and the final payment is pending for the local government’s approval. The installment received was included in the Company’s customer deposits as of June 30, 2021.

NOTE 4. CONSTRUCTION LOANS

	June 30,	September 30,
	2021	2020
	(Unaudited)
Loan A	$101,002,829	$92,450,491
Loan B	18,388,807	17,486,917
Total	$119,391,636	$109,937,408

(A)	On June 26, 2015 and March 10, 2016, the Company signed phase I and Phase II agreements with Hanzhong Urban Construction Investment Development Co., Ltd, a state-owned Company, to borrow up to approximately $118.8 million (RMB 775,000,000) for a long term loan with interest at 4.75% to the develop Liangzhou Road Project. As of September 30, 2020, the Company borrowed $97,832,408 under this credit line with a due date in October 2021. Due to local government’s delay in the reallocation of residences in the Liangzhou Road Project and related area, the Hanzhong Urban Construction Investment Development Co., Ltd has not released all the funds available to the Company and additional withdrawals will be based on the project’s development progress and the Company expects the loan will be extended upon maturity. The loan is guaranteed by Hanzhong City Hantai District Municipal Government and pledged by the Company’s Yang County Yangzhou Palace project with a carrying value of $45,345,030 as of June 30, 2021 (September 30, 2020- $49,372,737). For the three and nine months ended June 30, 2021, the interest was $1,666,977 and $4,870,356, respectively, which was capitalized into the development cost of the Liangzhou Road Project. For the three and nine months ended June 30, 2020, interest was $1,565,156 and $4,761,043, respectively, which was capitalized in to the development cost of the Liangzhou Road Project.

(B)	In December 2016, the Company signed a loan agreement with Hantai District Urban Construction Investment Development Co., Ltd, a state-owned Company, to borrow up to approximately $18.4 million (RMB 119,000,000) for the development of the Hanzhong City Liangzhou Road Project. The interest is 1.2% and due on June 20, 2031. The Company is required to repay the loan in equal annual principal repayments of approximately $3.3 million commencing from December 2027 through June 2031 with interest payable on an annual basis. The Company pledged the assets of the Liangzhou Road related projects with a carrying value of $177,539,504 as collateral for the loan. Total interest of $58,137 and $167,720 for the three and nine months ended June 30, 2021, respectively, was capitalized into the development cost of the Hanzhong City Liangzhou Road Project. Total interest of $51,502 and $154,463 for the three and nine months ended June 30, 2020, respectively, were capitalized into the development cost of Hanzhong City Liangzhou Road Project.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 4. CONSTRUCTION LOANS (continued)

Additionally, in September 2017, the Urban Development Center Co., Ltd. approved a construction loan for the Company in the amount of approximately $27.1million (RMB 175,000,000) with an annual interest rate of 1.2% per year in connection with the Liangzhou Road and related Project. The Company is required to repay the loan in equal annual principal repayment of approximately $5 million commencing from December 2027 through May 2031 with the interest payable on an annual basis. The amount of this loan is available to be drawn down as soon as the land use rights of the Liangzhou Road Project are approved and the construction starts, which is expected to be completed before the end of 2021. As of June 30, 2021 and September 30, 2020, the outstanding balance of the loan was Nil. Interest charges for the three and nine months ended June 30, 2021 was $85,495 and $246,647, respectively, which was included in the construction capitalized costs. Interest charges for the three and nine months ended June 30, 2020 was $75,739 and $227,152, respectively, which was included in the construction capitalized costs.

NOTE 5. CUSTOMER DEPOSITS

Customer deposits consist of amounts received from customers for the pre-sale of residential units in the PRC. The detail of customer deposits is as follows:

	June 30,	September 30,
	2021	2020
	(Unaudited)
Customer deposits by real estate projects:
Mingzhu Garden (Mingzhu Nanyuan and Mingzhu Beiyuan)	$8,086,046	$7,606,944
Oriental Pearl Garden	4,807,522	4,358,467
Liangzhou Road and related projects	624,168	888,123
Yangzhou Pearl Garden	1,347,681	1,243,137
Yang County East 2nd Ring Road	2,323,205	—
Yangzhou Palace	5,626,246	5,308,857
Total	$22,814,868	$19,405,528

Customer deposits are typically 10% - 20% of the unit selling price for those customers who purchase properties in cash and 30%-50% of the unit selling price for those customers who purchase properties with mortgages.

NOTE 6. TAXES

(A) Value added Tax (“VAT”)

The Company is subject to a 5% VAT for its existing real estate projects based on the local tax authority’s practice. As of June 30, 2021, the Company had business VAT tax payable of $5,571,519 (September 30, 2020 - $5,159,296), which is expected to be paid when the projects are completed and assessed by the local tax authority.

(B) Corporate income taxes (“CIT”)

The Company’s PRC subsidiaries and VIE are governed by the Income Tax Law of the People’s Republic of China concerning the privately run enterprises, which are generally subject to income tax on income reported in the statutory financial statements after appropriate tax adjustments. The Company’s CIT rate is 25% on taxable income. Although the possibility exists for reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, potentially overturning the decision made by the local tax authority, the Company has not experienced any reevaluation of the income taxes for prior years. The PRC tax rules are different from the local tax rules and the Company is required to comply with local tax rules. The difference between the two tax rules will not be a liability of the Company. There will be no further tax payments for the difference. As of June 30,2021 and September 30, 2020, the Company’s total income tax payable amounted to $14,474,633 and $11,639,537, respectively, which included the income tax payable balances in the PRC of $11,177,632 and $8,342,537, respectively and the Company expects to pay this income tax payable balance when the related real estate projects are completely sold.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 6. TAXES (continued)

The following table reconciles the statutory rates to the Company’s effective tax rate for the three and nine months ended June 30,2021 and 2020:

	Three months ended		Nine months ended
	June 30,		June 30,
	2021	2020	2021	2020
Chinese statutory tax rate	25%	25%	25%	25%
Valuation allowance change and other adjustments*	—	(26.4)%	—	(23.1)%

Effective tax rate	25%	(1.4)%	$25%	1.9%

*Valuation allowance change and other adjustments for the three and nine months ended June 30, 2021 and 2020 were primarily related to valuation allowance changes on historical losses.

Income tax expense for the three and nine months ended June 30, 2021 and 2020 is summarized as follows:

	Three months ended		Nine months ended
	June 30,		June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Current tax provision	$1,210,569	$67,180	$2,050,193	$201,000
Deferred tax provision	—	(31,320)	—	(266,319)
Income tax provision	$1,210,569	$35,860	$2,050,193	$(65,319)

Recent U.S. federal tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the “U.S. Tax Reform”), was signed into law on December 22, 2017. The U.S. Tax Reform significantly modified the U.S. Internal Revenue Code by, among other things, reducing the statutory U.S. federal corporate income tax rate from 35% to 21% for taxable years beginning after December 31, 2017; limiting and/or eliminating many business deductions; migrating the U.S. to a territorial tax system with a one-time transition tax on a mandatory deemed repatriation of previously deferred foreign earnings of certain foreign subsidiaries; subject to certain limitations, generally eliminating U.S. corporate income tax on dividends from foreign subsidiaries; and providing for new taxes on certain foreign earnings. Taxpayers may elect to pay the one-time transition tax over eight years or in a single lump sum. The U.S. Tax Reform also includes provisions for a new tax on GILTI effective for tax years of foreign corporations beginning after December 31, 2017. The GILTI provisions impose a tax on foreign income in excess of a deemed return on tangible assets of controlled foreign corporations (“CFCs”), subject to the possible use of foreign tax credits and a deduction equal to 50 percent to offset the income tax liability, subject to some limitations. As of June 30, 2021 and September 30, 2020, the Company’s GILTI tax payable was Nil.

For the year ended September 30, 2018, the Company recognized a one-time transition toll tax of approximately $2.3 million that represented management’s estimate of the amount of U.S. corporate income tax based on the deemed repatriation to the United States of the Company’s share of previously deferred earnings of certain non-U.S. subsidiaries and VIE of the Company mandated by the U.S. Tax Reform. The Company’s estimate of the onetime transition toll Tax is subject to the finalization of management’s analysis related to certain matters, such as developing interpretations of the provisions of the Tax Act and amounts related to the earnings and profits of certain foreign VIEs and the filing of our tax returns. U.S. Treasury regulations, administrative interpretations or court decisions interpreting the Tax Act may require further adjustments and changes in our estimates. As of June 30, 2021 and September 30, 2020, the Company provided an additional $0.8 million provision due to delinquent U.S. tax return fillings.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 6. TAXES (continued)

(C) Land Appreciation Tax (“LAT”)

Since January 1, 1994, LAT has been applicable at progressive tax rates ranging from 30% to 60% on the appreciation of land values, with an exemption provided for the sales of ordinary residential properties if the appreciation values do not exceed certain thresholds specified in the relevant tax laws. However, the Company’s local tax authority in Hanzhong City has not imposed the regulation on real estate companies in its area of administration. Instead, the local tax authority has levied the LAT at the rate of 0.5% in Yang County and 1.0% in Hanzhong against total cash receipts from sales of real estate properties, rather than according to the progressive rates.

As at June 30, 2021 and September 30, 2020, the outstanding LAT payable balance was Nil with respect to completed real estate properties sold up to June 30,2021 and September 30, 2020.

(D) Taxes payable consisted of the following:

		September 30,
	June 30, 2021	2020
	(Unaudited)
CIT	$14,474,633	$12,213,470
VAT payable	5,571,519	5,159,296
Other taxes and fees	2,936,570	2,508,445
Tax payable	$22,982,722	$19,881,211

NOTE 7. STOCKHOLDERS’ EQUITY

On August 19, 2020, the Company filed an Amendment to the Company’s Articles of Incorporation (the “Certificate of Amendment”) with the Florida Secretary of State to affect a one-for-two reverse split of the Company’s authorized and issued and outstanding shares of common stock (the “Reverse Stock Split”). The Reverse Stock Split became effective in accordance with the terms of the Certificate of Amendment on August 20, 2020 (the “Effective Time”). At the Effective Time, every two shares of the Company’s common stock authorized issued and outstanding were automatically combined into one share of common stock, without any change in the par value per share. The Company will not issue any fractional shares in connection with the Reverse Stock Split. Instead, fractional shares will be rounded up to the nearest full share. The Company had a total of 45,050,000 shares of common stock issued and outstanding prior to the Reverse Stock Split. As a result of the Reverse Stock Split, the number of common stock outstanding as of June 30, 2021 and September 30, 2020, which reflects the effect of the reverse split, was 25,617,807 and 22,525,693, respectively. The financial statements give retroactive effect to this reverse stock split.

On April 19, 2021 (the “Closing Date”), pursuant to the terms of the Equity Acquisition Agreement between the “Company and Shaanxi Tianhao Construction Engineer Co., Ltd (“Shaanxi Tianhao”) (the "Purchaser") (the “Equity Acquisition Agreement”), the Company issued 3,092,114 shares of common stock to the Purchaser in exchange for the settlement of its accounts payable balance. In accordance with the Equity Acquisition Agreement, the Purchaser received on a pro rata basis the Company’s common stock equivalent to aggregate consideration of approximately $6.6 million (RMB 43 million) based on a conversion price of $2.13 which was the average stock price of the Company during the five (5) trading days preceding to the Closing Date.

CHINA HGS REAL ESTATE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 8. COMMITMENTS AND CONTINGENCIES

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not believe the liability from the disposition of such claims and litigation individually or in the aggregate would have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

As an industry practice, the Company provides guarantees to PRC banks with respect to loans procured by the purchasers of the Company’s real estate properties for the total mortgage loan amount until the completion of obtaining the “Certificate of Ownership” of the properties from the government, which generally takes six to twelve months. Because the banks provide loan proceeds without getting the “Certificate of Ownership” as loan collateral during the six to twelve months’ period, the mortgage banks require the Company to maintain, as restricted cash of at least 5% of the mortgage proceeds as security for the Company’s obligations under such guarantees. If a purchaser defaults on its payment obligations, the mortgage bank may deduct the delinquent mortgage payment from the security deposit and require the Company to pay the excess amount if the delinquent mortgage payments exceed the security deposit. If the delinquent mortgage payments exceed the security deposit, the banks may require us to pay the excess amount. If multiple purchasers' default on their payment obligations at around the same time, we will be required to make significant payments to the banks to satisfy our guarantee obligations. If we are unable to resell the properties underlying defaulted mortgages on a timely basis or at prices higher than the amounts of our guarantees and related expenses, we will suffer financial losses. The Company has made necessary reserves in its restricted cash account to cover any potential mortgage defaults as required by the mortgage lenders. Since inception through the release of this report, the Company has not experienced any delinquent mortgage loans and has not experienced any losses related to these guarantees. As of June 30, 2021 and September 30, 2020, our outstanding guarantees in respect of our customers' mortgage loans amounted to approximately $68 million. As of June 30, 2021 and September 30, 2020, the amount of security deposits provided for these guarantees was approximately $3.4 million and the Company believes that such reserves are sufficient.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is a Florida corporation. Section 607.0851(1) of the Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a corporation may indemnify an individual who is a party to a proceeding because the individual is or was a director or officer of the corporation against liability incurred in the proceeding if the director or officer acted in good faith, in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0851(3) of the FBCA provides that, in general, a corporation may not indemnify a director or an officer in connection with a proceeding by or in the right of the corporation except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, unless ordered to provide indemnification or advance expenses to such director or officer by a court, pursuant to Section 607.0854(1)(c) of the FCBA, if the court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or to advance expenses to the director or officer. If the director or officer was adjudged liable, pursuant to Section 607.0854(1)(c) of the FBCA, indemnification shall be limited to expenses incurred in connection with the proceeding. Section 607.0853(1) of the FCBA also permits the corporation, before final disposition of a proceeding, to advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is or was a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if the director or officer is not entitled to mandatory indemnification under the FCBA and it is ultimately determined under the FCBA that the director or officer has not met the relevant standard of conduct described in Section 607.0851 of the FCBA or the director or officer is not entitled to indemnification under Section 607.0859 of the FCBA. Section 607.0858(1) of the FCBA provides that the indemnification and advancement of expense provisions contained in the FCBA are not exclusive, and a corporation may, by a provision in its articles of incorporation, bylaws or any agreement, or by vote of shareholders or disinterested directors, or otherwise, obligate itself in advance of the act or omission giving rise to a proceeding to provide any other or further indemnification or advancement of expenses to any of its directors or officers. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, Section 607.0852 of the FBCA provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, Section 607.0859(1) of the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of the action so adjudicated and constitute: (i) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (iv) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation .

Section 607.0857 of the FCBA also provides that a corporation shall have the power to purchase and maintain insurance on behalf of and for the benefit of an individual who is or was a director or officer of the corporation, or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, manager, member, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise or entity, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under the FCBA.

Our bylaws provides that we shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent, and advance his or her related expenses, to the fullest extent permitted by Florida law. The Registrant has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

There was no recent sale of unregistered securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hanzhong City, Shaanxi Province, PRC, on October 12, 2021.

CHINA HGS REAL ESTATE INC.

By:	/s/ Xiaojun Zhu
Name:	Xiaojun Zhu
Title:	President, Chief Executive Officer, and Chairman of the Board of Directors

By:	/s/ Samuel Shen
Name:	Samuel Shen
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	President, Chief Executive Officer,	October 12, 2021
/s/ Xiaojun Zhu	and Chairman of the Board of Directors
Xiaojun Zhu	(Principal Executive Officer)

/s/ Samuel Shen	Chief Financial Officer	October 12, 2021
Samuel Shen	(Principal Financial and Accounting Officer)

/s/ Shenghui Luo	Director	October 12, 2021
Shenghui Luo

/s/ Christy Young Shue	Independent Director	October 12, 2021
Christy Young Shue

/s/ John Chen	Independent Director	October 12, 2021
John Chen

/s/ Yuankai Wen	Independent Director	October 12, 2021
Yuankai Wen

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Incorporation(1)
3.2	Articles of incorporation of the registrant as amended with the Secretary of State of Florida on October 8, 2009(2)
3.3	Bylaws(1)
5.1	Opinion of Loeb & Loeb LLP
10.1	Share Exchange Agreement by and between the Company, China HGS Investment, Inc., and Rising Pilot, Inc. dated August 21, 2009(3)
10.2	Entrusted Management Agreement, dated as of September 18, 2009, by and among the Company, Mr. Xiaojun Zhu and his management staff (English translation)(4)
10.3	Independent Director Agreement between China HGS Real Estate Inc. and Yuankai Wen(2)
10.4	Form of Indemnification Agreement(2)
10.5	Form of Nonstatutory Stock Option Agreement(5)
10.6	Residential Apartment Bulk Purchasing Agreement dated May 28, 2011 between Hanzhong Municipal Public Security Bureau and Shaanxi Guangsha Investment and Development Group Co., Ltd. (English translation)(6)
10.7	Residential Apartment Bulk Purchasing Agreement dated June 8, 2011 between Hanzhong Municipal Bureau of Justice and Shaanxi Guangsha Investment and Development Group Co., Ltd. (English translation)(7)
10.8	USD Shareholder Loan Agreement by and between the Company and Mr. Xiaojun Zhu dated July 28, 2011(English translation)(8)
10.9	Land Use Rights Transfer Agreement between Shaanxi Guangsha Investment and Development Group Co., Ltd. and Hanzhong Guangxia Real Estate Development Limited dated March 16, 2011 (English translation)(9)
10.10	Loan Agreement by and between Shaanxi Guangsha Investment and Development Group Co. and Mr. Xiaojun Zhu dated November 14, 2011 (English translation)(9)
10.11	Independent Director Agreement by and between China HGS Real Estate Inc. and John Chen, dated August 22, 2012(12)
10.12	Independent Director Agreement by and between China HGS Real Estate Inc. and Christy Young Shue, dated August 22, 2012(13)
10.13	Labor Contract by and between Shaanxi Guangsha Investment and Development Group Co., Ltd. and Wei (Samuel) Shen, dated May 28, 2012(14)
10.14	Form of Indemnification Agreement(15)
10.15	Loan Amendment Agreement by and between China HGS Real Estate Inc. and Mr. Xiaojun Zhu, dated July 19, 2013(16)
10.16	Loan Agreement by and between Shaanxi Guangxia Investment Development Group Co., Ltd. and China Construction Bank, dated August 23, 2013(17)

10.17	Loan Agreement between dated December 31, 2013 by and between Shaanxi Guangsha Investment and Development Group Co., Ltd and Mr. Xiaojun Zhu(18)
10.18	Form of Equity Acquisition Agreement by and between Shaanxi Tianhao Construction Engineer Co., Ltd and China HGS Real Estate Inc..(19)
10.19	Unofficial English Translation of Entrusted Management Agreement by and between China Agro Sciences Corp. and Mr. Xiaojun Zhu and his management team, Ltd, dated as of September 18, 2009. (20)
14	Code of Conduct(10)
21	List of subsidiaries of the Registrant(11)
99.1	Consent of Friedman LLP, an independent registered accounting firm.
99.2	Consent of Wei, Wei & Co., LLP, an independent registered accounting firm.
99.3	Consent of Loeb & Loeb (included in Exhibit 5.1)

(1) Incorporated herein by reference to the SB-2 Registration Statement filed on August 31, 2001.

(2) Incorporated by reference to Exhibit 3.2 to registrant’s quarterly report on Form 10-Q filed on August 16, 2010.

(3) Incorporated herein by reference to the current report on Form 8-K filed on August 21, 2009.

(4) Incorporated herein by reference to the current report on Form 8-K filed on September 18, 2009.

(5) Incorporated herein by reference to Exhibit 10.1 to the current report on Form 8-K filed on March 17, 2011.

(6) Incorporated herein by reference to Exhibit 10.1 to the current report on Form 8-K filed on June 3, 2011.

(7) Incorporated herein by reference to Exhibit 10.1 to the current report on Form 8-K filed on June 14, 2011.

(8) Incorporated herein by reference to registrant’s quarterly report on Form 10-Q filed August 15, 2011.

(9) Incorporated herein by reference to the current report on Form 8-K filed on December 23, 2011.

(10) Incorporated herein by reference to the current report on Form 8-K filed on January 22, 2010.

(11) Incorporated by reference to Exhibit 21 to registrant’s annual report on Form 10-K filed on December 29, 2010.

(12) Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed on August 22, 2012.

(13) Incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed on August 22, 2012.

(14) Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed on May 29, 2012.

(15) Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed on March 15, 2013.

(16) Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed on July 22, 2013.

(17) Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed on October 15, 2013.

(18) Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed on January 7, 2014.

(19) Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed on March 26, 2021.

(20) Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed on September 18, 2009.